Exhibit 10.01
LEASE AGREEMENT
          THIS LEASE AGREEMENT (the “Lease”) is made as of the 10th day of November, 2006 (the “Effective Date”), by and between BOCA 54 NORTH LLC, a Delaware limited liability company (the “Landlord”), and OFFICE DEPOT, INC., a Delaware corporation (the “Tenant”).
WITNESSETH:
1. GRANT; TERM.
     1.1 PROPERTY AND PREMISES; LANDLORD’S TITLE. In consideration of the mutual undertakings of the parties set forth in this Lease and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, subject to the terms and conditions of this Lease, for the term and at the rent hereinafter stated, the premises consisting of three (3), five (5) story office buildings containing approximately 208,000 Rentable Square Feet each (each, a “Building” and collectively, the “Buildings”), together with various special purpose facilities (such as an employee cafeteria and an auditorium but only if reflected in the final approved Base Building Plans, as hereinafter defined), together with the Base Building Systems (as hereinafter defined), grading, drainage, site work, parking and landscaped areas, restrooms, lobbies, equipment rooms, atriums, Building connectors, and related improvements to the foregoing, (collectively, the “Site Improvements”), which Buildings and Site Improvements consist of approximately 624,000 total Square Feet (which square footage of the Buildings is subject to adjustment as provided in the Construction Addendum (as hereinafter defined), and which is for information purposes only, and not to be used for calculation of Base Rent, all to be constructed by Landlord in accordance with the terms of the “Construction Addendum for Base Building,” “Shell Improvements” and “Leasehold Improvements” attached hereto and made a part hereof as Exhibit “A” (the “Construction Addendum”), on the real property consisting of approximately 28.75 acres located at the southeast corner of Military Trail and Clint Moore Road, Boca Raton, Florida, and legally described on Exhibit “B,” attached hereto and made a part hereof (the “Property”); together with the non-exclusive right to utilize the appurtenances, rights, privileges, and easements specifically pertaining thereto including without limitation those established pursuant to the Declaration, as hereinafter defined (collectively, the “Appurtenances”) (the Buildings, the Site Improvements, the Appurtenances, and the Property shall be collectively referred to herein as the “Premises”). The Premises are located in a multiple building, business and/or office park known as Arvida Park of Commerce (the “Park”).
     The terms “Gross Building Area,” “Rentable Square Feet” and “Rentable Square Foot,” and “Useable Square Feet” and “Useable Square Foot,” shall have the general and customary meaning given thereto in accordance with the “American National Standard” method of measuring floor area in single-tenant office buildings as promulgated by the Building Owners and Managers Association International (ANSI/BOMA Z65.1-1996), and, subject to the terms of the Construction Addendum, shall be determined by a certification signed by the Base Building

Architect (as defined in the Construction Addendum) upon Substantial Completion (as defined in the Construction Addendum). The calculation of area of the Premises is for information purposes only, and not to be used for calculation of Base Rent.
     Landlord represents and warrants that Landlord (i) has entered into a contract for the purchase of the Golf Course Parcel (as hereinafter defined), and (ii) is the fee owner of the remainder of the Premises, that it has good and marketable fee simple title thereto, and that same are free and clear of all leases, tenancies, agreements, encumbrances, liens or defects in title other than the title exceptions identified in Exhibit “F” hereto (the “Permitted Exceptions”). Landlord agrees that it will furnish to Tenant, without cost, a leasehold title insurance commitment issued by Chicago Title Insurance Company evidencing that Landlord’s title is in accordance with the foregoing, together with a copy of each requirement and exception shown therein, and a copy of Landlord’s existing survey (if Landlord updates its survey, Landlord will provide a copy of the update to Tenant, and Landlord will cause the updated survey to be certified to Tenant and a title insurance company and agent therefor as requested by Tenant). Tenant shall pay the premium and all other costs incurred in connection with the title insurance policy issued pursuant to such commitment, provided, however, that Tenant shall have the right to take advantage of any “simultaneous issue” rate which may be available in connection with the issuance of any title policies being issued to Landlord’s construction lender and to Landlord (provided that Tenant acknowledges that a simultaneous issue policy for Tenant’s leasehold cannot be issued for a de minimus amount). Landlord shall provide (x) an affidavit reasonably requested by the Tenant’s title company covering (i) Landlord’s possession of the Property, and (ii) the absence of unrecorded easements affecting the Property, and (iii) the absence of construction liens affecting the Property (other than relating to a Notice of Commencement recorded subsequent to Tenant’s Memorandum of Lease and Landlord’s construction financing, if any), and (y) documentation reasonably requested by the Tenant’s title company regarding Landlord’s formation and authority.
     1.2 NO COMMON AREAS. There are no common areas being shared with other occupants on the Premises, it being acknowledged and agreed that, subject to Tenant’s non-exclusive rights to the Appurtenances, Tenant has the exclusive right to use, occupy, and enjoy the Premises during the Term and any renewal or extension thereof. However, the square footage of such areas such as atriums and Building connectors are included in the determination of Rentable Square Feet for purposes of this Lease as specifically provided in this Lease.
     1.3 LEASE TERM. The term of this Lease (the “Term”) shall commence on the date that Landlord achieves Substantial Completion of the Base Building Work and Substantial Completion of the Leasehold Improvement Work (as such terms are defined in the Construction Addendum) (the “Term Commencement Date”), and shall continue for a period of one hundred eighty (180) calendar months following the Base Rent Commencement Date (as hereinafter defined), plus any partial days in the month in which the Base Rent Commencement Date falls (if not on the first of the month), so that the expiration date of the Term will be the last day of a month. Notwithstanding the foregoing, Tenant shall have no right to possession of the Premises until Tenant has provided Landlord with a certificate of insurance evidencing the insurance coverages that Tenant is obligated to maintain pursuant to this Lease. Landlord and Tenant shall execute a Memorandum of Lease Commencement substantially in form and substance as Exhibit “C,” attached hereto and made a part hereof establishing the Term Commencement Date and the Base Rent Commencement Date as soon as such dates have been determined in accordance with this Lease. The period of time from the first (1st) day of the first (1st) full month after the month in which the Term Commencement Date occurs (or the Term Commencement Date itself, if it occurs on the first day of the month) to the last day of the twelfth (12th) calendar month thereafter, and each successive twelve (12) month period thereafter, is referred to herein as a “Lease Year.”
2. RENT AND OTHER CHARGES.
     2.1 BASE RENT. For purposes of this Lease, the “Base Rent Commencement Date” shall mean the later of (a) forty-five (45) days following Substantial Completion of the Leasehold Improvement Work for the North Building (as defined in the Construction Addendum), and (b) November 1, 2008; provided that Substantial Completion of the Leasehold Improvement Work has been achieved. Commencing on the Base Rent Commencement Date, Tenant hereby covenants and agrees to pay “Base Rent” in accordance with the Base Rent schedule set forth in Exhibit “D,” attached hereto and made a part hereof. Base Rent shall be paid without demand, set off or deduction, except as otherwise expressly set forth in this Lease, to Landlord at the address set forth in this Lease or such other address as Landlord directs in writing, and shall be paid in advance in equal monthly installments on the first day of each month in lawful United States currency, together with any and all rental, sales or use taxes levied by any governmental body having authority upon the use or occupancy of the Premises and any rent or other charges payable hereunder. If the Base Rent Commencement Date should be a date other than the first day of a calendar month, the monthly rental applicable to the first full calendar month will also apply to the initial partial calendar month and will be prorated to the end of the partial calendar month. As provided in, and subject to the terms of, the Construction Addendum, if any Tenant Delay delays Substantial Completion of the Leasehold Improvement Work, then Substantial Completion of the Leasehold Improvement Work shall be deemed to be the date that Substantial Completion of the Leasehold Improvement Work would have been achieved, but for such Tenant Delay, as reasonably determined by Landlord.
     2.2 LATE CHARGES. If any Base Rent or other payment due under this Lease is not received by Landlord within ten (10) days after written notice to Tenant of its failure to make such payment (provided, however that Landlord shall not be obligated to provide such written notice to Tenant more than two (2) times in any twelve (12) month period), Tenant shall pay, in addition to such payment a late charge equal to five (5%) percent of the payment which is past due. If any payment due from Tenant shall remain overdue for more than thirty (30) days after written notice to Tenant of its failure to make such payment (provided, however that Landlord shall not be obligated to provide such written notice to Tenant more than two (2) times in any twelve (12) month period), interest shall accrue daily on the past due amount from the date such amount was due until paid or judgment is entered at a rate equivalent to the lesser of (a) the then “prime rate” as published in The Wall Street Journal plus five (5%) percent per annum or (b) the highest rate permitted by law (not to exceed 18% per annum) (such rate being herein called the “Default Interest Rate”). Interest on the past due amount shall be in addition to and not in lieu of the late charge or any other remedy available to Landlord. The foregoing shall not be deemed to be a waiver of any statutory notice requirements imposed upon Landlord in order to commence any eviction proceedings under Florida Statutes.

     2.3 ADDITIONAL RENT. All charges payable by Tenant to Landlord under the terms of this Lease other than Base Rent shall be deemed to be “Additional Rent” hereunder. Unless this Lease provides otherwise, all Additional Rent shall be paid with the next monthly installment of Base Rent together with all applicable sales or use taxes. The term “Rent” shall mean Base Rent and Additional Rent.
     2.4 TAXES.
     2.4.1 Personal Property Taxes. Commencing upon the Base Rent Commencement Date, Tenant shall pay, as and when due, all taxes attributable to the personal property, trade fixtures, business, occupancy, or sales of Tenant or any other occupant of the Premises and to the use thereof by Tenant or such other occupant.
     2.4.2 Real Estate Taxes. Commencing upon the Base Rent Commencement Date, Tenant shall pay, as and when due, all real estate taxes, personal property taxes and other ad valorem and non ad valorem taxes, and any other levies, charges, local improvement rates, impositions and assessments whatsoever assessed or charged against the Premises, the equipment and improvements therein contained, and including any amounts assessed or charged in substitution for or in lieu of any such taxes (collectively, “Real Estate Taxes”), levied or assessed against the Premises by any lawful authority for each calendar year or portion thereof during the period between the Base Rent Commencement Date and the expiration of the Term. Landlord shall request the tax assessor to send all bill(s) and any trim notice (i.e., notice of the assessed value of the Property of which the Premises is a part) for Real Estate Taxes directly to Tenant and Tenant agrees to be responsible to pay the Real Estate Taxes directly to the taxing authorities prior to any delinquency. If any Real Estate Taxes may at the option of the taxpayer be paid in installments (whether or not interest shall accrue on the unpaid balance of such Real Estate Taxes), Tenant shall be required to pay only such installments as shall become due during the Term of this Lease. In the event that the tax bill(s) and/or trim notice are not sent by the taxing authorities directly to Tenant, Landlord shall provide Tenant with all such tax bill(s) and/or trim notice promptly upon Landlord’s receipt thereof. Any rebates, refunds, or abatements of Real Estate Taxes received by Landlord subsequent to payment of Real Estate Taxes by Tenant shall be refunded to Tenant within thirty (30) days of receipt thereof by Landlord ((less, if Landlord contested such Real Estate Taxes at Tenant’s request, Landlord’s reasonable costs and expenses of procuring such rebate, refund, or abatement). Tenant shall provide Landlord with paid tax receipts or, if not available, other proof of payment reasonably acceptable to Landlord, on or before ten (10) business days before the date that the Real Estate Taxes would be deemed to be delinquent (i.e., the date that penalties would start to accrue). If Tenant does not pay Real Estate Taxes and provide proof of payment by the aforesaid date, Landlord, upon two (2) business days’ written notice, shall have the right to pay the Real Estate Taxes and Tenant shall reimburse Landlord within thirty (30) days of receipt of demand for payment by Landlord, with interest at the Default Interest Rate. Said Real Estate Taxes are to be prorated for any partial Lease Year occurring at the beginning or end of the Term during the period in which the taxing authority assesses Real Estate Taxes.
     2.4.3 Contesting Taxes. If Tenant desires, as determined by Tenant in its reasonable business judgment, to contest the validity or amount of any tax, assessment, levy, or other governmental charge agreed to in this Lease to be paid by Tenant, Tenant shall be permitted to do so, upon posting of adequate security or the payment of amounts, all as may be required by Applicable Laws (as defined in Section 3.2 hereof), to prevent loss of title to the Premises or the imposition of penalties on Landlord or the Premises and after giving Landlord prior written notice of Tenant’s intent to contest the taxes for the applicable year. So long as Tenant complies with the foregoing, Landlord shall cooperate with Tenant (at no expense to Landlord) and execute any document which may be reasonably necessary for any such contest proceeding. Nothing herein shall be deemed to limit Landlord’s right (at Landlord’s sole cost and expense) to contest any tax, assessment, levy or government charge imposed against the Premises, which right, with respect to ad valorem real property taxes, shall be exercised by Landlord in its reasonable business judgment after giving Tenant prior written notice of Landlord’s intent to contest the taxes and, further provided, that any contest by Landlord does not unreasonably interfere with any contest by Tenant. The foregoing restriction on Tenant’s ability to contest the validity or amount of any tax, assessment, levy, or other governmental charge agreed to in this Lease to be paid by Tenant shall only be deemed to apply to Real Estate Taxes and shall not be deemed to apply to any personal property taxes, which are payable by Tenant on its personalty in the Premises. Tenant shall be entitled to any refund of any Real Estate Taxes or other charges or penalties or interest thereon which have been paid by Tenant (less, if Landlord contested such taxes at Tenant’s request, Landlord’s reasonable costs and expenses of procuring such refund).
     2.4.4 Receipts. Upon written request of Landlord, during the Term of this Lease, Tenant shall obtain and deliver to Landlord paid receipts for all taxes, assessments, and other items required under this Lease to be paid by Tenant.
     2.4.5 Exclusions. Real Estate Taxes shall not include any franchise, estate, and income taxes imposed upon Landlord.
     2.4.6 Separate Parcel. If the Premises are not currently taxed by the applicable governmental authorities as one or more parcels separate from the other parcel(s) included in Landlord’s tax bills, then Landlord, at its sole cost and expense, shall apply for and diligently follow such procedures as are necessary to have the Premises taxed by the applicable governmental authorities as one or more parcels separate from the other parcel(s) included in Landlord’s tax bills, so that Tenant will be in a position to pay and/or contest Real Estate Taxes on its own, subject to the terms of this Section. When the Premises are taxed or assessed as one or more separate parcels, Landlord shall direct the tax authority to send the tax bills (and any trim notices) for the Premises directly to Tenant’s address during the Term hereof. If the Premises is taxed or assessed together with other land owned by Landlord, then, for any parcel which includes the Premises and other land owned by Landlord: (a) Tenant’s share of Real Estate Taxes shall be determined by multiplying such taxes or assessments in the entire tax bill by a fraction, the numerator of which is the total value of the portion of the Premises included in the tax bill and the denominator of which is the total value of all property included in the tax bill, and Landlord shall provide such determination to Tenant in writing, together with a copy of the applicable tax bill, no later than thirty (30) days prior to the due date of such Real Estate Taxes for the applicable year; and (b) Landlord agrees to give Tenant a copy of any trim notice (i.e., notice of the assessed value of the real property of which the Premises is a part) within ten (10) business days after Landlord’s receipt thereof.

     2.5 ELECTRICITY. Commencing upon Substantial Completion of the Base Building Work (as defined in the Construction Addendum), Tenant shall pay for all costs and fees incurred in connection with the provision and use of electricity at the Premises, including, without limitation, the parking areas therefor, as separately metered in Tenant’s name.
     2.6 OPERATING EXPENSES.
     2.6.1 Tenant’s Responsibility. Subject to the terms of Section 7, commencing upon the Term Commencement Date, Tenant shall be solely responsible, at Tenant’s sole cost and expense, for the maintenance, operation, repair, replacement (regardless of whether such replacement is required under any Applicable Law that was not in effect or not applicable to the Premises on the Term Commencement Date), and administration of the Premises, including, without limitation: (i) maintenance of HVAC, electrical, mechanical, plumbing, fire, life safety and elevator systems serving the Buildings (collectively, the “Building Systems”); (ii) water, sewer, gas, and other utility charges (including electricity charges, as provided above) for the Premises, all of which shall be separately metered in Tenant’s name; (iii) landscaping, tree trimming, and pest control for the Premises, and (iv) window washing, janitorial services (to be provided in the manner that such services are customarily furnished in comparable office buildings in the area), rest room supplies and other maintenance expenses in connection with the Premises (collectively, the “Tenant Operating Expenses”).
     2.6.2 Landlord Operating Expenses. In addition, commencing on the Base Rent Commencement Date, Tenant shall be responsible to reimburse and/or pay Landlord for the following expenses: (i) insurance that Landlord is obligated or permitted to obtain under this Lease and any deductible amount applicable to any claim made by Landlord under such insurance (“Insurance Expenses”), and (ii) the dues and assessments due under the Declaration (as hereinafter defined) with respect to the Premises (“Assessment Expenses”) (collectively, the “Landlord Operating Expenses”).
     2.6.3 Payment of Landlord Operating Expenses. In addition to the payment of Base Rent, commencing on the Base Rent Commencement Date, Tenant shall pay one hundred percent (100%) of the Landlord Operating Expenses to Landlord. On or before March 31 of each calendar year, Landlord shall provide a good faith estimate of Landlord Operating Expenses for that calendar year (the “Estimate Statement”). Tenant shall remit monthly one-twelfth (1/12th) of the amount set forth in the Estimate Statement (the “Estimated Payment”) as Additional Rent together with its payments of Base Rent; provided that Landlord may invoice Tenant retroactively for the months of January through the month of issuance of the Estimate Statement. On or before March 31st of each calendar year, Landlord shall send a statement to Tenant detailing all actual Landlord Operating Expenses for the prior calendar year (the “Landlord Operating Expense Statement”). If the Landlord Operating Expense Statement indicates that the total Estimated Payments made by Tenant during the preceding year exceeded the actual Landlord Operating Expenses for such year, then, at Landlord’s option (except upon the expiration of the Term, whereupon a refund shall automatically be given, if applicable), Tenant shall be given either: (i) a credit against its next due Estimated Payment, or (ii) a refund, in the amount of the difference between the Estimated Payments made in the preceding year and the actual Landlord Operating Expenses for such year (which shall be paid to Tenant within thirty (30) days of issuance of the applicable Landlord Operating Expense Statement or the end of the Term, whichever occurs sooner). If the Landlord Operating Expense Statement indicates that the actual Landlord Operating Expenses exceeded the Estimated Payments, then Tenant shall remit the difference to Landlord as Additional Rent within thirty (30) days after Tenant’s receipt of the applicable Landlord Operating Expense Statement. Landlord’s failure to provide a statement shall not prejudice Landlord’s right to collect a shortfall or Tenant’s right to receive a credit or refund for over payments. However, if Landlord fails to provide a Landlord Operating Expense Statement (or corrected Landlord Operating Expense Statement if the initial statement was incorrect) within twenty-four (24) months after the end of the year for which Estimated Payments were made, Landlord shall be deemed to have waived its right to collect a shortfall for that year. Any obligation of Landlord or Tenant to remit any overpayment or underpayment pursuant to this Section shall survive the expiration of the Term or earlier termination of this Lease. Each payment of Landlord Operating Expenses shall include applicable sales and use taxes.
     2.6.4 Audit. During the Term or any extension thereof, but not more than one (1) time per year, Tenant shall have the right to cause Landlord’s books and records with respect to Landlord Operating Expenses to be audited by a reputable independent certified public accountant or a reputable lease auditing firm of Tenant’s choosing; provided that: (i) Tenant shall notify Landlord, in writing, that it has elected to perform such audit within one hundred eighty (180) days after Tenant’s receipt of the applicable Landlord Operating Expense Statement for the year to be audited (the “Election Notice”); (ii) such audit shall commence within ninety (90) days after Tenant sends the Election Notice; (iii) such audit shall be completed within sixty (60) days after the same is commenced; and (iv) Tenant shall have a reasonable period of time to object to a Landlord Operating Expense Statement based upon the results of such audit (which shall in no event exceed sixty (60) days after the completion of such audit). Tenant hereby agrees to keep the results of any such audit(s) confidential (except for disclosures required by law) and any agreement that Tenant enters into with an outside accounting firm shall provide that such firm shall also keep such results confidential (except for disclosures required by law). Landlord shall cause such books and records to be made available for such inspection during normal business hours at Landlord’s option at a location selected by Landlord in Palm Beach County, Florida, upon no less than ten (10) business days’ prior written notification by Tenant to Landlord. Such audit shall be done in accordance with generally accepted auditing principles, consistently applied and Tenant shall provide Landlord a complete copy of such audit results at the conclusion thereof. If, at the conclusion of such audit, Tenant’s audit of such expenses for the preceding year indicates that Tenant made an overpayment to Landlord for such preceding year, Landlord shall remit the amount of such overpayment to Tenant within thirty (30) days after receipt of notice from Tenant of the amount of such overpayment; if such audit indicates that Tenant made an underpayment for such preceding year, Tenant shall remit the difference to Landlord as Additional Rent within thirty (30) days of the conclusion of such audit. Should Landlord disagree with the results of Tenant’s audit, Landlord and Tenant shall refer the matter to a mutually acceptable independent certified public accountant, who shall be hired on a non-contingent fee basis and shall work in good faith with Landlord and Tenant to resolve the discrepancy. The fees and costs of such independent accountant to which such dispute is referred shall be borne by the unsuccessful party and shall be shared pro rata to the extent each party is unsuccessful as determined by such independent certified public account, whose decision shall be final and binding. Landlord shall pay the cost of Tenant’s audit if the total amount of Landlord Operating Expenses used for the calculation of pass-throughs for the year in question exceeded five (5%) percent of the total amount of Landlord Operating Expenses that should properly have been used.
3. USE OF PROPERTY.
     3.1 PERMITTED USE. Tenant may use the Premises only for the following Permitted Use: general office and business use, which includes, but is not limited to, corporate headquarter facilities and uses ancillary and related thereto, the supporting use of conference and computer facilities, employee kitchen and related non-commercial facilities which provide incidental services to employees only (e.g., day care facilities, gym facilities, convenience store, banking facilities, and dry cleaning service (drop-off and pick-up only, with no on-site dry cleaning), all for employees only) (the “Permitted Use”). Tenant shall not allow smoking of any kind inside the Buildings; it being understood and agreed that each of the Buildings shall be designated as a “non-smoking facility.” In addition, Tenant shall not permit any activity which would exceed the floor and/or elevator load capacity or which would otherwise damage the Building Systems or structural components of a Building. Landlord represents and warrants to Tenant that on the Term Commencement Date of this Lease, the Premises (including, without limitation, the “Golf Course Parcel”, as described in Exhibit “B”) and the Permitted Use thereof by Tenant will not be prohibited by the Certificate of Occupancy issued for the Buildings, and that Landlord will take no action so as to cause Tenant’s Permitted Use of the Premises to violate in any material respect any restrictions imposed upon the Premises by deed, the Declaration (as defined below), or otherwise. These representations and warranties of Landlord shall survive Tenant’s acceptance of the Premises.
     3.2 COMPLIANCE WITH LAWS. During the Term, subject to Tenant’s compliance at all times with the provisions of Section 4.2 hereof, Tenant shall be solely responsible for making any structural modifications to the Premises or alterations to the Building Systems as may be required pursuant to any federal, state or local laws, ordinances, building codes, and rules and regulations of governmental entities or quasi-governmental entities having jurisdiction over the Premises, including but not limited to the Board of Fire Underwriters, the South Florida Water Management District, and the Americans with Disabilities Act (the “ADA”) and all regulations and orders promulgated pursuant to the ADA as currently enacted or modified from time to time or enacted after the Effective Date (collectively, “Applicable Laws”); provided, however, that Landlord warrants that it shall be solely responsible, at Landlord’s sole cost and expense, for promptly making any modifications to the Premises or alterations to the Building Systems or other repairs required as a result of Landlord’s failure to comply with Applicable Laws in connection with Landlord’s obligations under the Construction Addendum as of the date of the Term Commencement Date. In addition, Tenant shall comply with all Applicable Laws relating to its use and occupancy of the Premises, and shall promptly comply with all governmental orders and directives for the correction, prevention, and abatement of nuisances in, upon, or connected with the Premises, all at Tenant’s sole expense. Except as specifically provided in this Lease, Tenant will procure at its own expense all permits and licenses required for the transaction of its business in the Premises. Nothing contained in this Section is deemed to amend or modify Landlord’s warranty of construction as set forth in the Construction Addendum.
          If Tenant fails to perform its obligations under this Section within thirty (30) days after receipt of written notice thereof from Landlord, then in addition to any other rights and remedies Landlord may have under Section 8.2 hereof, Landlord shall have the right, but not the obligation, to perform the same, whereupon any and all of Landlord’s costs and expenses incurred in connection therewith shall be promptly reimbursed by Tenant within thirty (30) days after written demand by Landlord, together with reasonable written supporting documentation therefor. Notwithstanding the foregoing, if the performance of such obligation by Tenant would reasonably require more than thirty (30) days to complete, Tenant shall have a reasonable time to perform in order to cure such default (subject to extension for Force Majeure) provided Tenant commences to cure within such thirty (30) day period and thereafter diligently prosecutes such cure to completion.
     3.3 HAZARDOUS MATERIALS.
     (a) Throughout the Term, Landlord and Tenant will prevent the presence, use, generation, release, discharge, storage, disposal, or transportation of any Hazardous Materials (as herein defined) on, under, in, above, to, or from the Premises by such party or its respective agents, employees, or contractors except that Hazardous Materials may be used in the Premises as necessary for the customary maintenance or customary use of the Premises (and in Tenant’s case, except as are normally used in connection with the Permitted Use) provided that same are used, stored, and disposed of in compliance with any Applicable Laws pertaining to protection of the environment, public health and safety, air emissions, water discharges, hazardous or toxic substances, solid or hazardous wastes or occupational health and safety, and common law pertaining to the foregoing (collectively, the “Environmental Laws”). For purposes of this provision, the term “Hazardous Materials” will mean and refer to any unlawful levels of wastes, materials, or other substances of any kind or character that are or become regulated as hazardous or toxic waste or substances, or which require special handling or treatment, under any Environmental Laws.
     (b) If Tenant’s activities at the Premises or Tenant’s use of the Premises (i) results in a release of Hazardous Materials by Tenant or its agents, employees, or contractors that is not in compliance with Environmental Laws or permits issued thereunder; (ii) gives rise to any claim or requires a response under Environmental Laws or permits issued thereunder; or (iii) causes the presence at the Premises of Hazardous Materials in levels that violate Environmental Laws or permits issued thereunder, then Tenant shall, at its sole cost and expense: (x) immediately provide verbal notice thereof to Landlord as well as notice to Landlord in the manner required by this Lease, which notice shall identify the Hazardous Materials involved and the emergency procedures taken or to be taken; and (y) promptly take all action in response to such situation required by Applicable Laws, provided that Tenant shall first obtain Landlord’s approval of the non-emergency remediation plan to be undertaken (which approval shall not be unreasonably withheld, conditioned, or delayed).
     (c) Tenant shall at all times indemnify and hold harmless Landlord against and from any and all claims, suits, actions, debts, damages, costs, losses, obligations, judgments, charges and expenses (including reasonable attorneys’ fees) of any nature whatsoever suffered or incurred by Landlord to the extent they were caused by the following activities of Tenant on the Premises during the Term of this Lease and arise from events or conditions which came into existence after the Term Commencement Date: (i) any release, threatened release, or disposal of any Hazardous Materials at the Premises by Tenant or its employees, officers, agents, licensees, invitees, assignees, subtenants, contractors, or subcontractors, or (ii) the violation of any Environmental Laws at the Premises by Tenant or its employees, officers, agents, licensees, invitees, assignees, subtenants, contractors, or subcontractors.
     (d) Tenant acknowledges that it has received and reviewed that certain Phase I and Limited Phase II Environmental Site Assessment of 10 Vacant Arvida Park of Commerce Parcels, dated November 2, 2004 (Revised) and prepared by Camp Dresser & McKee Inc. (the “Environmental Report”). Landlord warrants and represents that, as of the Effective Date, to the actual knowledge of Harry St. Clair and Jose Hevia, and except as otherwise specified in the Environmental Report, no use, storage, treatment, transportation, release, leak, discharge, spill, disposal or emission of Hazardous Materials has occurred in, on or about the Premises (excepting the Golf Course Parcel), and that the Premises (excepting the Golf Course Parcel) are free of Hazardous Materials and in compliance with all Environmental Laws as of the Effective Date, except as otherwise specified in the Environmental Report.
     (e) Tenant acknowledges that it has received and reviewed that certain Phase I Environmental Site Assessment and Phase II ESA of the Golf Course Maintenance Area, dated April 2006 and prepared by Camp Dresser & McKee Inc. in connection with the Golf Course Parcel, together with that certain Proposal for Site Assessment Report, dated June 14, 2006 and prepared by Camp Dresser & McKee Inc. in connection with the Golf Course Parcel (collectively, the “Golf Course Parcel Environmental Report”). Landlord warrants and represents that, as of the Effective Date, except as otherwise specified in the Golf Course Parcel Environmental Report, Harry St. Clair and Jose Hevia have no actual knowledge of (i) any use, storage, treatment, transportation, release, leak, discharge, spill, disposal or emission of Hazardous Materials in, on or about or from the Golf Course Parcel; (ii) the presence of any Hazardous Materials in, on or about or from the Golf Course Parcel, or (iii) the violation of any Environmental Laws in, on or about or from the Golf Course Parcel.
     (f) As necessary to comply with Applicable Laws in connection with Landlord’s obligations under the Construction Addendum as of the date of the Term Commencement Date, Landlord will be responsible, at its expense, to comply with all reporting obligations applicable to the environmental condition of the Premises (including the Golf Course Parcel), and to perform any environmental investigation, remediation or monitoring required to be performed in connection with the Premises (including the Golf Course Parcel). Any investigation, remediation or monitoring required to be undertaken by the Landlord shall be undertaken within the time period required by Environmental Laws and in a manner so as not to unreasonably interfere with Tenant’s use and occupancy of the Premises. Landlord shall indemnify and hold harmless Tenant against and from any and all claims, suits, actions, debts, damages, costs, losses, obligations, judgments, charges, fines, penalties and expenses (including reasonable attorneys’ fees) of any nature whatsoever suffered or incurred by Tenant to the extent resulting from the failure of Landlord to complete any investigation, remediation or monitoring required to bring the Premises into compliance with all applicable Environmental Laws or any permits issued under the Environmental Laws, except, in each case, for any loss or damage actually caused by the negligence or willful misconduct of Tenant or its agents, employees, or contractors.
     (g) Landlord shall at all times indemnify and hold harmless Tenant against and from any and all claims, suits, actions, debts, damages, costs, losses, obligations, judgments, charges,

fines, penalties and expenses (including reasonable attorneys’ fees) of any nature whatsoever suffered or incurred by Tenant to the extent they were caused by the following activities of Landlord: (i) any release, threatened release, or disposal of any Hazardous Materials by Landlord or its agents, employees, licensees, assignees, contractors or subcontractors or (ii) the violation of any Environmental Laws or any permits issued under the Environmental Laws by Landlord or its agents, employees, licensees, assignees, contractors or subcontractors, except, in each case, for any loss or damage actually caused by the negligence or willful misconduct of Tenant or its agents, employees, or contractors.
     (h) The indemnification provisions of this Section shall survive the expiration of the Term or earlier termination of this Lease.
     3.4 SIGNS. Tenant shall have the exclusive right to place signage on or in any interior or exterior portion of each Building or the Property (which shall include, without limitation, the right to install monument signs on the Property at the entrance(s) of the Premises as may be permitted by Applicable Laws and with the requirements of the Declaration); provided that: (a) Tenant shall comply with all Applicable Laws and with the requirements of the Declaration; and (b) with respect to any exterior signage or any signage within the interior of the Building which is visible from the exterior of the Building, Tenant shall obtain the prior written consent of Landlord, which shall not be unreasonably withheld, delayed, or conditioned; provided, further, however, that so long as Tenant’s signage complies with subparagraph (a), Landlord’s consent is not required for any signage that reflects solely Tenant’s name and/or logo. Any and all such approved signs shall be installed and shall be maintained by Tenant, in good order, condition, and repair, at Tenant’s sole cost and expense, and shall be at all times consistent with Applicable Laws and any sign criteria established pursuant to the Declaration. Tenant shall be responsible to Landlord for the installation, use, or maintenance of said signs and any damage caused thereby. Tenant agrees to remove all of its signs prior to the expiration date or earlier termination of this Lease, and upon such removal to repair all damage incident to such removal, reasonable wear and tear and damage by casualty and condemnation excepted. In connection with Landlord’s approval of signage to the extent required above, Landlord shall respond to a request by Tenant within ten (10) business days after receipt of Tenant’s written request for consent. If Landlord fails to respond to Tenant’s initial written request, then Tenant shall provide Landlord a written reminder notice with respect thereto. If Landlord fails to respond within two (2) business days after receipt of such reminder notice, then Landlord’s consent shall be deemed to be granted.
     3.5 LANDLORD’S ACCESS. Landlord shall be entitled at all reasonable times, after prior reasonable notice to Tenant and subject to Tenant’s reasonable security procedures, to enter the Premises to examine them and to make such repairs, alterations, or improvements thereto as are expressly required under this Lease. Landlord shall exercise its rights under this Section, to the extent possible in the circumstances, in such manner so as to minimize interference with Tenant’s use and enjoyment of the Premises. In addition, Landlord and its agents have the right to enter the Premises at all reasonable times and upon prior written notice to show the Premises to prospective purchasers, lenders, or anyone having a prospective interest in the Premises, and, during the last twelve (12) months of the Term or any renewal thereof, to show them to prospective tenants. Within ten (10) days after Landlord’s written request, Tenant shall provide the name of Tenant’s contact person for Landlord to provide notice to and to coordinate the showings permitted herein. Landlord will have the right at all times to enter the Premises without advance notice in the event of an emergency affecting the Premises. Tenant shall have the right to have a representative of Tenant accompany Landlord with respect to any entry onto the Premises, and in any event during any entry onto the Premises Landlord shall: (i) comply with Tenant’s reasonable security procedures, including, without limitation, that there may be safes, vaults, and/or certain secured areas within the Premises that may not be accessed by Landlord except in the event of an emergency posing an imminent danger to persons or property, and (ii) minimize any interference with the conduct of Tenant’s business, prevent breaches in security and avoid damages to the Premises or the equipment, fixtures, or personal property of Tenant.
     3.6 QUIET POSSESSION. As long as Tenant is not in default of the terms and conditions of this Lease beyond any applicable cure or grace period, Tenant shall be entitled to peaceful and quiet enjoyment of the Premises for the full Term without interruption or interference by Landlord or any person claiming through or under Landlord.
     3.7 COVENANTS AND RESTRICTIONS. Tenant hereby acknowledges and agrees that the Premises, and Tenant’s occupancy thereof, is subject to that certain Declaration of Covenants and Restrictions recorded in Official Records Book 2873, Page 745 of the Public Records of Palm Beach County, Florida (the “Declaration”), as the same has been and may be amended from time to time, provided, however, that Landlord shall not agree to amend the Declaration or record any other restrictions, agreements, or instruments in a manner which would materially and adversely affect Tenant’s use and occupancy of the Premises under this Lease. In connection with Landlord’s construction pursuant to the Construction Addendum, Landlord, at its expense, is responsible to obtain any approvals as may be required pursuant to the Declaration.
     3.8 PARKING. During the Term, Tenant shall have an exclusive right to use all of the parking spaces associated with the Premises. All motor vehicles (including all contents thereof) shall be parked in such spaces at the sole risk of Tenant, its employees, agents, invitees, and licensees, it being expressly agreed and understood that Landlord has no duty to insure any of said motor vehicles (including the contents thereof), and that Landlord is not responsible for the protection and security of such vehicles, or the contents thereof (without limiting the generality of the foregoing, it being understood that this shall not be deemed to relieve Landlord of any liability for any damage actually caused by the negligence or willful misconduct of Landlord or its agents, employees, or contractors, except if covered by Tenant’s insurance).
4. LEASEHOLD IMPROVEMENTS AND TENANT ALTERATIONS.
     4.1 LEASEHOLD IMPROVEMENTS. The Leasehold Improvements (as defined in the Construction Addendum) are to be constructed by Landlord pursuant to the terms and provisions of the Construction Addendum. The Leasehold Improvements shall be owned by Tenant and shall become the property of Landlord at the end of the Term (as may be extended) to the extent such Leasehold Improvements then exist.

     4.2 TENANT ALTERATIONS.
     (a) Except for the Leasehold Improvements constructed in accordance with the Construction Addendum, Tenant will not make or allow to be made any: (i) structural alterations in or to the Premises without Tenant first obtaining the written consent of Landlord, which consent may be granted or withheld in the Landlord’s sole and absolute discretion (provided that if Landlord withholds its consent to any alterations required by Applicable Laws, Tenant shall not be deemed to be in breach of its obligations under Section 3.2 hereof); or (ii) any other alterations to the Premises (i.e., other than those listed in clause (i) above), including, without limitation, alterations to the Building Systems, without Tenant first obtaining the written consent of Landlord, which consent shall not be unreasonably withheld, conditioned, or delayed (provided, however, that Landlord’s consent shall not be required for interior, nonstructural alterations which do not affect the Building Systems and which cost less than $250,000.00 per Building to perform each alteration project, but Tenant shall notify Landlord of any such interior, nonstructural alterations). For alterations that require Landlord’s consent, Landlord shall have ten (10) business days within which to review any submission by Tenant to Landlord of the plans and specifications therefor. If Landlord fails to respond within such period, then Tenant shall notify Landlord in writing of its failure, and if Landlord fails to respond to Tenant within two (2) business days after Landlord’s receipt of such notice, then Landlord’s consent will be deemed to be granted. All Tenant alterations (structural, and/or Building Systems and/or exterior and/or interior, nonstructural alterations) will be accomplished in a good and workmanlike manner, at Tenant’s sole expense, lien-free, in conformity with all Applicable Laws, and by licensed contractor(s) carrying the insurance required by this Lease (with certificates of insurance delivered to Landlord upon written request during the course of the work; and if request is made for insurance certificates following the end of the work, then such insurance certificates will be delivered to the extent in Tenant’s possession). In addition to the foregoing, with respect to any alterations to be performed by Tenant requiring Landlord’s consent: (x) all such Tenant alterations will be made in accordance with plans and specifications approved in advance by Landlord, such approval of plans and specifications to be granted or deemed granted as aforesaid in this Section; and (y) by a general contractor approved by Landlord in accordance with subsection (b), below; and (z) upon completion of any such work, Tenant shall provide Landlord with “as built” plans, copies of all construction contracts directly between Tenant and such contractor(s), and proof of payment for all labor and materials. Any Tenant alterations to the Premises made by or installed by either party hereto will remain upon and be surrendered with the Premises and become the property of Landlord upon the expiration or earlier termination of this Lease without credit to Tenant; provided, however, Landlord, at its option, may require Tenant to remove any additions and/or alterations in order to restore the Premises to the condition existing at the time Landlord completed the Leasehold Improvements (reasonable wear and tear and tear and damage by casualty and condemnation excepted), with all costs of removal, repair, restoration, or alterations to be borne by Tenant, except for Leasehold Improvements (which Tenant shall have no obligation to remove) or if at the time of granting Landlord’s consent to such alterations, Landlord specifically acknowledged in writing that Tenant would not be responsible for removing such alterations. This clause will not apply to moveable equipment, furniture, or moveable trade fixtures owned by Tenant, which shall be removed by Tenant at the end of the Term.

     (b) Without limiting the general requirements as to Tenant’s contractors as set forth in subsection (a), above, with respect to Tenant alterations requiring Landlord’s consent, Landlord shall have the right to approve Tenant’s general contractor, and subcontractors relating to alterations affecting the structure and/or Building Systems, which approval shall not be unreasonably withheld, conditioned, or delayed; provided however that Landlord may disapprove Tenant’s general contractor or applicable subcontractors only if Landlord has reason to believe that such general contractor is not qualified to do the applicable scope of work for the proposed alteration.
     (c) If any alterations are to be performed by a subtenant that is not an Affiliate of Tenant, Landlord reserves the right to require additional reasonable requirements in connection therewith, such as additional information necessary to evaluate proposed contractors.
     4.3 CONSTRUCTION LIENS. Tenant will have no authority or power, express or implied, to create or cause any construction lien or claim of any kind against the Premises or any portion thereof. Tenant will promptly cause any such liens or claims to be released by payment, bonding or otherwise within thirty (30) days after request by Landlord, and will indemnify Landlord against losses arising out of any such claim including, without limitation, legal fees and court costs. NOTICE IS HEREBY GIVEN THAT LANDLORD WILL NOT BE LIABLE FOR ANY LABOR, SERVICES, OR MATERIAL FURNISHED OR TO BE FURNISHED TO TENANT, OR TO ANYONE HOLDING THE PREMISES THROUGH OR UNDER TENANT, AND THAT NO CONSTRUCTION OR OTHER LIENS FOR ANY SUCH LABOR, SERVICES, OR MATERIALS WILL ATTACH TO OR AFFECT THE INTEREST OF LANDLORD IN THE PREMISES. TENANT WILL DISCLOSE THE FOREGOING PROVISIONS TO ANY CONTRACTOR ENGAGED BY TENANT PROVIDING LABOR, SERVICES, OR MATERIAL TO THE PREMISES.
5. INSURANCE AND INDEMNITY.
     5.1 TENANT’S INSURANCE. Tenant will throughout the Term (and any other period when Tenant is in possession of the Premises) carry and maintain, at its sole cost and expense, the following types of insurance, which shall provide coverage on an occurrence basis, with respect to the Premises, in the amounts specified and with such reasonable deductibles as would be carried by a prudent tenant of a similar building, having regard to size, age, and location and in the form hereinafter provided for:
     5.1.1 Commercial General Liability Insurance. Commercial general liability insurance covering claims arising from bodily injury and property damage with a minimum limits of $2,000,000.00 per occurrence and $5,000,000.00 general aggregate and insuring against legal liability of the insured with respect to the Premises or arising out of the maintenance, use, or occupancy thereof. The commercial general liability insurance policy shall include coverage of contractual liabilities arising under this Lease pursuant to customary contractual liability endorsements.
     5.1.2 Property Insurance. Special form property insurance on the Leasehold Improvements, all for full replacement cost thereof, adjusted annually.

     5.1.3 Automobile Liability Insurance. If Tenant owns or leases vehicles for use in connection with the Premises, comprehensive automobile liability insurance with limits of not less than $1,000,000.00 per occurrence for bodily injury, $500,000.00 per person and $100,000.00 property damage or a combined single limit of $1,000,000.00 covering vehicles owned or leased by Tenant.
     5.1.4 Excess Liability Insurance. Umbrella liability insurance with a limit of not less than $20,000,000.00 per occurrence.
     5.1.5 Business Interruption Insurance. Business interruption/extra expense coverage in sufficient amounts to cover twelve (12) months of Base Rent.
     5.1.6 Workers’ Compensation and Employees’ Liability Insurance. Workers’ Compensation Insurance covering all employees of Tenant, as required by the laws of the State of Florida and Employers’ Liability coverage subject to a limit of no less than $100,000.00 each employee, $100,000.00 each accident, and $1,000,000.00 policy limit.
     If (a) Tenant fails to take out or to keep in force any insurance referred to in this Section, and (b) Tenant does not commence and continue to diligently cure such default within ten (10) business days after written notice by Landlord to Tenant specifying the nature of such default, then Landlord has the right, without assuming any obligation in connection therewith, to procure such insurance at the sole cost of Tenant, and all outlays by Landlord shall be paid by Tenant to Landlord without prejudice to any other rights or remedies of Landlord under this Lease. Tenant shall not keep or use in the Premises any article which may be customarily prohibited by any fire or casualty insurance policy in force from time to time covering the Premises.
     With respect to the insurance coverages required of Tenant under this Lease, Tenant shall have the right to utilize a “blanket” or “umbrella” policy of insurance, provided that Tenant provides Landlord with satisfactory evidence that (i) Landlord and its managing agent are an additional insured under such blanket or umbrella policy, (ii) such blanket or umbrella policy expressly references the Premises, and (iii) such blanket or umbrella policy contains a guaranteed amount of insurance for the Premises, which guaranteed amount shall equal the amounts of coverage required under this Lease.
     Tenant shall have the right to self insure any or all of its liabilities with respect to the Premises so long as Tenant’s net worth exceeds $150,000,000.00. As used in this Lease, “self insurance” shall mean that Tenant is itself acting as if though it were the insurance company providing the insurance required under the provisions of this Lease, and Tenant shall pay any amounts due in lieu of insurance proceeds which would have been payable if the insurance policies had been carried, which amounts shall be treated as insurance proceeds for all purposes under this Lease.
     5.2 LANDLORD’S INSURANCE. During the Term, Landlord will, at Tenant’s sole cost and expense, carry and maintain the following types of insurance with respect to the Premises in such amount or percentage of replacement value as required below or if not specified then as Landlord or its insurance advisor deems reasonable in relation to the age, location, type of construction and physical conditions of the Building and the availability of such insurance at reasonable rates: (i) special form property insurance on the Base Building, for full replacement cost thereof, adjusted annually (excluding the Leasehold Improvements and any personal property of Tenant); and (ii) commercial general public liability and property damage insurance with respect to Landlord’s operations in or on the Premises, in at least the same limits and coverages as required of Tenant above. Such insurance shall be in such reasonable amounts and with such reasonable deductibles as would be carried by a prudent owner of a similar building, having regard to size, age, and location (which deductibles shall be approved by Tenant, which approval shall not be unreasonably withheld). Tenant shall be named as an additional insured under Landlord’s liability policies. Landlord shall have the right to self insure any or all of its liabilities with respect to the Premises so long as Landlord’s net worth exceeds $150,000,000.00.
     With respect to the insurance coverages required of Landlord under this Lease, Landlord shall have the right to utilize a “blanket” or “umbrella” policy of insurance, provided that Landlord provides Tenant with satisfactory evidence that (i) Tenant is an additional insured under such blanket or umbrella policy, (ii) such blanket or umbrella policy expressly references the Premises, and (iii) such blanket or umbrella policy contains a guaranteed amount of insurance for the Premises, which guaranteed amount shall equal the amounts of coverage required under this Lease.
     5.3 TENANT’S CONTRACTORS’ INSURANCE. Tenant will cause all contractors performing alterations to carry and maintain the following types of insurance, which shall provide coverage on an occurrence basis, with respect to the Premises, in the amounts specified and with commercially reasonable deductibles and in the form hereinafter provided for:
     5.3.1 Commercial General Liability Insurance. Commercial general liability insurance covering claims arising from bodily injury and property damage with a minimum limits of $1,000,000.00 per occurrence and $2,000,000.00 general aggregate.
     5.3.2 Automobile Liability Insurance. Comprehensive automobile liability insurance with limits of not less than $1,000,000.00 per occurrence for bodily injury, $500,000.00 per person and $100,000.00 property damage or a combined single limit of $1,000,000.00 covering vehicles owned or leased by the contractor.
     5.3.3 Excess Liability Insurance. Solely as to Tenant’s general contractor in connection with alterations affecting the structure and/or the Building Systems, umbrella liability insurance with a limit of not less than $5,000,000.00 per occurrence.
     5.3.4 Workers’ Compensation and Employees’ Liability Insurance. Workers’ Compensation Insurance covering all employees of the contractor, as required by the laws of the State of Florida and Employers’ Liability coverage subject to a limit of no less than $100,000.00 each employee, $100,000.00 each accident, and $1,000,000.00 policy limit.
     5.4 POLICY FORM. All policies referred to in this Section 5, above shall: (i) be taken out with insurers licensed to do business in Florida having an A.M. Best’s rating of A-, Class 8, or otherwise approved in advance by Landlord (in the case of insurance required to be carried by Tenant or its contractors) or by Tenant (in the case of insurance required to be carried by Landlord), which shall not be unreasonably withheld, delayed, or conditioned; (ii) name

Landlord and Landlord’s property manager (if any) (in the case of insurance required to be carried by Tenant or its contractors) or Tenant (in the case of insurance required to be carried by Landlord) as additional insureds in connection with the general and excess liability policy only plus the property insurance policy as to the Leasehold Improvements; and (iii) be non-contributing. Insurance carried by Tenant and its contractors shall apply only as primary and not as excess to any other insurance available to Landlord or any mortgagee of Landlord, and shall contain an obligation of the insurers to notify the additional insureds by certified mail not less than thirty (30) days prior to any material change, cancellation, or termination of any such policy. Certificates of insurance on Acord Form 25-S (or equivalent form) on or before the Term Commencement Date and thereafter at times of renewal or changes in coverage or insurer shall be delivered to Landlord promptly upon request.
     5.5 RELEASE AND WAIVER OF SUBROGATION RIGHTS. The parties hereto, for themselves and anyone claiming through or under them, hereby release and waive any and all rights of recovery, claim, action, or cause of action, against each other, their respective agents, directors, officers, and employees, for any property loss or property damage that may occur to the Premises or the Buildings, and to all property, whether real, personal or mixed, located in the Premises or the Buildings, by reason of any cause against which the releasing party is actually insured or, regardless of the releasing party’s actual insurance coverage, against which the releasing party is required to be insured pursuant to the provisions of Sections 5.1 or 5.2. This mutual release and waiver shall apply regardless of the cause or origin of the property loss or damage, including negligence of the parties hereto, their respective agents and employees. Each party agrees to provide the other with reasonable evidence of its insurance carrier’s consent to such waiver of subrogation upon request. This Section 5.5 supersedes any provision to the contrary which may be contained in this Lease, including, without limitation, Section 5.6.
     5.6 INDEMNIFICATION OF THE PARTIES.
     (a) Tenant hereby agrees to indemnify, defend, and hold harmless Landlord from and against any and all liability for any loss, injury or damage (excluding consequential damage), which shall include, without limitation, all costs, expenses, court costs, and reasonable attorneys’ fees imposed on Landlord by any person whomsoever that occurs in or at or about the Premises, except to the extent any such loss, injury, or damage is (i) caused by or results from the negligence or willful misconduct of Landlord, its employees, agents, or contractors, or (ii) expressly Landlord’s responsibility pursuant to Section 3.3, above, or (iii) a loss, injury or damage that is included in or covered by Tenant’s indemnification obligations as set forth in Section 3.3(c), above. The commercial liability insurance that Tenant is required to carry pursuant to Section 5.1 of this Lease shall include coverage of the foregoing contractual indemnity, pursuant to customary contractual liability endorsements.
     (b) Landlord hereby agrees to indemnify, defend, and hold harmless Tenant from and against any and all liability for any loss, injury or damage (excluding consequential damage), which shall include, without limitation, all costs, expenses, court costs, and reasonable attorneys’ fees imposed on Tenant by any person whomsoever that occurs in or at or about the Premises, to the extent caused by or resulting from the negligence or willful misconduct of Landlord, its employees, agents, or contractors. The commercial liability insurance that Landlord is required to carry pursuant to Section 5.2 of this Lease shall include coverage of the foregoing contractual indemnity, pursuant to customary contractual liability endorsements.
     (c) The provisions of this Section shall survive the expiration of the Term or earlier termination of this Lease.
6. DAMAGE AND DESTRUCTION; CONDEMNATION.
     6.1 DESTRUCTION OR DAMAGE TO PREMISES.
     6.1.1 If the Premises are at any time damaged or destroyed in whole or in part by fire, casualty, or other causes and if this Lease is not terminated pursuant to Section 6.1.2, Landlord shall have thirty (30) days (the “Notice Period”) from such damage or destruction to cause the Base Building Architect to determine and inform Tenant of the estimated time for repair and restoration and notify Tenant whether Landlord will restore the Base Building to substantially the condition which existed immediately prior to the occurrence of the casualty to the extent of Landlord’s obligations under the Construction Addendum with respect to the Base Building. If the time estimated to restore does not exceed one (1) year from the end of the Notice Period, Landlord shall complete such repairs to the extent of insurance proceeds (but recognizing that Landlord is obligated to maintain full replacement cost coverage as to the Base Building) within one (1) year from the end of the Notice Period, subject to Excusable Delay (the “Repair Period”). If such repairs have not been completed within the Repair Period to the extent of Landlord’s obligations under the Construction Addendum with respect to the Base Building, and Tenant desires to terminate this Lease as a result thereof, then Tenant must notify Landlord prior to Landlord’s completion of the repairs of Tenant’s intention to terminate this Lease. Landlord shall then have thirty (30) days after Landlord’s receipt of written notice of Tenant’s election to terminate to complete such repairs (as evidenced by a certificate of completion and Landlord otherwise achieving Substantial Completion of the Base Building). If Landlord does complete such repairs prior to the expiration of such thirty (30) day cure period, Tenant shall have no such right to terminate this Lease; provided, however this Lease shall be deemed terminated upon Landlord’s failure to complete such repairs prior to expiration of the thirty (30) day period, whereupon the parties shall have no further obligations under this Lease (except that Tenant shall, within sixty (60) days from the date of termination, remove its personal property). In the event this Lease is not terminated, Tenant shall, upon Substantial Completion of the Base Building by Landlord, promptly and diligently, and at its sole cost and expense, repair and restore the Leasehold Improvements, and any improvements to the Premises made by Tenant, to the condition which existed immediately prior to the occurrence of the casualty to the extent of insurance proceeds (but recognizing that Tenant is obligated to maintain full replacement cost coverage as to the Leasehold Improvements). If, in the reasonable estimation of Base Building Architect as provided above, the Base Building cannot be restored within one (1) year of such damage or destruction and if this Lease is not terminated pursuant to Section 6.1.2, then either Landlord or Tenant may terminate this Lease as of a date specified in such notice, which date shall not be less than thirty (30) nor more than ninety (90) days after the date such notice is given. Until the restoration of the Base Building is complete, there shall be an abatement or reduction of Base Rent in the same proportion that the square footage of the Premises so damaged or destroyed and not reasonably capable of being used and occupied for the Permitted Use, bears to the total square footage of the Premises, unless the damaging event was caused by the negligence (to the extent sufficient insurance proceeds are not received by Landlord in connection therewith) or willful misconduct of Tenant, its employees, officers, agents, licensees, invitees, assignees, subtenants, contractors or subcontractors, in which event there shall be no such abatement and Tenant shall restore such damage at Tenant’s sole cost and expense.
     6.1.2 If the Premises are destroyed or damaged during the last two (2) years of the Term, then in addition to the determination to be made by the Base Building Architect pursuant to Section 6.1.1, Landlord shall also cause the Base Building Architect to determine and inform Tenant within the Notice Period of the estimated cost of repair. If the estimated cost of repair of the Base Building exceeds ten (10%) percent of the annual Base Rent then remaining to be paid by Tenant for the balance of the Term, Landlord or Tenant may at its option terminate this Lease by giving written notice to the other party of its election to do so within thirty (30) days after receipt of the Base Building Architect’s determination, whereupon the parties shall have no further obligations under this Lease (except that Tenant shall, within sixty (60) days from the date of termination, remove its personal property). If neither party shall so elect to terminate this Lease, the repair of such damage shall be governed by other provisions of this Section. However, if Landlord shall exercise its right of termination pursuant to this Section 6.1.2 and at that time Tenant shall have a remaining Renewal Option pursuant to Rider Number 1 hereto, then Tenant may render Landlord’s notice of termination null, void, and of no further force or effect, provided that Tenant, within twenty (20) days of receipt of the notice, shall exercise such Renewal Option.
     6.2 CONDEMNATION.
     6.2.1 Total or Partial Taking. If (i) the whole of the Premises or such portion thereof which would materially and adversely affect the continued operations of Tenant at the Premises; or (ii) any material portion of the parking area (including, without limitation, any material portion of a parking structure or facility) on the Property (provided Landlord does not make reasonable alternate parking arrangements for Tenant in lieu thereof), in Landlord’s and/or Tenant’s reasonable business judgment, shall be taken by any public authority under the power of eminent domain or sold to public authority under threat or in lieu of such taking, then either party may terminate this Lease and the Term shall cease as of the day possession or title shall be taken by such public authority, whichever is earlier (“Taking Date”), whereupon the Rent shall be paid up to the Taking Date with a refund by Landlord of any Rent paid for any period subsequent to the Taking Date. If less than the whole of the Premises, or less than such portion thereof as will make the Premises unusable as of the Taking Date (as set forth in subsections (i) and (ii) above), is taken, Base Rent and other charges payable to Landlord shall be reduced (x) in proportion to the amount of the Premises taken, if square footage of a Building is taken, or (y) in the proportion that the fair market value of the Premises taken bears to the total fair market value of the Premises prior to the Taking, as equitably determined by Landlord. If this Lease is not terminated, Landlord shall repair any damage to the Premises caused by the taking to the extent necessary to make the Premises reasonably tenantable within the limitations of the available compensation awarded for the taking (exclusive of any amount awarded for land) to the extent of Landlord’s obligations under the Construction Addendum.
     6.2.2 Award. All compensation awarded or paid upon a total or partial taking of the Premises or Buildings including the value of the leasehold estate created hereby shall belong to and be the property of Landlord without any participation by Tenant; Tenant shall have no claim to any such award based on Tenant’s leasehold interest. However, nothing contained herein shall be construed to preclude Tenant, at its cost, from independently prosecuting any claim directly against the condemning authority in such condemnation proceeding for damage to, or cost of removal of, stock, trade fixtures, furniture, and other personal property belonging to Tenant, Tenant’s moving expenses and other relocation damages, and the unamortized cost of any improvements paid for by Tenant, including the Leasehold Improvements; provided, however, that no such claim shall diminish or otherwise adversely affect Landlord’s award or the award of any mortgagee.
7. MAINTENANCE AND REPAIRS; SERVICES.
     7.1 LANDLORD’S OBLIGATIONS. Landlord at its sole expense shall keep the foundation, roof, floor slabs, exterior walls and ceiling slabs and other structural portions of the Buildings in good order, condition, and repair and the cost of such maintenance and repairs shall not be charged to Tenant as Additional Rent (except for (a) the cost of maintenance and repair of any structural alterations which were requested by Tenant in accordance with Section 4.2 (excluding any “Leasehold Improvements” (as defined in the Construction Addendum) made by or on behalf of Tenant, the maintenance and repair of which shall be performed and paid by Tenant), and (b) general maintenance and repairs to the roof (as opposed to replacement), which may be passed-through to Tenant as Additional Rent). Landlord shall not be obligated to make any repairs under this Section 7.1 until a reasonable time after receipt of a written notice (or, in the event of an emergency, telephonic or other reasonable notice) from Tenant specifying the need for such repairs although Landlord will use all diligent efforts to complete any such repairs within ten (10) business days after such notice. In addition, but subject nevertheless to any applicable waiver of subrogation and except to the extent paid for by insurance, Landlord shall, at Tenant’s expense, repair any damage to the roof, foundation, or structural portions or walls of the Premises and Buildings caused by the negligence or willful misconduct of Tenant or its employees, officers, agents, licensees, invitees, assignees, subtenants, contractors, or subcontractors. Tenant shall pay Landlord a fee equal to five (5%) percent of the cost of such work to compensate Landlord for coordination and supervision of the integration of such work.
     7.2 TENANT’S OBLIGATIONS. Subject to Tenant’s obligation to comply with Section 4.2 hereof and subject to Landlord’s warranty and other obligations set forth in the Construction Addendum, Tenant at its sole cost and expense shall keep the Building Systems, interior walls and ceilings, electric light fixtures, bulbs, tubes and tube casings, doors, finished floors and floor coverings, windows, floor and wall coverings, dock doors, loading ramps, levelers, plumbing fixtures, entrances, sidewalks, corridors, landscaping, parking areas and other facilities from time to time comprising the Premises (as well as Tenant’s furniture, fixtures, equipment, and other personal property in or at the Premises), in good order, condition, and repair as befitting a comparable office building in Boca Raton. With respect to Building Systems other than plumbing and other de minimus services provided directly by Tenant and/or its facility manager, Tenant, at its expense, shall maintain in effect industry-standard maintenance agreements with licensed and insured companies. Landlord shall extend and assign (after the expiration of the Warranty Period (as defined in the Construction Addendum)) to Tenant the benefit from warranties on such items, if any, that have been made by Landlord’s contractors or the manufacturer of such items. To the extent such warranties are not assignable, Landlord shall upon request of Tenant use reasonable efforts to enforce same for the benefit of Tenant. Landlord shall obtain and assign to Tenant on the Term Commencement Date a manufacturer’s warranty covering the HVAC equipment for at least one (1) year with respect to parts and labor and for at least five (5) years with respect to the compressor units. Tenant acknowledges and agrees that Landlord shall have no obligation to perform any maintenance, repair, replacement, or other structural or non-structural alterations in or to the Buildings or the Premises except as expressly set forth in Section 7.1 and in Sections 3.2, 6, and 11.5. Notwithstanding the foregoing, Landlord shall be responsible for the cost of any damage to the Premises caused by the negligence or willful misconduct of Landlord, its employees, agents, or contractors, but subject nevertheless to any applicable waiver of subrogation and except to the extent paid for by insurance.
     Notwithstanding anything to the contrary contained herein, if Tenant fails to comply with its obligations under this Section 7.2 and such failure continues for a period of thirty (30) days after Tenant’s receipt of written notice from Landlord, then in addition to Landlord’s rights and remedies under Section 8.2 hereof, Landlord shall have the right, but not the obligation, to perform such maintenance, repair, and/or replacement, as may be necessary or required, as determined by Landlord in its sole but reasonable discretion, and Tenant shall reimburse to Landlord the costs and expenses incurred by Landlord in connection therewith within thirty (30) days after written demand by Landlord, together with reasonable supporting documentation therefor. Notwithstanding the foregoing, if the performance of such obligation by Tenant would reasonably require more than thirty (30) days to complete, Tenant shall have a reasonable time to perform in order to cure such default provided Tenant commences to cure within such thirty (30) day period and thereafter diligently prosecutes such cure to completion.
     7.3 CONDITION UPON TERMINATION. Upon the termination of this Lease, Tenant shall surrender the Premises to Landlord, broom clean and in the same condition as received except for reasonable wear and tear, casualty damage which Tenant is not required to repair, condemnation, Leasehold Improvements and alterations not required to be removed as specifically permitted hereunder, and conditions caused by Landlord’s failure to repair as expressly required hereunder. Tenant shall repair, at Tenant’s expense, any damage to the Premises or Buildings caused by Tenant’s removal of any of Tenant’s personal property, including but not limited to furniture, machinery, equipment and signage. In no event, however, shall Tenant remove any of the following materials or equipment without Landlord’s prior written consent: any power wiring or power panels; lighting or lighting fixtures; millwork and cabinetry; wall coverings; drapes, blinds, or other window coverings; carpets or other floor coverings; base building heaters, air conditioners, or any other heating or air conditioning equipment (not to include supplemental hvac units installed by or for Tenant); fencing or security gates; plumbing fixtures, water fountains; or other similar building operating equipment.
8. DEFAULT AND REMEDIES.
     8.1 DEFAULT BY TENANT. Each of the following will be an “Event of Default” by Tenant under this Lease:
     (a) Failure to pay when due any installment of Rent or any other payment required pursuant to this Lease. Notwithstanding the foregoing, prior to such failure being deemed an

Event of Default, Landlord will provide Tenant with ten (10) days’ written notice and opportunity to cure such failure; provided, however, that in no event shall Landlord be obligated to provide such written notice more than two (2) times in any twelve (12) month period (the foregoing shall not be deemed to be a waiver of any statutory notice requirements imposed upon Landlord in order to commence any eviction proceedings under Florida Statutes);
     (b) The filing by or against Tenant of a petition for bankruptcy or insolvency under any applicable federal or state bankruptcy or insolvency law (unless, in the case of a petition filed against Tenant, such petition is not dismissed within seventy-five (75) days from the filing thereof); an adjudication of bankruptcy or insolvency or an admission that it cannot meet its financial obligations as they become due; or the appointment or a receiver or trustee for all or substantially all of the assets of Tenant;
     (c) A transfer by Tenant in fraud of creditors or an assignment for the benefit of creditors;
     (d) Any act which results in a lien being filed against the Premises and is not discharged as provided in Section 4.3;
     (e) The liquidation, termination, or dissolution of Tenant, or if Tenant is a natural person, the death of Tenant; and;
     (f) Failure to cure a breach of any non-monetary provision of this Lease within thirty (30) days after written notice thereof to Tenant; provided, however, that if such default reasonably requires more than thirty (30) days to cure, Tenant shall have a reasonable time to cure the default provided Tenant commences to cure within such thirty (30) day period and thereafter diligently prosecutes such cure to completion.
     8.2 REMEDIES. Upon the occurrence of any Event of Default by Tenant, Landlord shall be entitled to the following remedies to the extent permitted by Applicable Laws:
     (a) Landlord may terminate this Lease and dispossess Tenant;
     (b) Landlord may, without terminating or canceling this Lease, declare all Rent to be paid pursuant to this Lease for the remainder of the Term to be immediately due and payable, provided, however, that Landlord shall only have the right to accelerate the Rent due under this Lease if Tenant has failed to make at least two (2) month’s consecutive Base Rent payments and Tenant fails to bring its account payment status current on or before the due date of its next Base Rent payment, and Landlord may only collect from Tenant an amount of accelerated Rent equal to the amount of Rent due for the lesser of: (i) the remainder of the Term; or (ii) a period of four (4) years following the date which Landlord makes its claim for accelerated Rent (it being understood that, if, following such four (4) year period (provided the Term has not so expired), Landlord shall have the continuing right to so accelerate for the foregoing time period(s) until the Term has so expired). Any claim by Landlord for accelerated Rent shall be in addition to, not in substitution for, any other claim for Rent which has accrued as of the date Landlord makes the claim for accelerated Rent and shall be discounted to present value as of the time of such acceleration on the basis of a four (4%) percent per annum discount from the respective dates that such amount should have been paid hereunder. Upon Landlord’s acceleration of the Rent as provided herein, and if Landlord shall have repossessed the Premises for the account of Tenant, Landlord shall thereafter use reasonable efforts to mitigate Landlord’s damages hereunder with respect to the Premises. Notwithstanding anything contained herein to the contrary, in the event that Landlord re-lets the Premises for the remainder of the Term, then Landlord’s damages shall be deemed to be the difference between the rent payable under the new lease for the remainder of the Term (after the deduction of all reletting expenses, including, without limitation, brokerage fees, free rental periods, attorneys’ and paralegals’ fees, build-out allowances, and all other reasonable costs of reletting) and the entire accelerated Rent due for the remainder of the Term, discounted to present value as provided above, which amount shall be immediately due and payable by Tenant as and for liquidated damages hereunder, whereupon, after the payment by Tenant to Landlord of such amount and all other amounts due under this Lease, then Tenant shall thereafter be released of all liability hereunder;
     (c) Landlord may elect to repossess the Premises and to relet the Premises for Tenant’s account, holding Tenant liable in damages for all expenses incurred in any such reletting and for any difference between the amount of Rent received from such reletting and the amount due and payable under the terms of this Lease; and
     (d) Landlord may enter the Premises and take any actions required of Tenant under the terms of this Lease, and Tenant shall reimburse Landlord on demand for any reasonable expenses that Landlord may incur in effecting compliance with Tenant’s obligations under this Lease, and Landlord shall not be liable for any damages resulting to Tenant from such action, so long as Landlord acts reasonably.
     The above remedies shall be cumulative and shall not preclude Landlord from pursuing any other remedies permitted by law or in equity. Landlord’s election not to enforce one or more of the remedies upon an Event of Default shall not constitute a waiver.
     8.3 COSTS.
     (a) Tenant shall pay to Landlord on demand all reasonable costs incurred by Landlord, including reasonable attorneys’ fees and costs (whether or not suit is actually brought or whether incurred in preparation for or at trial, on appeal, or in bankruptcy), incurred by Landlord in enforcing any of the obligations of Tenant under this Lease. In addition, upon any Event of Default by Tenant, Tenant shall also be liable to Landlord for the expenses to which Landlord may be put in re-entering the Premises, reletting the Premises, and putting the Premises into the condition necessary for such reletting (including reasonable attorneys’ fees and disbursements, marshall’s fees, and brokerage fees, in so doing), and any other expenses reasonably incurred by Landlord.
     (b) Landlord shall pay to Tenant on demand all reasonable costs incurred by Tenant, including reasonable attorneys’ fees and costs (whether or not suit is actually brought or whether incurred in preparation for or at trial, on appeal, or in bankruptcy), incurred by Tenant in enforcing any of the obligations of Landlord under this Lease.
     (c) Notwithstanding the foregoing or anything to the contrary contained in this Lease, in the event of any litigation between Landlord and Tenant arising out of this Lease or Tenant’s use and occupancy of the Premises, the prevailing party shall be entitled to recover its costs and expenses incurred in such litigation, including reasonable attorneys’ fees (whether or not suit is actually brought or whether incurred in preparation for or at trial, on appeal, or in bankruptcy).
     8.4 WAIVER. No delay or omission by Landlord or Tenant in exercising a right or remedy shall exhaust or impair the same or constitute a waiver of, or acquiescence to, a default.
     8.5 DEFAULT BY LANDLORD. In the event of any default by Landlord, Tenant shall have all remedies available at law or in equity, but prior to any exercise of any remedy, Tenant will give Landlord written notice specifying such default with particularity, and Landlord shall have a period of thirty (30) days following the date of such notice in which to cure such default; provided, however, that if such default reasonably requires more than thirty (30) days to cure, Landlord shall have a reasonable time to cure the default provided Landlord commences to cure within such thirty (30) day period and thereafter diligently prosecutes such cure to completion. Unless and until Landlord fails to cure such default in accordance with the foregoing sentence, Tenant shall not have any remedy or cause of action by reason thereof. Notwithstanding anything contained herein to the contrary, Tenant’s remedies hereunder shall not include termination unless Landlord’s default (after the expiration of the foregoing notice and cure period) results in a construction eviction pursuant to and in accordance with the requirements of Florida law.
     In addition, if there is an interruption in an essential Building service (such as elevators, electricity, or HVAC), and such interruption (i) is caused by the negligence or willful misconduct of Landlord, its agents, employees, or contractors, and (ii) renders all or any portion of the Premises untenantable, and (iii) continues for a period of seven (7) consecutive days after Landlord’s receipt of written notice from Tenant, then so long as the correction of the problem is within Landlord’s reasonable control, Tenant shall be entitled to an abatement of Base Rent for each day that the Premises are untenantable with respect to the portion of the Premises that is untenantable (provided, however that so long as one (1) passenger or freight elevator servicing each Building is in working condition, then the Premises shall not be deemed to be untenantable as regarding access in connection herewith).
     8.6 NO PERSONAL LIABILITY OF LANDLORD. Notwithstanding any provision of this Lease, Landlord shall not at any time have any personal liability under this Lease. In the event of any breach or default by Landlord of any term or provision of this Lease, Tenant agrees to look solely to the equity or interest then-owned by Landlord in the Premises, and in no event shall any deficiency judgment be sought or obtained against Landlord. Notwithstanding the foregoing, if Tenant has received a final, non-appealable judgment for damages against Landlord as a result of an uncured default by Landlord under this Lease, and, despite Tenant’s use of all reasonable efforts to levy against Landlord’s interest in the Premises, such judgment has nonetheless not been satisfied within sixty (60) days after the date that the judgment became final and non-appealable, then Tenant shall have the right to deduct the unpaid amount of such judgment against the Base Rent to become due under this Lease (plus interest as set forth in the judgment), until fully credited.
     8.7 TENANT’S RIGHT TO CURE. Notwithstanding anything to the contrary contained in this Section, if Landlord is in default of the terms and conditions of this Lease

(including a breach of a representation) beyond any applicable cure or grace period (except that, in the event of a bona fide emergency, Tenant is only required to give Landlord reasonable notice under the circumstances), Tenant may cure such default and thereafter Landlord shall reimburse Tenant for all reasonable costs and expenses incurred by Tenant which shall be payable as a cash payment within thirty (30) days after written demand by Tenant. If Landlord fails to pay such costs and expenses within such thirty (30) day period, Tenant may send a reminder notice to Landlord, and if Landlord fails to pay within five (5) business days after receipt of the reminder notice, then Tenant may deduct such costs and expenses from the installment(s) of Base Rent next coming due (plus interest at the Default Interest Rate), until fully credited.
     8.8 CONSEQUENTIAL DAMAGES. Under no circumstances will either party to this Lease be entitled to seek or recover special, indirect, consequential, or punitive damages, or lost profits, on account of default or breach hereunder.
9. PROTECTION OF LENDERS.
     9.1 SUBORDINATION AND ATTORNMENT. Provided that the holder of any mortgage encumbering the Premises or any ground or underlying lease delivers to Tenant a Subordination, Non-Disturbance, and Attornment Agreement (“SNDA”) as described below, this Lease shall be subject and subordinate at all times to the terms of such ground or underlying lease which now exists or may hereafter be executed affecting the Premises under which Landlord shall claim, and to the liens of such mortgage in any amount or amounts whatsoever now or hereafter existing encumbering the Premises, and to all modifications, renewals, and replacements thereto. If Landlord’s interest in the Premises is acquired by any ground lessor, mortgagee, or purchaser at a foreclosure sale or transfer in lieu thereof, Tenant shall attorn to the transferee of or successor to Landlord’s interest in the Premises and recognize such transferee or successor as Landlord under this Lease in accordance with the applicable SNDA. Notwithstanding the foregoing, any mortgagee under any mortgage shall have the right at any time to subordinate any such mortgage to this Lease on such terms and subject to such conditions as the mortgagee in its discretion may consider appropriate.
     Landlord represents and warrants to Tenant that, as of the Effective Date of this Lease, no mortgages or ground leases encumber Landlord’s title to the Property.
     Any subordination of this Lease to a mortgage or any ground lease shall be conditioned on Tenant obtaining a SNDA from each and every mortgagee and ground lessor, such SNDA to be in form and content reasonably acceptable to Tenant and the applicable mortgagee and ground lessor. Tenant agrees that an acceptable form of SNDA is attached hereto and made a part hereof as Exhibit “G.” Such form is not intended to be the only form that would be acceptable to Tenant and/or deemed to be reasonable. Any such SNDA will include a provision to the effect that casualty and condemnation proceeds will be utilized to the extent required in this Lease and not to pay down the applicable loan to Landlord or for any other purpose, provided that (i) at the time that Landlord delivers the applicable SNDA to Tenant: (x) Tenant’s net worth exceeds $150,000,000.00; and (y) no Event of Default is then-continuing, and (ii) at the time of the casualty or condemnation, no Event of Default is then-continuing.

     9.2 ESTOPPEL CERTIFICATES. Within fifteen (15) days of receipt of a written request from Landlord, any lender or prospective lender of the Premises, Tenant shall deliver an estoppel certificate, attaching a true and complete copy of this Lease, including all amendments relative thereto, and certifying with particularity, among other things, (i) a description of any renewal or expansion options, if any; (ii) the amount of Rent currently and actually paid by Tenant under this Lease; (iii) that this Lease is in full force and effect as modified; (iv) whether Tenant is in possession of the Premises; (v) stating whether Tenant or, to the best of Tenant’s actual knowledge as of the date of execution of the estoppel certificate, Landlord, is in default under this Lease and, if so, summarizing such default(s); and (vi) stating whether Tenant or, to the best of Tenant’s actual knowledge as of the date of execution of the estoppel certificate, Tenant has any offsets or claims against Landlord and, if so, specifying with particularity the nature and amount of such offset or claim. Landlord shall deliver a similar estoppel certificate within fifteen (15) days of receipt of a written request from Tenant, any lender or prospective lender of Tenant or any permitted assignee or permitted subtenant of Tenant.
     9.3 TENANT’S FINANCIAL CONDITION.
     (a) Within sixty (60) days after the end of each fiscal year, Tenant shall deliver to Landlord a copy of Tenant’s audited financial statements for Tenant’s most recently completed fiscal year, prepared by independent certified public accountants in accordance with generally accepted accounting principles. The foregoing financial statements may also be required by Landlord from any proposed assignee of Tenant, or from any proposed subtenant which will occupy more than 25,000 square feet of the Premises. Tenant represents and warrants to Landlord that each such financial statement is a true and accurate statement in all material respects as of the date of such statement and the same shall be similarly certified by the proposed assignee or subtenant, as applicable. All financial statements shall be confidential and shall be used only for the purposes set forth herein. Tenant or a proposed assignee of Tenant, or subtenant which will occupy more than 25,000 square feet of the Premises shall not have any obligation to furnish the financial statements set forth above in the event that the applicable party that would otherwise be required to furnish such financial statements is a publicly traded company on a stock exchange which is subject to regulation by the Securities and Exchange Commission and is current in all required filings. If the financial statements to be provided herein are from a subsidiary, having a parent as a publicly traded entity, then the financial statements that are delivered hereunder may be prepared on a consolidated basis with the parent entity, so long as financial statements from the subsidiary are not otherwise available and are prepared on a consolidating basis.
     (b) If at any time during the Term Tenant does not have a long-term credit rating of both (i) Baa3 or higher by Moody’s Investors Service (“Moody’s”) (or its equivalent, if Moody’s revises its credit ratings), and (ii) BBB- or higher by Standard & Poor’s Rating Group (“Standard & Poor’s”) (or its equivalent, if Standard & Poor’s revises its credit ratings), then Tenant shall deliver, or cause to be delivered to Landlord, a security deposit in the amount of four (4) months of Base Rent at the monthly Base Rent payable for the first year of the Term. The security deposit shall, at Tenant’s sole option, either be (i) a cash deposit to be held in escrow by a third party escrow agent pursuant to an escrow agreement reasonably acceptable to the parties, or (ii) in the form of a Letter of Credit, which Letter of Credit shall be in a form reasonably acceptable to Landlord.

     10. TELECOMMUNICATIONS.
     (a) Tenant acknowledges and agrees that all telephone and telecommunications services desired by Tenant shall be ordered and utilized at the sole expense and discretion of Tenant. Tenant’s telecommunications equipment, wires, conduit, and cabling (collectively, “Tenant’s Telecommunications Equipment”) shall be installed and operated in accordance with Applicable Laws (including, without limitation, those of the Federal Communications Commission (“FCC”), the Occupational Safety and Health Administration (“OSHA”), and the Federal Aviation Administration (“FAA”)), and Tenant, at its expense, shall obtain all permits, licenses, variances, authorizations, and approvals that may be required in order to install and operate Tenant’s Telecommunications Equipment. Landlord shall have no responsibility for the maintenance of Tenant’s Telecommunications Equipment or for any infrastructure to which Tenant’s Telecommunications Equipment may be connected. Tenant agrees that, to the extent any such service is interrupted, curtailed, or discontinued from any cause whatsoever, except to the extent caused by the negligence or willful misconduct of Landlord or its agents, employees, or contractors, Landlord shall have no obligation or liability with respect thereto and it shall be the sole obligation of Tenant at its expense to obtain substitute service.
     (b) Any and all Tenant’s Telecommunications Equipment installed in the Buildings by or on behalf of Tenant shall be removed prior to the expiration or earlier termination of the Term, by Tenant at its sole cost. Landlord and Tenant shall have the right to agree, however, prior to the expiration or earlier termination of the Term, for Tenant to abandon and leave in place, without additional payment to Tenant or credit against Base Rent or Additional Rent, any and all Tenant’s Telecommunications Equipment and related infrastructure, or selected components thereof.
     (c) Notwithstanding anything contained in this Lease to the contrary, Tenant shall have the exclusive right to install, maintain, and remove on the roofs of the Buildings satellite dishes or other similar devices, such as antennae, for the purpose of receiving and sending radio, television, computer, telephone, or other communication signals (and including the installation of all necessary cables, wires, and transformers), together with the right to the use of the conduits, pipes, risers, and shafts within the Buildings for the installation of cables, wiring, and other equipment therein in connection with the operation of all such devices (the foregoing facilities that are installed by or on behalf of Tenant are hereby called the “Tenant’s Rooftop Communications Equipment,” which shall be deemed to include such similar equipment to be installed by any sublessee, provided, however, that, in no event may Landlord or Tenant allow any third parties (e.g., subtenants and licensees) to utilize the roof of the Buildings for the installation, maintenance, and operation of Tenant’s Rooftop Communication Equipment or other similar equipment, other than bona fide subtenants not primarily engaged in the business of telecommunications and occupying all or a portion of the interior of the Premises pursuant to a permitted sublease or a sublease which has been approved by Landlord (and which sublease shall expressly include the right to install Tenant’s Rooftop Communication Equipment or similar equipment), subject to Tenant’s obligation to comply with all Applicable Laws and the Declaration with respect to the installation, maintenance, and operation of Tenant’s Rooftop Communication Equipment or such other similar equipment. Tenant shall advise Landlord at least ten (10) business days in advance of the planned installation of Tenant’s Rooftop

Communications Equipment, and if required by Landlord, such installation shall be done by the roofing company which provides the roof warranty for the Buildings and in such a manner so as to not invalidate such warranty. Except to the extent caused by (i) the roofing company installing Tenant’s Rooftop Communications Equipment if required by Landlord, and/or (ii) Landlord, it’s agents, or employees, Tenant shall be responsible for any damage to the Buildings caused by installing or maintaining Tenant’s Rooftop Communications Equipment. At the expiration or earlier termination of this Lease, Tenant, at its expense, shall remove Tenant’s Rooftop Communications Equipment; provided, however, Landlord and Tenant shall have the right to agree, prior to the expiration or earlier termination of the Term, for Tenant to abandon and leave in place, without additional payment to Tenant or credit against Base Rent or Additional Rent, any and all Tenant’s Rooftop Communications Equipment and related components thereof. Any work required to restore the roof or any other part of the Buildings or Property from any damage occasioned by the installation, maintenance, or removal of Tenant’s Rooftop Communications Equipment shall be borne by Tenant. The installation, maintenance, and removal of Tenant’s Communications Equipment shall be subject to the obligations imposed upon Tenant in this Lease with respect to Tenant’s use and occupancy of the Premises; provided, however, that there shall be no additional consideration due from Tenant with respect to the rights granted to Tenant pursuant to this Section.
     (d) Notwithstanding anything herein to the contrary, Landlord shall have no right to install, maintain, and operate telecommunications equipment in the Buildings (including the rooftops thereof), without Tenant’s prior written consent, which consent may be withheld in Tenant’s sole and absolute discretion.
     11. MISCELLANEOUS PROVISIONS.
     11.1 LANDLORD’S LIABILITY; CERTAIN DUTIES. As used in this Lease, the term “Landlord” means only the current owner or owners of the fee title to the Premises or the leasehold estate under a ground lease of the Premises at the time in question. Each landlord is obligated to perform the obligations of Landlord under this Lease only during the time such landlord owns such interest or title. Any landlord who transfers its title or interest is relieved of all liability with respect to the obligations of Landlord under this Lease to be performed on or after the date of transfer, provided that the transferee expressly assumes, in writing, all obligations of Landlord arising from and after the date of transfer. However, each landlord shall deliver to its transferee all funds previously paid by Tenant, if such funds have not yet been applied under the terms of this Lease.
     11.2 INTERPRETATION. The captions of the Articles or Sections of this Lease are to assist the parties in reading this Lease and are not a part of the terms or provisions of this Lease. Whenever required by the context of this Lease, the singular shall include the plural and the plural shall include the singular. The masculine, feminine, and neuter genders shall each include the other. This Lease will not be construed more or less favorably with respect to either party as a consequence of this Lease or various provisions hereof having been drafted by one of the parties hereto.
     11.3 INCORPORATION OF PRIOR AGREEMENTS; MODIFICATIONS. This Lease is the only agreement between the parties pertaining to the lease of the Premises and no other agreements either oral or otherwise (including, without limitation, all prior agreements, proposals, letters of intent and understandings), are effective and all are merged into the terms and provisions of this Lease, unless otherwise expressly set forth herein. Without limiting the generality of the foregoing, that certain Development Agreement dated October 30, 2006 between Tenant and Boca 11 B LLC, Boca 11 C & D, and Boca 11 E & F LLC (affiliates of Landlord) is terminated and of no further force or effect. All amendments to this Lease shall be in writing and signed by all parties. Any other attempted amendment shall be void.
     11.4 NOTICES. Any payment, notice, or document required or permitted to be delivered by the terms of this Lease shall be delivered by overnight delivery service or sent by certified mail, return receipt requested, addressed as follows:

Landlord’s address for notices:	Boca 54 North LLC
c/o Codina Development Corporation
355 Alhambra Circle, Suite 900
Coral Gables, Florida 33134
Attention: Jose Hevia, President

with copies to:	Codina Group, Inc.
355 Alhambra Circle, Suite 900
Coral Gables, Florida 33134
Attention: Kolleen O.P. Cobb, General Counsel

and
Boca 54 North LLC
c/o Teachers Insurance and Annuity
Association of America
730 Third Avenue
New York, NY 10017
Attention: Harry St. Clair, Director

and
Boca 54 North LLC
c/o Teachers Insurance and Annuity
Association of America
8500 Andrew Carnegie Boulevard
Charlotte, North Carolina 28262
Mail Stop: C3-08
Attention: Suman Gera

and

Akerman Senterfitt
One Southeast Third Avenue, 28th Floor
Miami, Florida 33131
Attention: Ronald A. Kriss, Esq.

Landlord’s address
for Rent payments:	c/o Codina Development Corporation
355 Alhambra Circle, Suite 900
Coral Gables, Florida 33134
Attention: Accounting (Boca 54/Office Depot)

Tenant’s address
for notices prior
to occupancy:	Office Depot, Inc.
2200 Old Germantown Road
Delray Beach, Florida 33445
Attention: David C. Fannin, Executive Vice
President and General Counsel

with copies to:	Office Depot, Inc.
2200 Old Germantown Road
Delray Beach, Florida 33445
Attention: Stephen R. Calkins, Senior Managing Counsel

and

Proskauer Rose LLP
2255 Glades Road, Suite 340 West
Boca Raton, Florida 33431
Attention: Christopher C. Wheeler, Esq.
     Notices to Tenant shall be delivered to the address above until Tenant occupies the Premises for the conduct of business operations, after which the address of the Premises shall be Tenant’s address for notice purposes. All notices shall be effective upon delivery or refusal of delivery. Either party may change its notice address upon written notice to the other party, given in accordance herewith by an authorized officer, partner, or principal.
     11.5 STATUTORY RADON GAS NOTICE; INDOOR AIR QUALITY.
     11.5.1 Radon Gas Notice. Section 404.056, Florida Statutes, requires the following notice to be provided with respect to the contract for sale and purchase of any building, or a rental agreement for any building: Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county health department.
     11.5.2 Indoor Air Quality.
     (a) Except for conditions resulting from Landlord’s defective construction (which for purposes of this Section is deemed to include Landlord’s failure to construct the Base Building in accordance with the Base Building Plans or the Leasehold Improvements in accordance with the Leasehold Improvement Plans (as such terms are defined in the Construction Addendum), including performance criteria for Building Systems as expressly set forth in the Base Building Plans), Tenant shall be solely responsible to ensure that the air quality of the interior of the Buildings will be suitable for the safe and healthy occupancy of Tenant, its employees, agents, contractors, invitees, and visitors. Tenant shall have the right to perform its own air quality testing in the interior of each Building.
     (b) Except for conditions resulting from Landlord’s defective construction, Tenant, at its sole cost and expense, shall: (i) maintain, operate, and repair the heating, ventilating, and air conditioning system(s) serving each Building in accordance with the manufacturer’s specifications and recognized industry standards for such equipment; and (ii) maintain the humidity level and the air exchange rate within the interior of the Buildings at a level recommended by Applicable Laws and recognized industry standards.
     (c) If all or any part of the Premises requires repairs or replacements as a result of Tenant’s failure to maintain indoor air quality as provided in subsection (b) above, then the work required to remedy the situation will be performed by Tenant, at its sole cost and expense (except if resulting from Landlord’s defective construction). Landlord shall have no liability to Tenant or any of its employees, officers, agents, licensees, invitees, assignees, subtenants, contractors, or subcontractors or any other occupant of any of the Buildings with respect to any air quality issues and/or related claims (except if resulting from Landlord’s defective construction).
     (d) Notwithstanding anything to the contrary contained herein, if Tenant fails to comply with its obligations under this Section 11.5 and such failure continues for a period of thirty (30) days after Tenant’s receipt of written notice from Landlord, then in addition to Landlord’s rights and remedies under Section 8.2 hereof, Landlord shall have the right, but not the obligation, to perform such remedial actions as may be necessary or required, as determined by Landlord in its sole but reasonable discretion, and Tenant shall reimburse to Landlord the costs and expenses incurred by Landlord in connection therewith within thirty (30) days after written demand by Landlord, together with reasonable supporting documentation therefor. Notwithstanding the foregoing, if the performance of such obligation by Tenant would reasonably require more than thirty (30) days to complete, Tenant shall have a reasonable time to perform in order to cure such default provided Tenant commences to cure within such thirty (30) day period and thereafter diligently prosecutes such cure to completion.
     11.6 WAIVERS. All waivers must be in writing and signed by the waiving party. Landlord’s or Tenant’s failure to enforce any provision of this Lease, or Landlord’s acceptance of Rent, shall not be a waiver and shall not prevent Landlord or Tenant, as applicable, from enforcing that provision or any other provision of this Lease in the future. No statement on a payment check from Tenant or in a letter accompanying a payment check shall be binding on Landlord unless otherwise agreed to in writing by Landlord. Landlord may, with or without notice to Tenant, negotiate such check without being bound to the conditions of such statement unless otherwise agreed to in writing by Landlord.
     11.7 NO RECORDATION. Neither party shall record this Lease. However, simultaneously with the execution of this Lease, the parties shall execute in recordable form a Memorandum of Lease in the form attached hereto and made a part hereof as Exhibit “E” and Landlord shall, at its expense, record such Memorandum in the Public Records of Palm Beach

County, Florida. The Memorandum of Lease will not include a legal description of the Golf Course Parcel. Upon Landlord’s acquisition of the Golf Course Parcel, the parties shall execute an amendment to the Memorandum of Lease in recordable form and Landlord shall, at its expense, record such amendment in the Public Records of Palm Beach County, Florida. If Contingency Plan No. 2 (as such term is defined in Section 11.33) is implemented, then as part of the amendment to this Lease in connection therewith as described in Section 11.33, the parties shall execute a termination of the recorded Memorandum of Lease and execute a new Memorandum of Lease, and Landlord shall, at its expense, promptly record such termination and new Memorandum in the Public Records of Palm Beach County, Florida. Because Tenant has the right to terminate this Lease pursuant to Section 11.33, simultaneously with the execution of this Lease, the parties shall execute in recordable form a Termination of Memorandum of Lease and deliver the original thereof in escrow to Akerman Senterfitt (Landlord’s attorneys). If Tenant elects to terminate this Lease pursuant to Section 11.33, then upon Landlord’s receipt of Tenant’s termination notice, Landlord is authorized (without further agreement or instrument or instruction) to cause the escrow agent to record such Termination of Memorandum of Lease in the Public Records of Palm Beach County, Florida. Upon the recordation of the amendment to the Memorandum of Lease following Landlord’s acquisition of the Golf Course Parcel, or upon the recordation of a termination of the recorded Memorandum of Lease and recording of a new Memorandum of Lease in connection with Contingency Plan No. 2, then unless otherwise instructed in writing jointly by the parties, escrow agent shall destroy the Termination of Memorandum of Lease being held in escrow. The escrow agent’s duties are purely ministerial, and escrow agent shall not be liable to the parties hereto for any matter or thing arising out of the performance by escrow agent of its obligations hereunder, except for gross negligence or willful misfeasance. Escrow agent has served as counsel to Landlord in connection with the Lease, and in the event of any dispute between the parties, escrow agent may continue to act as counsel to Landlord.
     11.8 PARTIAL INVALIDITY. If any provision of this Lease is held or rendered illegal or unenforceable, it shall be considered separate and severable from this Lease and the remaining provisions of this Lease shall remain in force and bind the parties as though the illegal or unenforceable provision had never been included in this Lease.
     11.9 FORCE MAJEURE. The performance by either party to this Lease of its obligations (except the payment of Rent or other sums of money) shall be excused by delays attributable to events beyond that party’s reasonable control for a period of time that is sufficient for the party to perform its obligations after the cessation of the Force Majeure event acting in a diligent, commercially reasonable manner. Events beyond a party’s control include, but are not limited to, acts of the other party, acts of nature, war, terrorism, government regulation or restriction in the nature of a moratorium, act of the public enemy, industry-wide inability to secure materials through ordinary sources by reason of unforeseeable shortages or governmental order, earthquake, tropical storm, hurricane, tornado, civil commotion, labor disputes, strikes, fire, flood or other casualty, failure of power, shortages of labor or material, government regulation or restriction (including extraordinary delay in the issuance of any permit), and inclement weather conditions (such events shall individually and collectively be referred to herein as “Force Majeure”). Events beyond a party’s control shall not include changes in economic or market conditions, or financial or internal problems of the non-performing party, or ordinary weather conditions. For purposes of this Section, “inclement weather conditions” shall mean and refer to inclement weather that exceeds the normally expected inclement weather in the area of the Premises based on a 15-year moving average of climate data maintained by the National Atmospheric and Oceanic Administration. A day shall only be considered lost due to inclement weather if (a) precipitation exceeds 1/10th inch in any 24-hour period, or (b) the high temperature for the day is less than 30 degrees F, or (c) the high temperature for the day exceeds 100 degrees F, or (c) the area in which the Premises is located is under a tropical storm or hurricane warning or has been affected by a tropical storm or hurricane warning (regardless of the actual amount of rainfall). Should a party encounter more lost days in a month due to inclement weather than predicted by the monthly moving average, the party shall promptly prepare and submit to the other party a notice of extension of the time to complete its obligations under this Lease after the cessation of the inclement weather conditions. Such party’s notice shall include reasonable documentation (i) supporting such party’s position that it encountered greater than average inclement weather for the month, and (ii) that the inclement weather affected such party’s ability to complete its obligations to perform in accordance with the terms of this Lease. This Section 11.9 shall not apply to the Construction Addendum.
     11.10 EFFECTIVENESS. Submission or preparation of this Lease by Landlord shall not constitute an offer by Landlord or option for the Premises, and this Lease shall constitute an offer, acceptance, or contract only as expressly specified by the terms of this Section. If Tenant executes this Lease first, such action shall constitute an offer to Landlord, which may be accepted by Landlord by executing this Lease within ten (10) business days after Landlord’s receipt, and once this Lease is so executed by Landlord and an original is received by Tenant, such offer may not be revoked by Tenant and this Lease is then a binding contract. If Landlord executes this Lease first, such action shall constitute an offer to Tenant, which may be accepted by Tenant only by delivery to Landlord of a fully executed original of this Lease within ten (10) business days after receipt thereof, provided that if any party makes any material or minor alteration of any nature whatsoever to any of said documents, then such action shall merely constitute a counteroffer, which the other party may, at its election, accept or reject. Notwithstanding that the Term Commencement Date may occur and the Term and Rent payments may commence after the date of execution of this Lease, upon delivery and acceptance of this Lease in accordance with the terms of this Lease, this Lease shall be fully effective, and in full force and effect and valid and binding against the parties in accordance with, but on and subject to, the terms and conditions of this Lease. Terms used throughout this Lease referring to the date that this Lease has been executed or computing a date after or otherwise referring to the execution of this Lease, shall be deemed to mean a date that this Lease becomes effective pursuant to the provisions of this Section.
     11.11 AUTHORITY.
     (a) As a material inducement to Landlord to enter into this Lease, Tenant (and, individually each party executing this Lease on behalf of Tenant), intending that Landlord rely thereon, represents and warrants to Landlord that:
          (i) Tenant and the party or parties executing on behalf of Tenant are fully and properly authorized to execute and enter into this Lease on behalf of Tenant and to deliver this Lease to Landlord;

          (ii) This Lease constitutes a valid and binding obligation of Tenant, enforceable against Tenant in accordance with the terms of this Lease;
          (iii) Tenant is duly organized, validly existing and in good standing under the laws of the state of Tenant’s organization and has full power and authority to enter into this Lease, to perform Tenant’s obligations under this Lease in accordance with the terms of this Lease, and to transact business in the state in which the Premises are located; and
          (iv) The execution of this Lease by the individual or individuals executing this Lease on behalf of Tenant, and the performance by Tenant of Tenant’s obligation under this Lease, have been duly authorized and approved by all necessary corporate action, and the execution, delivery, and performance of this Lease by Tenant is not in conflict with Tenant’s bylaws or articles of incorporation, and other charters, agreements, rules or regulations governing Tenant’s business as any of the foregoing may have been supplemented or amended in any manner.
     In connection with the foregoing, simultaneously upon execution of this Lease, Tenant shall deliver to Landlord a Certificate executed by the secretary or assistant secretary of Tenant which certifies that Tenant has received all necessary corporate approvals to enter into and perform this Lease and to perform Tenant’s obligations hereunder and contains an incumbency certificate for the person authorized to sign on behalf of Tenant.
     (b) As a material inducement to Tenant to enter into this Lease, Landlord (and, individually each party executing this Lease on behalf of Landlord), intending that Tenant rely thereon, represents and warrants to Tenant that:
          (i) Landlord and the party or parties executing on behalf of Landlord are fully and properly authorized to execute and enter into this Lease on behalf of Landlord and to deliver this Lease to Tenant;
          (ii) This Lease constitutes a valid and binding obligation of Landlord, enforceable against Landlord in accordance with the terms of this Lease;
          (iii) Landlord is duly organized, validly existing and in good standing under the laws of the state of Landlord’s organization and has full power and authority to enter into this Lease, to perform Landlord’s obligations under this Lease in accordance with the terms of this Lease, and to transact business in the state in which the Premises are located; and
          (iv) The execution of this Lease by the individual or individuals executing this Lease on behalf of Landlord, and the performance by Landlord of Landlord’s obligation under this Lease, have been duly authorized and approved by all necessary company action, and the execution, delivery, and performance of this Lease by Landlord is not in conflict with Landlord’s bylaws or articles of organization, and other charters, agreements, rules or regulations governing Landlord’s business as any of the foregoing may have been supplemented or amended in any manner.
     In connection with the foregoing, simultaneously upon execution of this Lease, Landlord shall deliver to Tenant a Certificate executed by the secretary or assistant secretary of Landlord which certifies that Landlord has received all necessary company approvals to enter into and perform this Lease and to perform Landlord’s obligations hereunder and contains an incumbency certificate for the person authorized to sign on behalf of Landlord.
     11.12 FLORIDA LAW; DISPUTES.
     (a) This Lease shall be governed by the laws of the State of Florida, without regard to conflict of laws principles. In the event the parties are unable to resolve any dispute or claim to a satisfactory resolution as provided in subparagraph (b), below, the parties agree that the exclusive jurisdiction to hear and determine any claims or disputes between the parties arising out of or related to this Lease shall be in a state or federal court located in Palm Beach County, Florida. The parties expressly submit and consent in advance to such jurisdiction in any action or suit commenced in such courts, and each party hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens. In any such proceedings, trial by jury is waived as provided in Section 11.32, below.
     (b) Each party commits that in the event a dispute should arise under this Lease or relating in any manner hereto (including, without limitation, a dispute under the Construction Addendum), the parties shall first endeavor to resolve their dispute by good faith negotiations between or among the parties. If the parties are unable to resolve their dispute within ten (10) business days (the “Dispute Negotiation Period”), then the matter shall be reviewed by a senior level executive of each party (in the case of Tenant, by a Vice President or higher). If these senior officers are unable to resolve the matter within ten (10) business days after the Dispute Negotiation Period (the “Senior Level Review Period”), then, prior to any litigation being filed, the parties agree to attempt to mediate their dispute for a period of thirty (30) days following the end of the Senior Level Review Period (the “Mediation Period”), using a third party mediator who is neutral and independent of the parties to this Lease (the “Mediator”), such Mediator to be jointly selected by Landlord and Tenant within seven (7) business days after the end of the Senior Level Review Period. If the parties cannot agree on the Mediator within such time period, then within five (5) days thereafter, each party shall select an independent mediator, and those two mediators shall (within five (5) days) select the Mediator. Such mediation shall be conducted in Palm Beach County, Florida. All mediation proceedings shall be confidential, and no information exchanged in such mediation shall be discoverable or admissible in any litigation involving the parties.
     (c) If a party determines that a dispute presents such party with an extraordinary situation that requires it to seek emergency equitable relief prior to the end of the Mediation Period, it may seek emergency relief through formal legal proceedings.
     11.13 COUNTERPARTS. This Lease may be executed in multiple counterparts, each counterpart of which shall be deemed an original and all of which together shall constitute one and the same instrument. If requested, the parties agree to follow-up counterpart execution with signature pages signed by both parties.
     11.14 HOLDING OVER. If Tenant remains in possession after the end of the Term without Landlord’s consent and without having executed and delivered a new lease or an agreement extending the Term, there shall be no tacit renewal of this Lease or the Term, and

Tenant shall be deemed to be occupying the Premises from month to month at a monthly Rent payable in advance on the first day of each month equal to 150% (for the first sixty (60) days) and 200% (for each month thereafter) of the monthly amount of Rent payable during the last month of the Term, and otherwise upon the same terms as set forth in this Lease, so far as they are applicable to a monthly tenancy. The provisions of this Section shall survive the expiration of the Term or earlier termination of this Lease.
     11.15 TIME IS OF THE ESSENCE. Time is of the essence of this Lease and all provisions contained herein.
     11.16 APPROVAL OF PLANS AND SPECIFICATIONS. Except as otherwise expressly set forth in this Lease or in the Construction Addendum, neither review nor approval by or on behalf of Landlord of any Tenant’s plans for Leasehold Improvements nor any plans and specifications for any Tenant alterations or any other work shall constitute a representation or warranty by Landlord, any of Landlord’s members, the managing agent of the Premises, or any of their respective agents, partners, or employees that such plans and specifications either (i) are complete or suitable for their intended purpose, or (ii) comply with Applicable Laws, it being expressly agreed by Tenant that neither Landlord, nor any of Landlord’s members, nor the managing agent of the Premises, nor any of their respective agents, partners, or employees assume any responsibility or liability whatsoever to Tenant or to any other person or entity for such completeness, suitability, or compliance.
     11.17 RELATIONSHIP. Landlord and Tenant disclaim any intention to create a joint venture, partnership, or agency relationship.
     11.18 BROKER’S FEE. Each of Landlord and Tenant covenants, represents, and warrants that each had no dealings or negotiations with any broker or agent other than Codina Realty Services, Inc.· •ONCOR (“Landlord’s Broker”). Landlord shall pay any commission due to Landlord’s Broker pursuant to a separate agreement between Landlord and Landlord’s Broker. Landlord agrees to indemnify and hold harmless Tenant against any loss, liability, or expense (including reasonable attorneys’ fees and costs) arising out of claims for fees or commissions from anyone claiming through or under Landlord in connection with the lease of the Premises, including, without limitation, Landlord’s Broker. Tenant agrees to indemnify Landlord against any loss, liability, or expense (including reasonable attorneys’ fees and costs) arising out of claims for fees or commissions from anyone claiming through or under Tenant in connection with the lease of the Premises (and without limiting the generality of the foregoing, Tenant is responsible to pay (and to indemnify and hold harmless Landlord as set forth herein from and against) any fees or commissions payable to Cushman & Wakefield of Florida, Inc. or its affiliates).
     11.19 RIDERS AND EXHIBITS. All Riders, Addenda, and Exhibits attached hereto and referenced herein shall be deemed to be a part hereof and are hereby incorporated.
     11.20 TENANT ASSIGNMENT.
     (a) Tenant will not assign this Lease, in whole or in part, or sublease the Premises, in whole or in part, without the prior written consent of Landlord, which consent will not be unreasonably withheld, delayed, or conditioned, and in no event will Tenant be released from any obligation or liability under this Lease following any such assignment or sublease. No sublessee of the Premises or any portion thereof, may further assign or sublease its interest in the Premises or any portion thereof, without Landlord’s consent as provided above (if required). All reasonable legal fees and expenses incurred by Landlord in connection with the review by Landlord of Tenant’s requested assignment or sublease pursuant to this Section (including, without limitation, the preparation and/or review of any documentation) will be paid by Tenant within thirty (30) days of invoice for payment thereof, as Additional Rent. Landlord shall either approve or disapprove of a proposed assignment or sublease requiring Landlord’s consent within ten (10) business days after receipt of Tenant’s written request for consent, together with sufficient written evidence of the financial condition and creditworthiness of such proposed assignee or sublessee. If Landlord fails to respond to Tenant’s initial written request, then Tenant shall provide Landlord a written reminder notice with respect thereto. If Landlord fails to respond within two (2) business days after receipt of such reminder notice (and provided that Tenant has provided to Landlord all information reasonably requested by Landlord in connection therewith), then Landlord’s consent shall be deemed to be granted.
     (b) Landlord shall be entitled to receive fifty (50%) percent of the net profits arising out of an assignment or sublease (other than an Exempt Transfer), such net profits to be determined by subtracting all Base Rent and Additional Rent due from Tenant with respect to the time period and square footage applicable to the assignment or sublease, plus the reasonable and customary brokerage fees, reasonable attorneys’ fees, reasonable and customary costs of alterations, and all other reasonable costs and expenses incurred by Tenant pursuant to such assignment or sublease, from the total consideration to be paid by the transferee. Bona fide consideration relating to non-rental items such as goodwill will not be considered part of the consideration paid by the transferee in determining whether there are net profits.
     (c) Notwithstanding anything to the contrary contained in this Lease, Tenant may assign this Lease or sublet all or any portion of the Premises from time to time, without Landlord’s consent (an “Exempt Transfer”), to any Affiliate of Tenant or successor of Tenant resulting from a merger or consolidation of Tenant, or as a result of a sale by Tenant of all or substantially all of its assets or stock, provided that no such transfer shall relieve Tenant from any liability under this Lease, whether accrued to the date of such transfer or thereafter accruing. In addition, any change in the controlling interest in the stock of Tenant as a result of any transfer of the capital stock of Tenant by persons or parties through the “over-the-counter market” or through any recognized stock exchange or through a tender offer, shall not be deemed to be a transfer requiring Landlord’s consent. Landlord shall not be entitled to receive any portion of the excess rent as described above arising out of an assignment or sublease not requiring Landlord’s consent.
     (d) Except with regard to Exempt Transfers, Landlord shall have the right to recapture any space proposed by Tenant to be assigned or sublet once Tenant has transferred an aggregate total of 180,000 Rentable Square Feet of the Premises (excluding square footage that that has been transferred pursuant to (x) an Exempt Transfer and (y) a sublease with a term of three (3) years or less including renewal options) (the “Recapture Threshold”). Once Tenant has entered into assignment and/or sublease transactions for square footage meeting the Recapture Threshold, then for any such transaction thereafter (other than (i) an Exempt Transfer or (ii) a sublease with a term of three (3) years or less including renewal options), Tenant shall give

Landlord thirty (30) days’ prior written notice of the proposed transaction, and within such thirty (30) day period, Landlord shall have the right to recapture the space that is the subject of the proposed transaction by giving Tenant written notice thereof; provided, however, if Landlord notifies Tenant that Landlord elects to exercise this recapture right, Tenant may, within ten (10) business days of its receipt of Landlord’s recapture notice, notify Landlord that Tenant is rescinding the proposed assignment or sublease, in which case Landlord’s recapture notice shall be void. If Landlord recaptures any portion of the Premises, then Tenant acknowledges and agrees that any tenants which lease any such recaptured space from Landlord shall have the right: to utilize the parking areas; to access their leased premises through the other portions of the applicable Building such as lobbies and elevators (subject to Tenant’s security procedures and protocols); for tenants leasing more than 90,000 Rentable Square Feet, to maintain exterior signage; for tenants leasing more than 10,000 Rentable Square Feet, to utilize a portion of the roof of the Buildings in which their space is located for communications equipment so long as such use does not interfere with Tenant’s use of Tenant’s Rooftop Communications Equipment; and to have such other rights as are customarily granted to major tenants renting comparably sized premises. Such use and access shall not constitute an actual or constructive eviction of Tenant, in whole or in part, nor shall it entitle Tenant to any abatement or diminution of Rent or relieve Tenant from any obligation under this Lease. If Landlord recaptures any portion of the Premises, the Lease will terminate solely with respect to the portion of the Premises so recaptured, and there shall be a proportionate refund from Landlord of any Base Rent and Additional Rent paid for the recaptured portion for a period subsequent to the effective date of the recapture.
     11.21 LANDLORD ASSIGNMENT. Landlord will have the right to sell, transfer, or assign, in whole or in part, its rights and obligations under this Lease and in the Premises. Any such sale, transfer, or assignment will operate to release the transferor Landlord from any and all liability under this Lease arising after the date of such sale, assignment or transfer, so long as the transferee expressly assumes, in writing, all obligations of Landlord arising from and after the date of transfer.
     Notwithstanding the foregoing or anything to the contrary contained in this Lease, prior to the Base Rent Commencement Date, Landlord may not transfer this Lease or sell the Premises or cause a change of control, without the prior written consent of Tenant, which shall not be unreasonably withheld, delayed, or conditioned; provided, however, so long as Codina Development Corporation remains as the developer for Landlord’s development of the Premises, Tenant’s consent is not required for any assignment of Landlord’s interest in this Lease and the Premises or a change of control to (i) an Affiliate, or (ii) a lender (or its nominee, or a purchaser at a foreclosure sale) as a result the enforcement of remedies in a financing by Landlord for which Tenant is getting an SNDA, or (iii) a Qualified Transferee, as defined in Exhibit “H,” attached hereto and made a part hereof.
     11.22 AFFILIATE. For purposes of this Lease, “Affiliate” means a person or entity which controls, is in common control with, or is controlled by, another person or entity. For the purposes of this definition, the term “control” means (a) legal or beneficial ownership of fifty-one (51%) percent or more of the voting interests of an entity, or (b) the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person or entity, whether through the ownership of voting securities, by contract, or otherwise.

     11.23 ACCESS. Access to the Premises shall be available to Tenant 24 hours per day, 7 days per week, 365 days per year, subject to Force Majeure.
     11.24 REASONABLENESS. Wherever in this Lease the consent or approval of either Landlord or Tenant is required, such consent or approval shall not be unreasonably withheld, delayed, or conditioned, unless this Lease expressly provides that such consent shall be in such party’s sole discretion. Whenever the provisions of this Lease allow Landlord or Tenant to perform or not perform some act at their option or in their judgment, the decision of Landlord and Tenant to perform or not perform such act must be reasonable.
     11.25 SUCCESSORS. The terms, provisions, covenants, and conditions contained in this Lease shall apply to, inure to the benefit of and be binding upon the parties hereto, and their respective permitted successors and assigns.
     11.26 REPRESENTATIONS OF LANDLORD.
     Landlord represents and warrants to Tenant, as of the Effective Date, as follows:
     (a) Subject to completion of the acquisition of the Golf Course Parcel, Landlord possesses full power and authority to deal with the Property in all respects and no other party has any right or option thereto or in connection therewith.
     (b) There are no pending or, to the actual knowledge of Landlord, threatened condemnation or annexation proceedings or actions affecting the Property.
     (c) There are no pending or, to the actual knowledge of Landlord, threatened actions or legal proceedings affecting the Property or Landlord’s interest therein which would have a material adverse effect on Landlord’s ability to perform its obligations hereunder.
     (d) Landlord has not received written notice of any unpaid special assessments for sidewalk, water, paving, electrical or power improvements or other capital expenditures or improvements, matured or unmatured, with respect to the Property.
     (e) Landlord has not received any written notice of any violations of Applicable Laws or the Declaration with respect to the Property which remains uncured and which would have a material adverse effect on Landlord’s ability to perform its obligations hereunder.
     (f) Except as may be set forth in the Permitted Exceptions, to the Landlord’s actual knowledge there is not any survey or title matter which prohibits or restricts the Permitted Use.
     (g) The zoning of the Property (except for the Golf Course Parcel) is LIRP under the City of Boca Raton zoning code; and the zoning of the Golf Course Parcel is LIRP under the City of Boca Raton zoning code.
     11.27 OFAC/PATRIOT ACT. Tenant represents and warrants that (a) neither Tenant nor any person or entity that directly owns a 10% or greater equity interest in it nor any of its officers, directors, or managing members is a person or entity (each, a “Prohibited Person”) with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including Executive Order 13224 (the “Executive Order”) signed on September 24, 2001 and entitled “Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism”), or other governmental action, (b) Tenant’s activities do not violate the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001 or the regulations or orders promulgated thereunder (as amended from time to time, the “Money Laundering Act”) (i.e., Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “Patriot Act”), and (c) throughout the Term of this Lease, Tenant shall comply with the Executive Order, the Money Laundering Act, and the Patriot Act.
          In addition, unless readily available from a public source, upon Landlord’s request from time to time, Tenant will provide Landlord with the names and addresses of all (i) shareholders holding a 10% interest or greater interest in Tenant, and (ii) officers, directors, and managing members.
     11.28 WAIVER OF LIENS. Landlord hereby waives any statutory and common law liens for rent (other than judgment liens) and/or with respect to Tenant’s property located at the Premises from time to time. Although such waiver is hereby deemed to be automatic and self-executing, Landlord agrees to execute such instruments as may be reasonably required from time to time in order to confirm such waiver, including, without limitation, such instruments required to subordinate its statutory and common law lien to the lien of any institutional equipment lender or lessor of Tenant.
     11.29 RIGHT OF FIRST OFFER TO PURCHASE THE PREMISES.
     (a) Landlord hereby grants to Tenant a right of first offer to purchase the entire Premises in accordance with the terms set forth herein (the “Right of First Offer”), exercisable by Tenant as follows: Landlord shall notify Tenant in writing if Landlord intends to place the Premises on the market for sale to an unaffiliated third party (whether by sale of assets and/or sale of the equity interests in the entity constituting Landlord) (“Landlord’s Right of First Offer Activation Notice”). Landlord’s Right of First Offer Activation Notice will include the proposed purchase price (provided that, if Landlord intends to place the Premises on the market for sale without a specified asking price, then Landlord is not required to provide a proposed purchase price). In any event, by written notice delivered to Landlord within twenty (20) days after receipt of Landlord’s Right of First Offer Activation Notice (“Tenant’s Right of First Offer Exercise Deadline”), Tenant may elect to pursue negotiations for the purchase of the Premises (“Tenant’s Right of First Offer Exercise Notice”).
     (b) If Tenant fails to deliver Tenant’s Right of First Offer Exercise Notice by the expiration of Tenant’s Right of First Offer Exercise Deadline, then Landlord shall provide Tenant a written reminder notice with respect thereto. If Tenant fails to respond within two (2) business days after receipt of such reminder notice, then the Right of First Offer shall be deemed to be waived by Tenant and of no further force or effect, except as otherwise expressly set forth below.

     (c) If Tenant timely delivers the Tenant’s Right of First Offer Exercise Notice, then Landlord and Tenant shall, within five (5) business days, enter into good faith negotiations for the purchase of the Premises by Tenant, on terms and conditions satisfactory to the parties in their sole good faith discretion (provided, however, that (i) Tenant shall not be entitled to any inspection period or other so-called “free-look”; instead, Tenant shall conduct any desired due diligence within the Negotiation Period (as hereinafter defined), Tenant shall be responsible to repair any damage caused by any inspection of the Premises, and the indemnification provisions of this Lease shall apply to any such due diligence inspections, and (ii) the closing shall take place within forty-five (45) days after the date of the purchase agreement, and (iii) the purchase and sale agreement will contain then-customary provisions for title and survey review, casualty and condemnation, and seller representations, but taking into account that the Premises would be sold to the occupant of the entire Premises).
     (d) If, despite such good faith negotiations, the parties are unable to execute an agreement for the sale and purchase of the Premises within thirty-five (35) days after the date of Tenant’s Right of First Offer Exercise Notice (the “Negotiation Period”), for any reason whatsoever, except as set forth in subsection (e)(ii), then Landlord shall have the right to sell the Premises to any entity at any price. In addition, Tenant shall execute, within ten (10) days after the expiration of the Negotiation Period, an instrument in recordable form in order to evidence that Landlord and Tenant were unable to reach an agreement. During the Negotiation Period, Landlord will not solicit any offers or proposals, or enter into negotiations, letters of intent, or sales contracts with any third party with respect to the sale of the Premises. In addition, if the parties do not reach an agreement and Landlord then places the Premises on the market for sale, nothing shall be deemed to prohibit Tenant from submitting an offer in accordance with the procedures as may be applicable to Landlord’s offering, which Landlord will evaluate together with any other offers that Landlord may receive for the purchase of the Premises.
     (e) The Right of First Offer shall not commence until the Base Rent Commencement Date (the “ROFO Commencement Date”). To avoid ambiguity, if Landlord enters into a sale agreement in accordance with Section 11.21, above prior to the ROFO Commencement Date, but the closing thereunder does not take place until after the ROFO Commencement Date, such closing may proceed and Landlord is not required to activate the Right of First Offer for such transaction. Following the ROFO Commencement Date, the Right of First Offer shall continue to apply to Landlord and its successors until the fifth (5th) anniversary of the ROFO Commencement Date. After the fifth (5th) anniversary of the ROFO Commencement Date, Landlord shall have the absolute and unfettered right to sell the Premises free of the Right of First Offer, subject to the notice provisions provided herein.
     (f) Notwithstanding anything contained herein to the contrary, Tenant shall not be permitted to exercise the Right of First Offer while in default of this Lease beyond any applicable cure or grace period.
     (g) Notwithstanding anything contained herein to the contrary, the Right of First Offer shall not be applicable to any direct or indirect transfers (i) by Landlord to a mortgagee or its nominee in connection with a transfer of Landlord’s interest pursuant to a foreclosure or transfer in lieu thereof or a purchaser at a foreclosure sale, and/or (ii) to or among any legal entity that is an affiliate, subsidiary, or parent of Landlord or Landlord’s partners, members, or shareholders, or a legal entity controlled by Landlord into or with which Landlord may be merged or consolidated (except if the primary purpose of the merger or consolidation is to circumvent Tenant’s right of first offer and transfer the Premises to an unaffiliated third party), and/or (iii) to any entity controlled by (A) TIAA-CREF, its successors or assigns or (B) any other pension fund or investment fund managed or advised by TIAA-CREF (or any successor thereto by merger or acquisition).
     (h) From and after such time as Tenant’s Right of First Offer is of no further force or effect (through waiver or otherwise), then Landlord hereby agrees to use reasonable efforts to notify Tenant if Landlord elects to market the Premises for sale to an unrelated third party, and Tenant may elect to submit an offer in accordance with the procedures as may be applicable to Landlord’s offering, which Landlord will evaluate together with any other offers that Landlord may receive for the purchase of the Premises. The provisions of this subparagraph are solely for notification purposes only and shall not be deemed to impose any obligation upon Landlord to negotiate with or otherwise sell the Premises to Tenant nor shall this subparagraph impose upon Landlord any obligation to wait any period of time after giving such notice to Tenant before entering into negotiations with another party for the sale of the Premises or the actual conveyance thereof. The notice obligation set forth herein shall not be applicable to any transfers contemplated in subparagraph (g), above. Landlord shall have no liability as a result of Landlord’s failure to provide the notification to Tenant that is contemplated herein.
     (i) The Right of First Offer is personal to the original Tenant executing this Lease (i.e., Office Depot, Inc.) (the “Original Tenant”), and not to any successors or assigns of the Original Tenant; provided, however, any the Right of First Offer shall be applicable to any assignee of Tenant pursuant to an Exempt Transfer.
     11.30 PRESS RELEASES. Any media publication regarding this Lease or the transactions contemplated hereby shall be subject to the joint approval of Landlord and Tenant. Except as required by Applicable Laws and as specifically provided for in this Lease, Landlord and Tenant agree that neither Landlord nor Tenant shall disclose the Rent amounts of this Lease to any person other than their respective Affiliates, employees, members, partners, agents, attorneys, brokers, or other consultants, or any current or prospective holder of any mortgage or voluntary lien on any portion of the Premises or current or prospective ground lessor, or to a prospective purchaser, and to the respective Affiliates, employees, partners, agents, attorneys, brokers, or other consultants or the foregoing. Notwithstanding anything to the contrary contained in this Lease, any breach by Landlord or Tenant of the provisions of this Section 11.30 shall not be a default under the terms of this Lease but the non-defaulting party’s sole remedy shall be to commence actions at law or in equity for an injunction or to recover damages suffered by such party on account of the breach. The foregoing does not restrict Landlord and Tenant from making such disclosures as may be required under securities laws.
     11.31 RENTS FROM REAL PROPERTY. Landlord and Tenant agree that all Rent payable by Tenant to Landlord shall qualify as rents from real property within the meaning of both Sections 512(b)(3) and 856(d) of the Internal Revenue Code of 1986, as amended (the “Code”) and the U.S. Department of Treasury Regulations promulgated thereunder (the “Regulations”). If Landlord determines that there is any risk that all or part of any Rent shall not qualify as rents from real property for the purposes of the Code and the Regulations, Tenant agrees to cooperate with Landlord (at Landlord’s expense) by entering into such amendment or amendments as Landlord deems necessary to qualify all Rent as rents from real property, in form and content reasonably acceptable to Tenant; provided, however, that any adjustments required pursuant to this paragraph shall be made so as to produce the equivalent Rent (in economic terms) payable prior to such adjustment.
     11.32 WAIVER OF TRIAL BY JURY. LANDLORD AND TENANT EACH HEREBY KNOWINGLY, INTENTIONALLY, AND VOLUNTARILY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER ON ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE.
     11.33 Golf Course Parcel. Notwithstanding anything to the contrary contained in this Lease, the parties acknowledge and agree that as of the Effective Date the Golf Course Parcel, being a portion of the Property consisting of approximately 1.5 acres (adjacent to Lot B described in Exhibit “B” hereto), is not owned by Landlord, but is instead owned by an unrelated third party as part of a golf course. To facilitate construction of the Premises, Landlord and Tenant agree that Landlord must seek to acquire the Golf Course Parcel. From and after the Effective Date, Landlord will continue to pursue the acquisition of the Golf Course Parcel from the title holder thereof, and, upon request, shall provide Tenant with written progress reports with respect thereto. Landlord makes no guaranty that the Golf Course Parcel can or will be acquired. Notwithstanding the foregoing, if Landlord fails to acquire title to the Golf Course Parcel (together with (x) the release of that certain use restriction set forth in paragraph 1 of Exhibit A-1 contained in that certain Special Warranty Deed recorded in Official Records Book 5161, Page 168 of the Public Records of Palm Beach County, Florida (the “Arvida Deed”) and (y) either (A) the release of the architectural approval requirements set forth in paragraph 2 of Exhibit A-1 to the Arvida Deed or (B) the architectural approval in accordance with such paragraph 2 of the plans for the garage to be constructed by Landlord on the Golf Course Parcel as depicted in the Issued for Permit Plans (provided, however, that provisions (x) and (y), above, shall only be operative so long as Landlord has first made its best commercially reasonable efforts in good faith to obtain a release and termination of all covenants and restrictions in the Arvida Deed)) on or before December 15, 2006 (the “Acquisition Deadline”), then Tenant shall, in Tenant’s sole and absolute discretion, have the right to elect any of the following options upon written notice to Landlord delivered within five (5) business days after the expiration of the Acquisition Deadline (the “Contingency Plan No. 1 Deadline”): (i) to terminate this Lease, whereupon Tenant shall pay Landlord fifty (50%) percent of all costs incurred by Landlord in connection with the Lease and the transaction contemplated hereby, including without limitation, design and development costs, but not to exceed a total payment from Tenant in the sum of $2.5 million, as liquidated damages and not as a penalty (it being agreed that Landlord’s actual damages for such termination are difficult and impractical to ascertain, and the not-to-exceed $2.5 million sum is intended to be a reasonable estimate for the amounts of damages that Landlord will suffer by reason of Tenant’s termination of this Lease) and the parties shall be relieved of all further obligations hereunder (except as specifically provided herein to survive the termination of this Lease); or (ii) to agree to an alternate site plan (“Contingency Plan No. 1”), whereupon this Lease shall be based upon Landlord constructing the Premises in accordance with the Contingency Plan No. 1, all of which is to be set forth in an amendment to this Lease.

Landlord and Tenant agree that they shall act in good faith from the Effective Date until the Acquisition Deadline to develop a mutually acceptable alternate site plan which shall serve as Contingency Plan No. 1, together with Base Building Plans and a Base Rent based on Contingency Plan No. 1. In the event Landlord and Tenant have not agreed on an acceptable alternative site plan by the Contingency Plan No. 1 Deadline, then, within ten (10) business days after the Contingency Plan No. 1 Deadline (the “Contingency Plan No. 2 Deadline”), Tenant shall, in Tenant’s sole and absolute discretion, have the right to relocate the Premises (“Contingency Plan No. 2”) to the property located directly south of the Property and identified on Exhibit “I” attached hereto and made a part hereof (the “Relocation Property”), whereupon this Lease shall be based upon the owners of the Relocation Property (collectively, the “Relocation Property Landlords”) constructing the Premises on the Relocation Property. In such event, the Construction Schedule, this Lease and the Base Rent shall be modified to reflect appropriate delays in development of the Premises attributable to the re-submission of the site plan and other applicable matters due to the relocation of the Premises to the Relocation Property, all of which is to be set forth in an amendment to this Lease. In connection with Contingency Plan No. 2, Landlord agrees to grant Tenant an access easement over the south portion of the Property for ingress and egress between Military Trail and the Relocation Property, in a location and upon terms to be mutually agreed upon (all of which is to be set forth in the amendment to this Lease as executed by the Contingency Plan No. 2 Deadline). In addition, the Relocation Property Landlords join in this Lease to agree and confirm to Contingency Plan No. 2 (if exercised by Tenant as set forth above), and any provisions in this Lease which may apply in order for this Lease to apply to the Relocation Property Landlords, the Relocation Property and Contingency Plan No. 2, as well as to agree that from and after the Effective Date of this Lease they will not solicit any offers or proposals, or enter into negotiations, letters of intent, or leases or sales contracts with any third party with respect to the leasing or sale of the Relocation Property (unless the transaction in question would relate to a ground lease or sale as part of a headquarters lease for Tenant as contemplated by this Lease). Notwithstanding the foregoing, this Section 11.33 shall terminate, and be null and void and of no further force or effect, in the event that (a) Landlord acquires fee simple title to the Golf Course Parcel (subject only to the Permitted Exceptions, as modified by paragraph 12 therein) and provides evidence of such acquisition to Tenant, prior to the Acquisition Deadline or termination of this Lease by Tenant as provided above, or (b) the parties enter into an amendment to this Lease as provided above for either Contingency Plan No. 1 or Contingency Plan No. 2 (and upon such termination of this Section 11.33, the parties shall enter into amendment to this Lease reflecting the termination of this Section 11.33).
[signatures on next page]

          IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the date first above written.

WITNESSES:	LANDLORD:

BOCA 54 NORTH LLC, a Delaware limited liability company

	By:	Boca 54 Land Associates LLC, a Delaware limited liability company, its Sole Member

		By:	Flagler Boca 54, LLC, a Florida limited liability company, its Managing Member

	By:	/s/ Jose Hevia

Name:		Jose Hevia, Vice President

Name:

[signatures continued on next page]

TENANT:

OFFICE DEPOT, INC., a Delaware corporation

	By:	/s/ David C. Fannin

Name:		David C. Fannin,
Executive Vice President and General Counsel

Name:

EXHIBITS:

“A”	Construction Addendum
“B”	Legal Description of Property
“C”	Memorandum of Lease Commencement
“D”	Base Rent
“E”	Memorandum of Lease
“F”	Permitted Exceptions
“G”	Subordination, Non-Disturbance and Attornment Agreement
“H”	Qualified Transferees
“I”	Legal Description of Relocation Property
RIDER:
Rider Number 1 — Renewal Options

JOINDER OF OWNERS OF RELOCATION PROPERTY
Agreed as to Section 11.33 of the Agreement:
BOCA 10 A & B LLC, a Delaware limited liability company
BOCA 10 C & D, a Delaware limited liability company
BOCA 11 A LLC, a Delaware limited liability company

By:	BOCA 54 LAND ASSOCIATES LLC, a Delaware limited liability company, Sole
Member

	By:	Flagler Boca 54, LLC, a Florida limited liability company, Managing Member

		By:	/s/ Jose Hevia
Jose Hevia, Vice President

EXHIBIT “A”
CONSTRUCTION ADDENDUM

CONSTRUCTION ADDENDUM FOR BASE BUILDING SHELL IMPROVEMENTS
AND LEASEHOLD IMPROVEMENTS
ATTACHED TO AND MADE A PART OF THE
LEASE BETWEEN BOCA 54 NORTH LLC,
AS LANDLORD, AND OFFICE DEPOT, INC., AS TENANT
ARTICLE I
CERTAIN DEFINITIONS
     For the purposes of this Construction Addendum (the “Addendum”), unless the context otherwise requires, the following terms will have the respective meanings assigned to them in this Article I or the section or article referred to below:
     1.1 “Base Building” or “Base Buildings” means a total of three (3) office buildings and various special purpose facilities comprising a total square footage of approximately 624,000 square feet (such square footage to be finalized as part of the Base Building Plans processes described below, and will be determined in accordance with the Standard Method for Measuring Floor Area in Buildings published by the Building Owners and Managers Association (ANSI/BOMA Z65.1-1996), together with the Base Building Systems, grading, drainage, site work, parking structure, parking and landscaped areas, restrooms, lobbies, equipment rooms, atriums, Building connectors, and related improvements to the foregoing to be built on the Property in accordance with the Base Building Plans, all Legal Requirements, and the provisions of this Addendum, and together with off-site improvements required for the Base Building by Governmental Authority during the site plan approval process described in the Construction Schedule (as hereinafter defined).
     1.2 “Base Building Architect” means RLC Architects P.A., or such other firm (and their consultants) which may hereafter be designated by Landlord and approved in writing by Tenant, which approval shall not be unreasonably withheld, delayed, or conditioned, that are providing design or consulting services required incident to the design and construction of the Base Building by the Landlord. Landlord will provide a copy of the contract or other written agreement between Landlord and the Base Building Architect promptly upon written request of Tenant.
     1.3 “Base Building Plans” means the final, detailed working plans, specifications, drawings, and construction documents (including, without limitation, mutually agreed-on performance criteria) for the Base Building to be prepared and sealed by the Base Building Architect in accordance with applicable Legal Requirements, and to be approved in writing by Landlord and Tenant pursuant to this Addendum (and subject to approval by appropriate Governmental Authority to the extent necessary to obtain all requisite building and other permits), and as such Base Building Plans may be modified in accordance with this Addendum. Except as otherwise provided in this Addendum, the Base Building Plans shall be based on the

Issued for Permit Plans, and the only permissible changes shall be those necessary to reflect the three letters referred to in the definition of “Issued for Permit Plans” set forth below and any changes requested by Governmental Authorities.
     1.4 “Base Building Systems” means with respect to the Base Building: (a) the stairs and elevators; (b) the HVAC, plumbing, and mechanical system; (c) the electrical, telephone, telecommunication conduit, water, storm sewer and sanitary sewer utility systems and connections; (d) the sprinkler and fire protection systems, life safety systems and lightning protection system; and (e) the paving and other improvements for pedestrian and vehicular access and vehicular parking (including, without limitation, structured parking if shown on Schedule 1), together with all equipment, machinery, shafts, risers, flues, piping, wiring, ducts, ductwork, panels and instrumentation, and other appurtenances relating to any or all of the foregoing, all as more specifically set forth in the Base Building Plans.
     1.5 “Base Building Work” means all construction work, services performed, or materials provided to the Premises in connection with the construction of the Base Building pursuant to the Base Building Plans.
     1.6 “City” means the City of Boca Raton, Florida.
     1.7 “Construction Contract” means any construction contract and/or construction management agreement to be entered into by Landlord, as owner, for the construction and/or management of construction of all or any part of the Base Building and any other improvements expressly called for in the Base Building Plans. Landlord promptly shall provide Tenant complete copies of all Construction Contracts upon written request of Tenant.
     1.8 “Construction Schedule” means the design and construction schedule attached to and made a part of this Addendum as Schedule 2, as may be updated by Landlord from time to time upon written notice to Tenant, and the schedule of milestone dates attached to and made a part of this Addendum as Schedule 2-A, as may be updated by Landlord from time to time upon written approval by Tenant, which approval shall not be unreasonably withheld, conditioned or delayed. Any delay in the deliveries required from the Leasehold Improvement Architect may be the basis for a Tenant Delay.
     1.9 “Issued for Permit Plans” means the plans and specifications listed in Schedule 1, attached to and made a part of this Addendum, together with Tenant’s comments, requirements and conditions relative to such plans as set forth in those certain letters dated August, 1, 2006, October 4, 2006 and October 30, 2006, copies of the letters are also attached as part of Schedule 1, and as such Issued for Permit Plans may be modified in accordance with this Addendum. In the event of any conflict between the Base Building Plans and the Issued for Permit Plans, the terms of the Base Building Plans shall control.
     1.10 “Excusable Delay” means any actual delay in Substantial Completion of the Work due to strikes, lockouts, or other labor or industrial disturbance (other than on the part of employees of Landlord), terrorism, government regulation or restriction in the nature of a moratorium, act of the public enemy, war, industry-wide inability to secure materials through ordinary sources by reason of unforeseeable shortages or governmental order, earthquake, fire, tropical storm, hurricane, tornado, flood, or unusually inclement weather; provided, however, that for purposes of this definition increased costs in building materials and/or Landlord’s or any other person’s lack of funds will not be deemed to be an Excusable Delay. Landlord shall use commercially reasonable efforts to mitigate circumstances that could lead to Excusable Delay. For purposes of this Section, “unusually inclement weather” shall mean and refer to inclement weather that exceeds the normally expected inclement weather in the area of the Premises based on a 15-year moving average of climate data maintained by the National Atmospheric and Oceanic Administration. A day shall only be considered lost due to unusually inclement weather if the area in which the Premises is located is under a tropical storm or hurricane warning or has been affected by a tropical storm or hurricane warning (regardless of the actual amount of rainfall). Should Landlord encounter more lost days in a month due to unusually inclement weather than predicted by the monthly moving average, Landlord shall promptly give notice to Tenant of extension of the time to complete its obligations under this Addendum after the cessation of the unusually inclement weather. Landlord’s notice shall include reasonable documentation (i) supporting Landlord’s position that it encountered unusually inclement weather for the month, and (ii) that the unusually inclement weather affected Landlord’s ability to complete its obligations to perform in accordance with the terms of this Addendum.
Should Landlord encounter what it considers an Excusable Delay, it shall be included in the Construction Meeting Report as required in Section 4.3 hereof.
     1.11 “Final Completion of the Base Building” means the completion of all Base Building Work. “Final Completion of the Base Building Work” will be deemed to have occurred when all of the following conditions have been satisfied (or waived in writing by Tenant): (a) completion of all Punchlist Items for the Base Building Work (as hereinafter defined), (b) receipt by Tenant of as-built plans for the Base Building pursuant to Article XI, (c) receipt by Tenant of all available operations and maintenance manuals for the Base Building Work, (d) receipt by Tenant of all available warranty documentation for the Base Building Work compiled in a commercially reasonable manner, (e) completion of all Tenant training on the operation and maintenance of Base Building Systems (and Tenant shall make its personnel available for such training at mutually convenient times), and (f) receipt by Tenant of a copy of all final releases of lien from the General Contractor. Landlord shall use commercially reasonable efforts to achieve Final Completion of the Base Building Work not later than 90 calendar days following Substantial Completion of the Base Building Work.
     1.12 “Final Completion of the Leasehold Improvement Work” means the completion of all Leasehold Improvement Work. “Final Completion of the Leasehold Improvement Work” will be deemed to have occurred when all of the following conditions have been satisfied (or waived in writing by Tenant): (a) completion of all Punchlist Items for the Leasehold Improvement Work (as hereinafter defined), (b) receipt by Tenant of all available operations and maintenance manuals for the Leasehold Improvements, (d) receipt by Tenant of all available warranty documentation for the Leasehold Improvement Work compiled in a commercially reasonable manner, (e) completion of all Tenant training on the operation and maintenance of the Leasehold Improvements (and Tenant shall make its personnel available for such training at mutually convenient times), and (f) receipt by Tenant of a copy of all final releases of lien from the Leasehold Improvement Contractor. Landlord shall use commercially reasonable efforts to achieve Final Completion of the Leasehold Improvement Work not later than ninety (90) calendar days following Substantial Completion of the Leasehold Improvement Work.
     1.13 “General Contractor” means Centex Construction, LLC, or another general contractor or construction manager selected by Landlord for the construction of the Base Building and approved in writing by Tenant, which approval shall not be unreasonably withheld, delayed, or conditioned.
     1.14 “Governmental Authority” means any and all courts, boards, agencies, commissions, offices, or authorities of any nature whatsoever of any governmental unit (federal, state, county, district, municipal, city, or otherwise) whether now or hereafter in existence, which have jurisdiction over the Base Building, the Premises and the Leasehold Improvements.
     1.15 “Late Date” will have the meaning set forth in Section 6.1.
     1.16 “Late Period” will have the meaning set forth in Section 6.1.

     1.17 “Lease” means the Lease Agreement to which this Addendum is attached.
     1.18 “Leasehold Improvement Costs” means the actual cost for permitting, constructing and installing the Leasehold Improvements.
     1.19 “Leasehold Improvement Contractor” means Centex Construction, LLC, or another general contractor or construction manager selected by Landlord for the construction of the Leasehold Improvements and approved in writing by Tenant, which shall not be unreasonably withheld, delayed, or conditioned.
     1.20 “Leasehold Improvement Architect” means Hellmunth Obata + Kassabaum, Inc., or such other firm which may hereafter be designated by Tenant and approved in writing by Landlord, which approval shall not be unreasonably withheld, delayed, or conditioned. During the progress of the Work until Substantial Completion of the Base Building Work, Landlord agrees, at no cost to Tenant, to provide the Leasehold Improvement Architect suitable temporary office space on site to enable the Leasehold Improvement Architect to monitor the installation of the Leasehold Improvements, which space shall be comparable to the space provided to the Base Building Architect. Thereafter, space will be available, but as part of the Leasehold Improvement Costs.
     1.21 “Leasehold Improvement Construction Contract” means any construction contract and/or construction management agreement to be entered into by Landlord, as owner, for the construction and/or management of construction of all or any part of the Leasehold Improvements and any other improvements expressly called for in the Leasehold Improvement Plans. Landlord will provide a copy of the Leasehold Improvement Construction Contract promptly upon written request of Tenant. So long as Tenant has approved the Leasehold Improvement Construction Contract (which approval shall not be unreasonably withheld, delayed, or conditioned), the Leasehold Improvement Construction Contract shall provide that the Leasehold Improvement Contractor shall look only to Tenant for payment of all amounts due thereunder, except to the extent such amounts have been paid to Landlord.

     1.22 “Leasehold Improvement Plans” means the final, detailed working plans, specifications, drawings, and construction documents for the Leasehold Improvements to be prepared and sealed by the Leasehold Improvement Architect and approved, pursuant to the terms of this Addendum, in writing by Landlord, Tenant and (only to the extent necessary to obtain all requisite building and other permits) the appropriate Governmental Authority, as such Leasehold Improvement Plans may be modified in accordance with this Addendum.
     1.23 “Leasehold Improvements” means all leasehold improvements to be constructed and/or installed in the Premises by Landlord as expressly set forth in the Leasehold Improvement Plans.
     1.24 “Leasehold Improvement Work” means all construction work, services performed, or materials provided to the Premises in connection with the construction of the Leasehold Improvements.
     1.25 “Legal Requirements” means any and all judicial decisions, orders, injunctions, writs, statutes, rulings, rules, regulations, permits, certificates, or ordinances of any Governmental Authority in any way applicable to Landlord, Tenant, and/or the Premises, including, but not limited to, any of the aforesaid dealing with the design, construction, ownership, use, leasing, maintenance, service, operation, sale, exchange, or condition of real property, or zoning or environmental or Americans with Disabilities Act matters in effect as of the date of final approval of the Base Building Plans and the Leasehold Improvement Plans by the appropriate Governmental Authority and continuing through Substantial Completion of the Work.
     1.26 “Premises” will have the meaning set forth in the Lease.
     1.27 “Prime Rate” the rate charged by banks in the United States as the “prime rate” as published in the Wall Street Journal on the first working day of the month that any such payment becomes due and unpaid.
     1.28 “Projected Completion Date of the Base Building Work” means the projected date of Substantial Completion of the Base Building Work which is August 28, 2008, subject to extension for Excusable Delays, Tenant Delays, and agreed-on Tenant’s Building Changes.
     1.29 “Projected Completion Date of the Leasehold Improvement Work” means the projected date of Substantial Completion of the Leasehold Improvement Work which is October 20, 2008, subject to extension for Excusable Delays, Tenant Delays, and agreed-on Tenant’s Leasehold Improvement Changes. Upon Substantial Completion of the Base Building Work, the parties contemplate Substantial Completion of the Leasehold Improvement Work to occur in three (3) phases on or before the following dates: (i) for the northern most building (the “North Building”), September 15, 2008, (ii) for the building (the “Center Building”) located between the North Building and the South Building (as hereinafter defined), October 1, 2008, and (iii) for the southern most building (the “South Building”), October 20, 2008. Prior to Substantial Completion of the Leasehold Improvement Work as specifically pertaining to the Center Building and the South Building, as applicable, in contemplation of Tenant’s phased move-in by building, (i) Tenant shall not unreasonably interfere with Landlord’s work relative to achieving said Substantial Completion of the Leasehold Improvement Work, and (ii) Landlord shall not unreasonably interfere with Tenant’s use of the Premises other than the Center Building and the South Building, as applicable.
     1.30 “Projected Completion Date” means the Projected Completion Date of either the Base Building Work and/or the Leasehold Improvement Work, as applicable.
     1.31 “Punchlist Items” for the Base Building Work means those elements of the Base Building Work: (a) which are not complete at the time of Substantial Completion of the Base Building Work, along with a schedule for the completion of each item, and (b) for which it may be reasonably anticipated that the completion will occur within forty-five (45) days after Substantial Completion of the Base Building Work, subject to extension for Excusable Delay. The Base Building Architect will prepare a schedule of Punchlist Items for the Base Building Work upon Substantial Completion of the Base Building Work, which schedule shall be reviewed and approved in writing by Tenant and Landlord, which approval shall not be unreasonably withheld, delayed, or conditioned.
     1.32 “Punchlist Items” for the Leasehold Improvement Work means those elements of the Leasehold Improvement Work: (a) which are not complete at the time of Substantial Completion of the Leasehold Improvement Work, along with a schedule for the completion of each item, (b) which individually or in the aggregate, do not materially interfere with Tenant’s ability to take occupancy of the Premises and to operate its business at the Premises without unreasonable impediment or interference by reason of continuing of the Leasehold Improvement Work, and (c) for which it may be reasonably anticipated that the completion will occur within thirty (30) days after Substantial Completion of the Leasehold Improvement Work, subject to extension for Excusable Delay. The Leasehold Improvement Architect will prepare a schedule of Punchlist Items for the Leasehold Improvement Work upon Substantial Completion of the Leasehold Improvement Work, which schedule shall be reasonably approved by Tenant and Landlord, which approval shall not be unreasonably withheld, delayed, or conditioned.
     1.33 “Substantial Completion of the Base Building Work” means the substantial completion by Landlord of the construction of the Base Building Work, all as more specifically set forth in the Base Building Plans, including, but not limited to, the construction and installation of the Base Building Systems, in accordance with the Base Building Plans, all applicable Legal Requirements, the Declaration, and this Addendum, in a good and workmanlike manner, and in accordance with good construction and engineering practices, free from known material defects (structural, mechanical, or otherwise), other than defects reflected in the schedule of Punchlist Items for the Base Building Work. Without limiting the foregoing, “Substantial Completion of the Base Building Work” will not be deemed to have occurred until all of the following conditions have been satisfied (or waived in writing by Tenant): (a) receipt of a Certificate of Substantial Completion of the Base Building Work by Base Building Architect, on AIA Form G704 (or a substantially similar form) relating to the construction of the Base Building in accordance with the Base Building Plans; and (b) the City or other Governmental Authority has conducted all inspections, and issued a certificate of completion evidencing Landlord’s completion of the Base Building Work (or similar documentation evidencing the same).

     1.34 “Substantial Completion of the Leasehold Improvement Work” means the substantial completion by Landlord of the construction of the Leasehold Improvement Work, all as more specifically set forth in the Leasehold Improvement Plans, including, but not limited to, the construction and installation of the Leasehold Improvements, in accordance with the Leasehold Improvement Plans, all applicable Legal Requirements and this Addendum, in a good and workmanlike manner, and in accordance with good construction and engineering practices, free from known material defects (structural, mechanical, or otherwise), other than defects reflected in the schedule of Punchlist Items for the Leasehold Improvements. Without limiting the foregoing, “Substantial Completion of the Leasehold Improvement Work” will not be deemed to have occurred until all of the following conditions have been satisfied (or waived in writing by Tenant): (a) receipt of a Certificate of Substantial Completion of the Leasehold Improvement Work by Leasehold Improvement Architect, on AIA Form G704 (or a substantially similar form) relating to the construction of the Leasehold Improvements in accordance with the Leasehold Improvement Plans; and (b) the City or other Governmental Authority has conducted all inspections, and issued a temporary or permanent certificate of occupancy evidencing Landlord’s completion of the Leasehold Improvement Work (or similar documentation evidencing the same) allowing Tenant or its employees, agents, contractors, or subcontractors to operate the Leasehold Improvements and the Premises without unreasonable impediment or interference by reason of continuing Leasehold Improvement Work; and (c) Landlord has achieved Substantial Completion of the Base Building Work.
     1.35 “Substantial Completion of the Work” or “Substantially Complete the Work” means that Landlord has achieved Substantial Completion of the Base Building Work and Substantial Completion of the Leasehold Improvement Work.
     1.36 “Tenant Delay” means:
1.36.1	any actual delay, not an Excusable Delay, in Substantial Completion of the Base Building Work, Substantial Completion of the Leasehold Improvement Work, the Final Completion of the Base Building Work and/or the Final Completion of the Leasehold Improvement Work which is due to any act or omission of Tenant, its employees, agents, contractors, subcontractors, or any other person or entity acting by, through, or under Tenant (including, but not limited to, Tenant’s Consultants, Tenant’s Leasehold Improvement Architects and any other architects and interior designers); any changes to the Base Building Plans, the Leasehold Improvement Plans or in the Work made by or at the request of Tenant pursuant to Section 3.2 and Section 3.4; any delay by Tenant in making payments to the Landlord as required pursuant to Section 2.5(i) hereof, except if such payments are disputed and deposited in escrow in accordance with Section 2.5(i); any failure by Tenant to maintain the milestone dates in the Construction Schedule, other than due to a non-Excusable Delay on the part of Landlord; and any delay by Tenant in the submission of plans as required by this Addendum. The foregoing shall be deemed to include the failure of Tenant, its employees, agents, contractors, subcontractors, or any other person or entity by, through, or under Tenant to comply with the Construction Schedule, as may be updated by Landlord, from time to time, provided, however, that any such update shall not be deemed to be a waiver of Landlord’s rights and remedies as a result of any Tenant Delays that may cause the Construction Schedule to be updated. No Tenant Delay will be deemed to have occurred under this Addendum unless Landlord has notified Tenant in writing within seven (7) business days after the occurrence of a Tenant Delay (but, in the event of a continuing Tenant Delay, it is waived only for the period of time preceding seven (7) business days before Tenant’s receipt of Landlord’s notice), provided, however, that if the Tenant Delay relates to the specific time frames set forth in this Addendum and/or the Construction Schedule for Tenant to perform its obligations hereunder, then no notice is required from Landlord for such delay to constitute a Tenant Delay. For instances of Tenant Delay for which Landlord is required to provide notice, Tenant shall have a period of two (2) business days within which to cure or dispute the event causing the Tenant Delay before being charged with Tenant Delay for purposes hereof. Tenant’s failure to notify Landlord within two (2) business days after Landlord’s notice of a Tenant Delay shall constitute a waiver by Tenant of the right to dispute the existence of the applicable Tenant Delay (but shall not limit Tenant’s right to dispute the length of the applicable Tenant Delay). There will be excluded from the number of days of Tenant Delays any days of delay which are caused by any act or omission of Landlord, its employees, agents, contractors, subcontractors or any other person or entity by, through, or under Landlord (including, but not limited to, the Base Building Architect) and any Excusable Delays. Landlord will have no obligation to attempt to mitigate, through expediting the prosecution of any Work or changing the scope of the Work or otherwise, the actual or presumed effects of a Tenant Delay on Landlord’s ability to achieve Substantial Completion of the Work; provided, however, that at Tenant’s request and with a written agreement by Tenant to pay any additional costs incurred by Landlord resulting therefrom, Landlord will use all reasonable efforts to accelerate the performance of the Work to mitigate the effects of any Tenant Delay.

1.36.2	If any Tenant Delay delays the Substantial Completion of the Base Building Work, Substantial Completion of the Leasehold Improvement Work, Final Completion of the Base Building Work or Final Completion of the Leasehold Improvement Work, then Substantial Completion of the Base Building Work, Substantial Completion of the Leasehold Improvement Work, Final Completion of the Base Building Work or Final Completion of the Leasehold Improvement Work, as applicable, shall be deemed to be the date that Substantial Completion of the Base Building Work, Substantial Completion of the Leasehold Improvement Work, Final Completion of the Base Building Work or Final Completion of the Leasehold Improvement Work would have been achieved, as applicable, but for such Tenant Delay, as reasonably determined by Landlord.

1.36.3	Except as expressly provided herein, wherever in this Addendum the consent or approval of Tenant is required, such consent or approval shall not be unreasonably withheld, delayed, or conditioned and any delay on Tenant’s part in granting such consent or approval (or declining such consent or approval, based on specific grounds from Tenant) beyond five (5) business days from Tenant’s receipt of the item requiring approval and written notification that Tenant’s failure to timely respond may be the basis for a Tenant Delay, may be the basis of a Tenant Delay.

1.36.4	Except as expressly provided herein, wherever in this Addendum the consent or approval of Tenant’s Leasehold Improvement Architect is required, such consent or approval shall not be unreasonably withheld, delayed, or conditioned and any delay on Tenant’s Leasehold Improvement Architect’s part in granting such consent or approval (or declining such consent or approval, based on detailed grounds specified in writing by Tenant’s Leasehold Improvement Architect) beyond five (5) business days from Tenant’s Leasehold Improvement Architect’s receipt of the item requiring approval and written notification that Tenant’s Leasehold Improvement Architect’s failure to timely respond may be the basis for a Tenant Delay (and provided that a copy of such notice has been delivered simultaneously to Tenant), may be the basis of a Tenant Delay. Notwithstanding the foregoing, Tenant’s failure to use its best efforts to cause Tenant’s Leasehold Improvement Architect to respond to Landlord’s good faith written requests within (a) five (5) business days of receipt of submittals marked conspicuously with “PRIORITY” in bold, capitalized lettering, (b) fifteen (15) business days of receipt of submittals marked conspicuously with “NON-PRIORITY” in bold, capitalized lettering, (c) three (3) business days of receipt of requests for information marked conspicuously with “PRIORITY” in bold, capitalized lettering, and (d) ten (10) business days of receipt of requests for information marked conspicuously with “NON-PRIORITY” in bold, capitalized lettering, may be the basis of a Tenant Delay; provided that (i) a copy of Landlord’s request has been delivered simultaneously to Tenant, (ii) any such request provides that Tenant’s Leasehold Improvement Architect’s response is required to be delivered within the applicable time period and written notification that Tenant’s Leasehold Improvement Architect’s failure to timely respond may be the basis for a Tenant Delay, and (iii) any such request pursuant to (a) or (b) above is made in accordance with the reasonable schedule for same prepared by Landlord and provided to Tenant and Tenant’s Leasehold Improvement Architect prior to the commencement of the Leasehold Improvement Work, which schedule may be reasonably updated by Landlord during progress of the Work with written notice to Tenant.

1.36.5	Wherever in this Addendum a Certificate of Final or Substantial Completion from Tenant’s Leasehold Improvement Architect is required, such Certificate shall not be unreasonably withheld, delayed, or conditioned and any delay on Tenant’s Leasehold Improvement Architect’s part in issuing such Certificate (or declining such consent or approval, based on specific grounds from Tenant’s Leasehold Improvement Architect) beyond five (5) business days from Tenant’s Leasehold Improvement Architect’s receipt of written request from Landlord (and provided that a copy of such notice has been delivered simultaneously to Tenant), may be the basis of a Tenant Delay. If Tenant’s Leasehold Improvement Architect fails to respond within the applicable time period, then Landlord may provide Tenant’s Leasehold Improvement Architect a written reminder notice (with a copy to Tenant simultaneously) with respect thereto. If Tenant’s Leasehold Improvement Architect fails to respond within three (3) business days after receipt of such reminder notice, then Tenant’s Leasehold Improvement Architect shall be deemed to have issued the applicable Certificate.

1.36.6	Tenant shall also be responsible for any increase in Base Building Costs and Leasehold Improvement Costs resulting from Tenant Delay.
     1.37 “Tenant’s Consultant” means such individual or firm (if any) as is so designated by Tenant from time to time. If more than one Tenant’s Consultant is engaged for the various disciplines regarding the Work, then “Tenant’s Consultant” shall mean the Tenant’s Consultant appointed by Tenant by written notice to Landlord for the discipline in question. Initially, Tenant’s Consultant is David Stoutamire of the Atlanta office of Cushman & Wakefield of Georgia, Inc.
     1.38 “Tenant’s Building Changes” will have the meaning set forth in Section 3.2.
     1.39 “Tenant’s Leasehold Improvement Changes” will have the meaning set forth in Section 3.4.
     1.40 “Tenant’s Delay Damages” will have the meaning set forth in Section 6.1.
     1.41 “Work” means collectively the Base Building Work and the Leasehold Improvement Work.
     Additional defined terms may appear in other provisions of this Addendum and, if so, will have the respective meanings assigned to them. Capitalized terms not specifically defined in this Addendum will have the same meanings as ascribed thereto in the Lease. The definition of a term or phrase in the singular will include and allow for a reference to such term or phrase in the plural or vice versa.

ARTICLE II
SQUARE FOOTAGE; APPROVAL OF PLANS; CONSTRUCTION CONTRACTS;
LEASEHOLD IMPROVEMENT PLANS
     2.1 Square Footage.
     (a) At least ninety days prior to the Projected Completion Date of the Leasehold Improvement Work, and as a condition to Substantial Completion of the Leasehold Improvement Work, Landlord shall direct the Base Building Architect to determine the gross square footage of the Base Building as actually constructed and certify as to same to both Landlord and Tenant. If the gross square footage of the Premises as determined by the Base Building Architect is greater or less than the amount specified in the final approved Base Building Plans, then the gross square footage of the Base Building shall be adjusted to equal the amount as so determined (but the Base Rent shall not be adjusted). Landlord will not construct the Base Building with less gross square footage than the amount specified in the final approved Base Building Plans (other than a de minimus amount, meaning 5,000 gross square feet or less for the Base Buildings, in the aggregate, or otherwise upon the written consent of Tenant) unless required by (i) the City’s Fire Department/fire marshal (including field changes necessitated by requirements thereof) and (ii) Tenant’s Building Changes or Tenant’s Leasehold Improvement Changes.
     (b) Tenant shall have the right to verify and dispute the gross square footage of the Premises (based upon a written certification to Landlord and Tenant from Leasehold Improvement Architect). If the parties do not resolve any such dispute as to the square footage of the Premises within ninety (90) days after Tenant notifies Landlord of such dispute, then Landlord and Tenant shall jointly appoint an independent disinterested architect, and such architect shall determine the gross square footage of the Base Building based on the measurement standard described above within thirty (30) days thereafter, whose decision shall be final and binding. Landlord and Tenant shall each pay one-half (1/2) of the fees and costs of such third architect. At a minimum, the third architect shall be a disinterested architect, with substantial experience in the Palm Beach County commercial real estate office market and shall have experience in and shall be familiar with using BOMA Standards in the measurement of office buildings.
     2.2 Effect of Approval of Issued for Permit and Base Building Plans. The parties acknowledge that Tenant’s approval of the Issued for Permit Plans prior to the date hereof and subsequent approval of the Base Building Plans in accordance with this Addendum: (a) is deemed to mean non-technical approval of design, materials, and equipment, (b) is not deemed to mean approval of structural capacity of the Base Building or the Base Building Systems, size of ducts and piping, adequacy of electrical wiring, system/equipment capacities and, without limitation, other technical matters, (c) does not relieve Landlord of responsibility for proper and adequate design of the Base Building or construction of the Base Building in order to achieve Substantial Completion of the Base Building Work, Final Completion of the Base Building Work or a correction of any Base Building Work due to a Base Building Design Defect (as defined in Section 10.2) in accordance with this Addendum, and (d) is not deemed to mean approval by Tenant of any extension of the period in which Landlord is to achieve Substantial Completion of the Base Building as provided in this Addendum, except as otherwise expressly approved by

Tenant in writing or as otherwise requested by Tenant pursuant to a Tenant’s Building Change. Provided however, Tenant will promptly notify Landlord of any defects or problems in the Issued for Permit and Base Building Plans and the construction of the Base Building to the extent that Tenant has actual knowledge thereof. In addition, where Tenant contemplates that the Leasehold Improvements will require structural, electrical, or mechanical capacity in excess of such capacity as shown in the Issued for Permit and Base Building Plans, Tenant will be obligated to advise Landlord of such requirements and request appropriate modification to the Issued for Permit and Base Building Plans, and any revisions to the Issued for Permit and Base Building Plans necessary to accommodate the same shall be a Tenant Delay. Landlord will ensure that the structure and detail of the utilities and the mechanical, electrical, and other Base Building Systems meet all applicable Legal Requirements and that all of the Work satisfies all Legal Requirements. Landlord will be solely responsible for the effects, impacts, compliance with Legal Requirements, and consequences of the design and construction of the Base Building, including any structural failure or failure of materials or damages to property or injury to persons relating to any defect or shortcoming in such design. To the extent that Tenant reviews any design for the Base Building, such review will in no manner or respect constitute a verification, confirmation, or validation of the propriety, compliance with Legal Requirements, safety or design or construction criteria, which will be the sole responsibility of Landlord.
     2.3 Preparation of Building Plans.
     (a) Landlord will cause the Base Building Architect to prepare (and, as appropriate, revise) the Base Building Plans in accordance with the relevant time frames set forth on the Construction Schedule and in accordance with applicable Legal Requirements.
     (b) The Base Building Plans and any other construction documents will be consistent in all material respects with the scope, design, or general quality of the Base Building as reflected in the Issued for Permit Plans and agreed-on performance criteria. In accordance with the Construction Schedule, the proposed Base Building Plans (full size sheets and in PDF format) will be submitted to Tenant and Tenant’s Consultant (if any), for Tenant to approve, which approval shall not be unreasonably withheld, delayed, or conditioned, provided that the same are consistent in all material respects with the scope, design, or general quality of the Base Building as reflected in the Issued for Permit Plans and Tenant may, by appropriate marking, provide specific indications of any non-compliance with the Issued for Permit Plans (in which event the Base Building Plans will be revised by the Base Building Architect and resubmitted to Tenant and Tenant’s Consultant (if any), and the process repeated, until finally approved in full). In no event will Tenant’s requested revisions require or result in a material change in the scope, design, or general quality of the Base Building as reflected in the Issued for Permit Plans, including, without limitation, any change in the square footage of the Base Building. Tenant will provide specific indications of any non-compliance of the Base Building Plans as compared to the Issued for Permit Plans no later than ten (10) business days after initial receipt thereof by Tenant and Tenant’s Consultant (if any), and no later than five (5) business days upon any subsequent review thereafter, until the Base Building Plans are approved by Tenant. If Tenant fails to respond within the applicable time period, then Landlord may provide Tenant a written reminder notice with respect thereto. If Tenant fails to respond within three (3) business days after receipt of such reminder notice, then Tenant shall be deemed to have approved the applicable submission. Except as provided in Sections 2.3(c), (d) and (e) to the contrary, no changes in the Base Building Plans may be made other than to correct non-compliance of the Base Building Plans as compared to the Issued for Permit Plans.
     (c) If a change to the Issued for Permit Plans or proposed Base Building Plans is mandated by Governmental Authority during the approval process for the Base Building Plans, the parties shall work together in good faith to attempt to work out an alternative that would be acceptable to the Governmental Authority and to Landlord and Tenant. Landlord will be solely liable and obligated to pay all costs, expenses, and charges relating to or resulting from any such change to the Issued for Permit Plans or proposed Base Building Plans (but may be paid out of the Base Building Contingency, as defined below). No such change (whether or not approved by Tenant) will be the basis of any Tenant Delay.
     (d) After approval of the Base Building Plans by Tenant, Landlord shall not make any material changes to the Base Building Plans without written approval by Tenant in accordance with Section 3.1, which approval shall not be unreasonably withheld, delayed, or conditioned; provided, however, that Landlord shall deliver or cause Tenant to receive copies of any and all requests for information and the Base Building Architect’s supplemental instructions and the responses thereto, contemporaneously with the delivery of such documentation to or from the Base Building Architect.
     (e) To the extent that any selections are to be made for the fit and finish of the Base Building or Leasehold Improvements, either during or after the approval process for the Base Building or Leasehold Improvement Plans, the parties will reasonably cooperate to finalize such selections, provided, however, that Tenant shall be required to respond, in writing, to any request by Landlord for a decision on such selection within five (5) business days after request therefor (unless such request is part of the initial submission of the Base Building or Leasehold Improvement Plans to Tenant for review, in which event the ten (10) business day period set forth above shall apply), otherwise, if Tenant does not timely respond to such selection request by Landlord, Tenant shall be deemed to have waived its right to make such selection(s) and Landlord shall then have the right to make the same.
     (f) Nothing herein shall be deemed to limit Tenant’s right to request changes to the Base Building Plans or the Leasehold Improvement Plans pursuant to the provisions of Sections 3.2 and 3.4 hereof.
     2.4 Construction Contract for Base Building. Landlord shall enter into Construction Contract for the construction of the Base Building based on the Issued for Permit Plans. Prior to the date hereof, Landlord and Tenant have agreed upon a budget for the construction of the Base Building, which budget is attached hereto as Schedule 4 (the “Base Building Budget”). The Base Building Budget includes line items for contingency purposes related to the hard and soft costs of the Base Building Work (the “Base Building Contingency”). Notwithstanding anything to the contrary in the Lease or this Addendum, the parties acknowledge and agree that the Base Rent set forth in the Lease is based on the Issued for Permit Plans and not the Base Building Plans. Landlord acknowledges and agrees that the Issued for Permit Plans are adequate and sufficient to provide for the determination of the Base Rent and that the Base Building Budget includes contingencies sufficient to permit Landlord to obtain the building permit to construct the Base Building in accordance with the Issued for Permit Plans.

     2.5 Leasehold Improvement Plans.
     (a) Tenant, at Tenant’s expense, will cause the Leasehold Improvement Architect to prepare and provide to Landlord and the Base Building Architect (and, as appropriate, revise) the Leasehold Improvement Plans (full size sheets and in PDF format) in accordance with the relevant time frames set forth in the Construction Schedule and in accordance with all Legal Requirements.
     (b) In order to maintain the milestone dates in the Construction Schedule on a timely basis in accordance with this Addendum, in no event will the Leasehold Improvement Plans require or result in a change in the scope, design, or general quality of the Base Building as reflected in the Issued for Permit Plans. All such Leasehold Improvement Plans that are prepared by the Leasehold Improvement Architect will be submitted to Landlord and Landlord will, by appropriate marking, either approve the same or provide specific reasonable indications of rejections and requested revisions (in which event the relevant plans, drawings, specifications or other construction documents will be revised by the Leasehold Improvement Architect and resubmitted to Landlord, and the process repeated, until finally approved in full), and any approval of Landlord will not be unreasonably withheld, delayed, or conditioned. Notwithstanding the generality of the foregoing, in no event will Landlord have any right to reject or request any revision to any Leasehold Improvement Plans unless the same would (i) require or result in a change in the scope, design, or general quality of the Base Building as reflected in the Issued for Permit Plans, (ii) have an adverse impact on the Base Building Systems, or (iii) have an adverse impact on the exterior appearance of the Base Building. Landlord will approve or provide specific reasonable indications of rejections and requested revisions to any items submitted (or resubmitted) pursuant to this Section no later than ten (10) business days after initial receipt thereof by Landlord, and no later than five (5) business days upon any subsequent review thereafter, until the Leasehold Improvement Plans are approved by Landlord. If Landlord fails to respond within the applicable time period, then Tenant may provide Landlord a written reminder notice with respect thereto. If Landlord fails to respond within three (3) business days after receipt of such reminder notice, then Landlord shall be deemed to have approved the applicable submission. To the extent any delay in the completion of the Leasehold Improvement Plans is caused by any delay in the review of the Leasehold Improvement Plans by Landlord, such delay will not constitute a Tenant Delay.
     (c) Nothing in this Section shall be deemed to limit Tenant’s right to request changes to the Base Building Plans or the Leasehold Improvement Plans pursuant to the provisions of Sections 3.2 and 3.4 hereof.
     (d) Upon completion of the 35% completed Leasehold Improvement Plans (herein known as the “Leasehold Design Development Plans”), Tenant shall submit such plans to Landlord. Landlord shall cause the Leasehold Improvement Contractor to prepare and present to the Tenant an estimate (herein known as the “Leasehold Design Development Estimate”) of the costs to construct the work shown in the Leasehold Design Development Plans. Tenant reserves the right to engage separate cost estimating consultants to prepare an independent estimate of the cost of the work shown in the Leasehold Design Development Plans. Should the Tenant’s estimate differ materially from the Leasehold Design Development Estimate, the Tenant and Landlord agree to meet in good faith to reconcile the differences. Landlord hereby agrees to provide Tenant reasonable backup documentation to support the costs presented in the Leasehold Design Development Estimate.
     (e) Upon completion of 90% completed Leasehold Improvement Plans (herein known as “Leasehold Issued for Permit Plans”), Landlord will solicit subcontractor bids through the Leasehold Improvement Contractor for the construction of the Leasehold Improvements, and any changes thereto. Except for the Major Leasehold Improvement Subcontractor Categories (as hereinafter defined), Landlord shall use commercially reasonable efforts to solicit such subcontractor bids from at least three (3) subcontractors for each subcontract having an aggregate value of $100,000.00 or more. Landlord shall use commercially reasonable efforts to solicit no less than one (1) subcontractor for each of the following components of the Leasehold Improvements (the “Major Leasehold Improvement Subcontractor Categories”): HVAC; electrical; life safety; and plumbing/mechanical. (Although the parties may attempt to identify other potential bidders, the parties acknowledge that obtaining three (3) bids for the subcontracts having an aggregate value of $100,000.00 or more and the Major Leasehold Improvement Subcontractor Categories may not be practical.) Within five (5) business days after Landlord’s receipt of all of the bids for each of the Major Leasehold Improvement Subcontractor Categories or for the subcontracts having an aggregate value of $100,000.00 or more, if more than one (1) bidder was used for any Major Leasehold Improvement Subcontractor Category or the subcontracts having an aggregate value of $100,000.00 or more, the lowest qualified, responsive bid for each such Major Leasehold Improvement Subcontractor Category or for the subcontracts having an aggregate value of $100,000.00 or more, will be utilized by Landlord to prepare and present to Tenant, in accordance with the Construction Schedule, a proposed budget for the Leasehold Improvement Costs (the “Proposed Leasehold Improvement Budget”). In any event, promptly after receipt of the bids, Landlord and Tenant will establish the Landlord’s hard costs related to the Leasehold Improvement Costs, which will be equal to the sum of the following: (a) the lump sum price or guaranteed maximum price set forth in each bid actually selected for purposes hereof after adjustment through the value engineering process; (b) the costs to be incurred by the Leasehold Improvement Contractor in performing the Leasehold Improvement Work; (c) a fixed fee to the Leasehold Improvement Contractor of no more than five (5%) percent of the total cost of the Leasehold Improvement Work; (d) a contingency of not more that two (2%) of the total cost of the Leasehold Improvement Work (the “Hard-Costs Leasehold Improvement Contingency”); and (e) General Conditions including a fee to the Leasehold Improvement Contractor for pre-construction services. Landlord will give to Tenant, the Leasehold Improvement Architect and Tenant’s Consultant five (5) calendar days’ prior written notice of any pre-bid and post-bid conferences with the Leasehold Improvement Contractor and will permit Tenant, the Leasehold Improvement Architect and Tenant’s Consultant to attend such meetings. The bidding process for the Major Leasehold Improvement Subcontractor Categories and the calculations and determinations for the Proposed Leasehold Improvement Budget shall be conducted on an “open book” basis, with Tenant having access to all pertinent materials in connection therewith and the ability to participate in the entire process. Landlord shall not unreasonably withhold or delay providing to Tenant’s Consultant such line item information, including backup data, as may be requested by Tenant’s Consultant. Tenant shall notify Landlord, in writing, of any delay by Landlord in providing to Tenant’s Consultant such line item information.

     (f) Upon Landlord presenting the Proposed Leasehold Improvement Budget to Tenant pursuant to subsection (e) above, Landlord and Tenant shall use good faith efforts to mutually agree upon a final, approved budget for the Leasehold Improvement Costs (the “Leasehold Improvement Budget”). The Leasehold Improvement Budget shall include line items for the Hard-Costs Leasehold Improvement Contingency and other contingencies for the permitting process approved by Tenant (collectively, the “Leasehold Improvement Contingency”). The Leasehold Improvement Budget together with the Base Building Budget are herein referred to as the “Project Budget”.
     (g) Should the costs presented in the Proposed Leasehold Improvement Budget differ materially from the Leasehold Design Development Estimate, Tenant and Landlord agree to meet in good faith to reconcile the differences. Landlord hereby agrees to provide Tenant reasonable backup documentation to support the costs presented in the Leasehold Improvement Costs.
     (h) Even if the General Contractor and the Leasehold Improvement Contractor are the same, the Construction Contract and the Leasehold Improvement Contract shall be separate contracts.
     (i) Tenant agrees to pay to Landlord all Leasehold Improvement Costs in accordance with the Leasehold Improvement Budget. During the progress of the Leasehold Improvement Work, Landlord shall submit an invoice, on a monthly basis, requesting payment for the Leasehold Improvement Work (a “Payment Request”). For a properly submitted and undisputed Payment Request, Tenant agrees to pay Landlord the sums set forth in such Payment Request within thirty (30) days of receipt thereof from Landlord of the Payment Request. Interest at the Prime Rate shall apply to any late payments, commencing upon the 31st day from the date Landlord submits an applicable Payment Request until the date of payment therefor. In the event of a bona fide dispute regarding payment, Landlord shall not stop or permit to be stopped the Work during the pendency of such dispute, provided that, within thirty seven (37) days after the Payment Request (the “Payment Dispute Deadline”) (a) all undisputed amounts have been paid by Tenant to Landlord for payment to the Leasehold Improvement Contractor, and (b) all disputed amounts have been placed in escrow by Tenant, in an interest-bearing account, during the pendency of that dispute, all pursuant to terms acceptable to both parties. Immediately thereafter, the parties shall follow the dispute resolution procedure set forth in Article IX of this Addendum in good faith. If the Tenant fails to (i) pay the undisputed amounts set forth in a Payment Request, (ii) deposit disputed amounts set forth in a Payment Request in escrow, or (iii) commence and continue to follow the dispute-resolution procedures in good faith, by the Payment Dispute Deadline, then the Landlord may stop or permit to be stopped the Work until payment of the amount owing has been received and/or the disputed amount is placed in escrow pursuant to an escrow agreement acceptable to Tenant and Landlord, in which event the time from the 31st day from the date Landlord submits an applicable Payment Request until the date of payment shall be a Tenant Delay and the reasonable costs of shut-down, delay and start-up, plus interest as provided for herein, shall be the responsibility of Tenant (“Tenant’s Payment Delay Cost”).
Any Leasehold Improvement Costs that exceed the Leasehold Improvement Budget shall be borne solely by Landlord, without any liability on the part of Tenant, unless previously approved in writing by Tenant or the Tenant’s Designated Representative. Landlord shall be permitted to use any line item in the budget where there is a surplus to cover any deficit in another line item. Tenant shall have no obligation to pay to Landlord any Leasehold Improvement Costs pursuant to any Payment Request unless and until Landlord provides Tenant with a detailed statement of Leasehold Improvement Costs (which may be set forth in the Payment Request) together with copies of all invoices, back-up information, certifications from the Leasehold Improvement Contractor on AIA Form G702, lien waivers and releases for the previous payment request and other documentation reasonably requested by Tenant in support of the Payment Request submitted by Landlord. In addition, Tenant shall have the right to inspect the Work to verify the Work for which payment is requested has been properly completed. It is understood and agreed that a certification from the Leasehold Improvement Architect is not part of the Payment Request; provided however, Tenant may have the Leasehold Improvement Architect review Payment Requests as part of Tenant’s review thereof.
     (j) Tenant will be solely responsible for the effects, impacts, compliance with Legal Requirements, and consequences of the design of any Leasehold Improvements, including any structural failure or failure of materials or damages to property or injury to persons relating to any defect or shortcoming in such design. To the extent that Landlord reviews any design for the Leasehold Improvements will in no manner or respect constitute a verification, confirmation, or validation of the propriety, compliance with Legal Requirements, safety, or function of any such design, which will be the sole responsibility of Tenant. Provided, however, Landlord will promptly notify Tenant of any defects or problems in the Leasehold Improvement Plans and the construction of the Leasehold Improvements to the extent that Landlord has actual knowledge thereof.
     2.6 Final Plans and Specifications. Upon final approval by the required party or parties of each part of the plans, drawings, specifications, and construction documents for the Premises, whether actual or deemed as set forth herein, two (2) sets thereof will be initialed by, and delivered to, Landlord and Tenant.
     2.7 Construction Contract for Leasehold Improvements. Landlord shall be obligated to hire and engage the Leasehold Improvement Contractor and shall enter into the Leasehold Improvement Contract therewith. Any subcontractors retained by the Leasehold Contractor shall be: (i) licensed in the State of Florida, and (ii) required to carry the insurance set forth in the Lease; and (iii) in connection with the subcontractors for supplemental HVAC, electrical, life safety, and plumbing/mechanical work, unless they are the same subcontractors as are engaged under the Construction Contract, Tenant shall have the right to approve such subcontractors, which approval shall not be unreasonably withheld, conditioned, or delayed; provided however that Tenant may disapprove Landlord’s subcontractor for such disciplines only if Tenant has reason to believe that the subcontractor is not qualified to do the applicable scope of work.

ARTICLE III
CHANGES IN BASE BUILDING PLANS
AND LEASEHOLD IMPROVEMENT PLANS
AND COST OF CHANGES
     3.1 Changes to the Base Building Plans by Landlord. Landlord will not make, or permit to be made, any material changes or any other changes which would materially and adversely affect Tenant’s use or enjoyment of the Base Building without the prior written consent of Tenant. If such a change is being mandated by Governmental Authority, the parties shall work together in good faith to attempt to work out an alternative that would be acceptable to the Governmental Authority and to Tenant. From time to time, Landlord may request, by submitting an analysis of the additional cost or savings and change, if any, in the date of Substantial Completion of the Work, that Tenant approve any such material changes in the Base Building Plans, or to the portion of the Work already installed prior to Substantial Completion of the Work (herein referred to as “Landlord’s Building Changes”). If Tenant should fail to approve in writing any Landlord’s Building Changes requested by Landlord within five (5) business days following receipt thereof, Landlord may notify Tenant of such failure, and if Tenant fails to respond within two (2) business days following receipt thereof, the same will be deemed to be approved in all respects by Tenant, and Landlord is authorized to make such requested change. Landlord will be solely liable and obligated to pay all costs, expenses, and changes relating to or resulting from any Landlord Building Changes requested by Landlord (which may be paid out of the Base Building Contingency). No Landlord Building Changes (whether or not approved by Tenant) will be the basis of any Tenant Delay or otherwise affect the determination of the date of Substantial Completion of the Work.
     3.2 Changes to the Base Building Plans by Tenant. From time to time after Tenant has reviewed and approved (or deemed to have approved) the Base Building Plans, but in no event subsequent to the date which is six (6) months prior to the Projected Completion Date of the Base Building Work, Tenant may request Landlord to make changes in the Base Building Plans or to the Work already installed prior to Substantial Completion of the Base Building. Any changes to the Base Building Plans so requested by Tenant (herein referred to as “Tenant’s Building Changes”) will be subject to Landlord’s prior written approval, which will not be unreasonably withheld, delayed, or conditioned; provided, however, that such approval may be withheld in Landlord’s sole discretion if such proposed change requires or results in a material change in the scope, design, or general quality of the Base Building or a delay in Substantial Completion of the Base Building. Landlord will, within ten (10) business days following receipt of Tenant’s proposed changes, deliver to Tenant (a) a statement of the estimated change, if any, in the cost and fees of construction of the Base Building, including any financing charges (the “Base Building Change Cost”) in connection with such Tenant’s Building Changes as above provided, and (b) an estimate of the period of time, if any, that such Tenant’s Building Changes will delay the Substantial Completion of the Base Building. In the case of Tenant’s Building Changes requested prior to the awarding of a Construction Contract for the subject work, Landlord’s statement of the Base Building Change Cost will be based on a good faith estimate of such costs by Landlord and, in the case of Tenant’s Building Changes requested after the awarding of a Construction Contract for the subject work, the statement of the Base Building

Change Cost will be based on a guaranteed maximum price proposal via a proposed change order to the Construction Contract to be issued and approved by Landlord and Tenant for such Tenant’s Building Changes. If Tenant fails to approve in writing Landlord’s submission within ten (10) business days following receipt thereof and also fails to pay Landlord for one hundred (100%) percent of the cost of such change within such ten (10) business day period, the same will be deemed disapproved in all respects by Tenant, and Landlord will not be authorized to make the change. If Tenant approves in writing the statement of the Base Building Change Cost, if any, and the delay in Substantial Completion of the Base Building, if any, as submitted by Landlord, (i) Landlord will promptly cause the Base Building Plans to be modified to provide for such change and will submit such modified Base Building Plans to Tenant, and (ii) Tenant shall, in Tenant’s sole and absolute discretion, to be exercised contemporaneously with the Tenant’s approval of the Base Building Change Cost applicable to such Tenant’s Building Changes, have the option to (x) pay the entire amount of the Base Building Change Cost in advance of the applicable Base Building Work, (y) pay the entire amount of the Base Building Change Cost as the Work progresses in the same manner as Tenant will pay for the Leasehold Improvements as set forth in Section 2.5(i), or (z) pay the Base Building Change Cost as part of the Additional Amount in connection with the Final Accounting as set forth in and subject to the terms and conditions of Section 4.4.
     3.3 Changes to the Leasehold Improvement Plans by Landlord. Landlord will not make, or permit to be made, any changes to the Leasehold Improvements without the prior written consent of Tenant, which consent shall not be unreasonably withheld, delayed, or conditioned. If such a change is being mandated by Governmental Authority, the parties shall work together in good faith to attempt to work out an alternative that would be acceptable to the Governmental Authority and to Tenant. From time to time, Landlord may request, by submitting an analysis of the additional cost or savings and change, if any, in the Substantial Completion of the Leasehold Improvement Work date, that Tenant approve any such changes in the Leasehold Improvement Plans, or to the portion of the Work already installed prior to Substantial Completion of the Leasehold Improvement Work (herein referred to as “Landlord’s Leasehold Improvement Changes”). If Tenant should fail to approve in writing any Landlord’s Leasehold Improvement Changes requested by Landlord within five (5) business days following receipt thereof, Landlord may notify Tenant of such failure, and if Tenant fails to respond within two (2) business days following receipt thereof, the same will be deemed to be approved in all respects by Tenant, and Landlord is authorized to make such requested change. Landlord will be solely liable and obligated to pay all costs, expenses, and changes relating to or resulting from any Landlord Leasehold Improvement Changes requested by Landlord (which may be paid out of the Leasehold Improvement Contingency). No Landlord’s Leasehold Improvement Changes (whether or not approved by Tenant) will be the basis of any Tenant Delay or otherwise affect the determination of the date of Substantial Completion of the Leasehold Improvement Work.
     3.4 Changes to the Leasehold Improvement Work by Tenant. From time to time after Landlord has commenced construction of the Leasehold Improvement Work, Tenant may request Landlord to make changes in the Leasehold Improvement Work shown on the Leasehold Improvement Plans or already installed prior to Substantial Completion of the Leasehold Improvement Work (herein referred to as “Tenant’s Leasehold Improvement Changes”). Landlord will, within ten (10) business days following receipt of Tenant’s proposed changes, deliver to Tenant (a) a firm-fixed price proposal for the cost, if any, (the “Tenant’s Leasehold

Improvement Changes Cost”) in connection with such Tenant’s Leasehold Improvement Changes as above provided, and (b) the period of time, if any, that such Tenant’s Leasehold Improvement Changes will delay Substantial Completion of the Base Building Work, Substantial Completion of the Leasehold Improvement Work, Final Completion of the Base Building Work and/or Final Completion of the Leasehold Improvement Work. All such change proposals shall conform to the requirements of Section 3.6. If Tenant fails to approve in writing Landlord’s proposal within five (5) business days or, if such period is impractical, within such other commercially reasonable period, following receipt thereof, the same will be deemed disapproved in all respects by Tenant, and Landlord will not be authorized to make the change. After Tenant approves in writing the proposed Tenant’s Leasehold Improvement Changes Cost, if any, and the delay in Substantial Completion of the Leasehold Improvement Work and Final Completion of the Leasehold Improvement Work, if any, as submitted by Landlord, (i) Landlord will promptly incorporate the Tenant’s Leasehold Improvement Changes into the Work and (ii) Tenant shall, in Tenant’s sole and absolute discretion, have the option to (x) pay the entire amount of the Tenant’s Leasehold Improvement Changes Cost in advance of the applicable Leasehold Improvement Work, or (y) pay the entire amount of the Tenant’s Leasehold Improvement Change Cost as the Work progresses in the same manner as Tenant will pay for the Leasehold Improvements as set forth in Section 2.5(i). Upon Landlord’s receipt of any of Tenant’s proposed changes for any portion of the Work within the critical path, Landlord shall continue to proceed with the Work unless and until Tenant approves in writing Landlord’s proposal or, if directed in writing by Tenant to stop the Work, until Tenant notifies Landlord in writing whether it approves Landlord’s proposal. The period of time for any stoppage of the Work upon such written direction by Tenant, commencing on the receipt of Tenant’s written direction and ending on the date Tenant notifies Landlord in writing whether it approves Landlord’s proposal or directs Landlord to continue the Work, shall constitute a Tenant Delay.
     3.5 Monthly Accounting for Changes. During the performance of the Work, Landlord will cause to be submitted to Tenant and Tenant’s Consultant monthly progress reports, with respect to the Base Building Work, prepared by the General Contractor, and with respect to the Leasehold Improvement Work, prepared by the Leasehold Improvement Contractor, specifying any change in the estimated date of Substantial Completion of the Work, and showing the progress of the Work, together with as may be appropriate a summary of pending changes, the estimated values, and the originator of the change. Landlord will submit to Tenant, for Tenant’s audit and review, such accounts, records, invoices, and evidences of payment as Tenant may reasonably request to evidence the costs solely as to those items for which the cost is the responsibility of Tenant.
     3.6 Except for changes to the Base Building Plans or Leasehold Improvement Plans deemed approved in accordance with this Article III, the only change orders (i.e. Landlord’s Building Changes, Tenant’s Building Changes, Landlord’s Leasehold Improvement Changes and Tenant’s Leasehold Improvement Changes) which will be effective shall be those executed on AIA Form G701 by Tenant’s Designated Representative or Tenant’s Alternative Representative. Except as provided in this Article III, no order, statement, or conduct of Tenant, Tenant’s Consultant, Tenant’s Designated Representative, or any other agent or employee of Tenant shall be treated as a change order. Should Landlord interpret an order, statement, or conduct of the Tenant, Tenant’s Consultant, Tenant’s Designated Representative, or any other agent or employee of Tenant as a change order, Landlord shall promptly give the Tenant written notice stating the (a) date, (b) circumstances, (c) and source of the order, and request the Tenant confirm whether such order, statement, or conduct is a change order.
     3.7 Landlord, in connection with any proposal made for any change order pursuant to this Article III, shall furnish a price breakdown, itemized as reasonably required by Tenant. Unless otherwise directed, the breakdown shall be in sufficient detail to permit an analysis of all material, labor, equipment, subcontract, and overhead costs (including design services) other than costs for design services for Leasehold Improvements. Tenant shall be responsible for all the costs of the Leasehold Improvement Architect separately.
ARTICLE IV
CONSTRUCTION
     4.1 Performance by Landlord. Landlord will cause Substantial Completion of the Work and will be fully responsible for all matters that must be accomplished to complete the Work in accordance with the provisions of this Addendum including, without limitation, design of the Base Building in accordance with all Legal Requirements, filing plans and other required documentation with the proper Governmental Authority, securing all necessary permits, supervising all details of the Work, and promptly removing or otherwise handling to Tenant’s reasonable satisfaction all construction (mechanics’), material suppliers’, and like liens from the public record by payment or bond. Landlord will not be responsible for specific items to be installed by a separate contractor, pursuant to a separate contract with Tenant, and not otherwise required to be installed in accordance with the Base Building Plans and the Leasehold Improvement Plans. All equipment, material, and articles incorporated into the Work shall be new and of the most suitable grade for the purpose intended, unless otherwise specifically provided. All Work under this Addendum shall be performed in a skillful and workmanlike manner. The Tenant may require, in writing, that the Landlord consider any request to replace any employee the Tenant deems incompetent, careless, or otherwise objectionable.
     4.2 Non-Liability of Tenant. Subject to Sections 4.5 and 4.8, Tenant and Tenant’s Consultant will not be liable for any injury, loss, or damage to any person (including, but not limited to, death) or property on or about the Premises during construction, unless caused by Tenant, its employees, agents, or contractors, and Landlord will indemnify and save Tenant and Tenant’s Consultant harmless against and from any such liability, and any costs or charges (including, without limitation, reasonable attorneys’ fees and court costs) which Tenant or Tenant’s Consultant may incur on account of such injury, loss, or damage. Landlord’s indemnification obligation pursuant to the provisions of this Section 4.2 will survive and continue in full force and effect after the Term Commencement Date and the expiration or termination of the Lease (regardless of how same may occur).
     4.3 Information; Monthly Report. During the period prior to Substantial Completion of the Base Building Work, Landlord will provide all reasonable cooperation to keep Tenant informed as to material aspects pertaining to the design, construction (including progress reports), use, maintenance, operation, service, or insurance of the Base Building and the Leasehold Improvements, as applicable. Accordingly, in addition to the Construction Meeting Report (defined below), Landlord will furnish Tenant’s Designated Representative (as defined below) with copies of all progress reports, correspondence, or other information as may be material and pertinent to the Base Building and the Leasehold Improvements, as applicable, other than internal communications or confidential matters between Landlord and its attorneys or accountants. Tenant’s Designated Representative and Tenant’s Consultant (if any) will have the right to attend scheduled meetings material to the interest of Tenant as may be held with respect to the Base Building and the Leasehold Improvements between Landlord, the General Contractor, the Leasehold Improvement Contractor, the Base Building Architect, the Leasehold Improvement Architect and any other outside person or firm (other than Landlord’s attorneys or accountants) furnishing materials, services, or labor to or with respect to the Base Building and the Leasehold Improvements. Landlord agrees to provide Tenant with reasonable prior notice of any scheduled meetings material to the interest of Tenant, but will not be obligated to attempt to schedule any such meetings to accommodate Tenant’s availability or convenience. Furthermore, Tenant’s failure to timely attend any such scheduled meetings will not constitute a basis for any claim by Tenant that Landlord has violated the foregoing provisions. Prior to Substantial Completion of the Work, Landlord and its construction team will meet no less frequently than once every month to discuss and analyze the progress of construction. Within five (5) business days following each meeting, Landlord will prepare and deliver to Tenant a written report (which may be in the form of the minutes of the meeting) (a “Construction Meeting Report”) summarizing the material items discussed at such meeting and the effect of such items, if any, on the Construction Schedule. Each Construction Meeting Report will specifically identify any event or condition which would constitute an Excusable Delay or a Tenant Delay (and any incurred cost directly or indirectly resulting from a Tenant Delay) which has occurred since issuance of the immediately prior Construction Meeting Report.
     4.4 Final Accounting; Adjustment of Base Rent.
     (a) During the course of the Work, Landlord shall maintain records and other documentation reasonably sufficient to record all allowable and allocable costs necessary to meet its obligations under this Addendum. Landlord shall provide copies to Tenant of such records and other documentation upon written Tenant request.
     (b) Upon the Base Rent Commencement Date, Tenant shall commence to pay Base Rent as set forth in Exhibit “D” of the Lease. Within ninety (90) days of Substantial Completion of the Leasehold Improvement Work, the Landlord shall present a full and final accounting (the “Final Accounting”) of all allowable and allocable costs and expenses necessary to meet its obligations under this Addendum through the Base Rent Commencement Date (the “Landlord’s Total Cost of the Work”). Should the Landlord’s Total Cost of the Work attributable to the Base Building Work and those items that constituted the Base Building Budget (“Landlord’s Final Development Cost”) be less than the total cost listed in the Base Building Budget (the difference herein being referred to as the “Credit Amount”), the Landlord shall, as determined by Tenant, refund to Tenant the Credit Amount in cash or shall adjust the Base Rent to amortize the Credit Amount remaining over the Term of the Lease (which amortization rate shall be consistent with the rate utilized to determine the annual Base Rent in Exhibit “D” of the Lease). Should the Landlord’s Final Development Cost be greater than the Base Building Budget due to Tenant Delay, Tenant’s Building Changes, Tenant’s Leasehold Improvement Changes to the extent that such changes affect the cost of the Base Building Work or Tenant’s Payment Delay Cost (the difference herein being referred to as the “Additional Amount”), the Base Rent shall increase to amortize the Additional Amount over the Term of the Lease (which amortization rate shall be consistent with the rate utilized to determine the annual Base Rent in Exhibit “D” of the Lease), or at Tenant’s discretion, Tenant shall pay the Additional Amount to Landlord such that the Base Rent shall remain unchanged. It is expressly contemplated by Landlord and Tenant that the Base Rent shall be reduced to recognize savings, cost reductions and credits for, among other things, payments made by Tenant requested and approved by Landlord, any unused Base Building Contingency, savings resulting from the parties’ agreed upon changes to the drawings and specifications for the Base Building, or construction cost savings otherwise procured by Landlord during the course of the Base Building Work, whether or not due to Landlord’s Building Changes, Landlord’s Leasehold Improvement Changes, Tenant’s Building Changes or Tenant’s Leasehold Improvement Changes to the extent that such changes affect the cost of Base Building Work; provided, however, Tenant may make payments without Landlord’s consent for those upgrades identified on Schedule 5 attached hereto and made a part hereof. Likewise, it is expressly contemplated by Landlord and Tenant that, except in the event that Tenant shall pay the Additional Amount to Landlord (which Tenant shall have the right to do in Tenant’s sole and absolute discretion) the Base Rent shall be increased to recognize increases in Landlord’s costs to perform the Base Building Work in connection with any Tenant Delay, Tenant’s Building Changes or Tenant’s Leasehold Improvement Changes to the extent that such changes affect the cost of Base Building Work. In connection with determining and/or verifying the Landlord’s Total Cost of the Work, Tenant shall have the right to audit and review all records, documentation and other information of Landlord, the General Contractor, the Leasehold Improvement Contractor, any subcontractors of Landlord and other vendors of Landlord, and Landlord shall cooperate with any audit or review requested by Tenant. Landlord and Tenant agree to execute and deliver an amendment to the Lease to evidence any adjustment in the Base Rent pursuant to this Section 4.4(b).
     (c) The Final Accounting shall include an analysis to determine the sum total of additional charges due to Landlord (after crediting, to the extent applicable, any credits for which Tenant is entitled to under this Addendum and any other amounts previously paid by Tenant to Landlord with respect to the Work, including, without limitation, any Tenant’s Building Changes or Tenant’s Leasehold Improvement Changes to the extent that such changes affect the cost of the Base Building Work) by reason of Tenant’s Building Changes, Tenant’s Leasehold Improvement Changes to the extent that such changes affect the cost of the Base Building Work or Tenant Delay. If any Additional Amount is due to Landlord, and after submission to and reasonable approval by Tenant of such accounts, records, invoices, and evidence of payments as Tenant may reasonably request, such amount (plus interest accrued thereon at the Prime Rate per annum commencing on a date that is thirty (30) days after the date Landlord’s invoice therefor is delivered to Tenant) will be paid in cash by Tenant to Landlord within thirty (30) days after the analysis and determination have been completed, unless Tenant has elected to have such costs included in the Base Rent, in which case the Base Rent shall be increased to amortize the excess over the Term of the Lease as set forth in Section 4.4(b) above. The foregoing computation shall be deemed to include, and Tenant will be obligated to pay, the fees (including, but not limited to, the fees of the Base Building Architect and other professionals engaged and utilized by the Landlord), expenses, and charges of Landlord and all contractors, subcontractors, material suppliers, and laborers to the extent, but only to the extent, that such fees, expenses, and charges are incurred as a result of Tenant’s Building Changes, Tenant’s Leasehold Improvements

Changes to the extent that such changes affect the cost of the Base Building Work or Tenant Delay.
     4.5 General Access for Inspection and Monitoring of Progress; Tenant’s Construction.
     (a) Landlord will afford Tenant, its employees, and its representatives regular access during normal business hours to the Base Buildings, all materials thereon and therein, and all work being performed thereon and therein solely for inspection and monitoring of progress purposes or other purposes expressly provided by this Addendum; provided, however, that in exercising such right of access, Tenant and its employees and representatives will comply with all Legal Requirements (including, but not limited to, OSHA safety regulations and standards) and will coordinate such access with the General Contractor and Leasehold Improvement Contractor. Tenant will be required to provide reasonable prior notice to the General Contractor and Leasehold Improvement Contractor for the purpose of coordinating Tenant’s entry onto the Premises with Work then in progress. Tenant acknowledges that its ability to gain entry to the Premises occasionally may be limited or restricted due to the particular stage of Work then in progress. Landlord shall have the opportunity to have a representative of Landlord accompany Tenant regarding any such entry.
     (b) Tenant reserves the right from time to time upon notice to and approval by Landlord, such approval not to be unreasonably withheld, to perform with its own personnel, or to cause to be performed by other contractors, other work at the Premises not included herein; provided, however, that Tenant shall use commercially reasonable efforts to assure that such personnel or separate contractors will not cause any conflict with the personnel of Landlord (“Tenant’s Early Access”). Landlord shall afford Tenant and its separate contractors reasonable opportunity for the introduction, protection and storage of material and equipment at the Premises and the execution of work, and Tenant shall properly connect, schedule and coordinate the Landlord’s work with the work of the Tenant’s personnel or separate contractors. Tenant shall insure that such personnel or separate contractors comply with the rules and regulations of the Landlord, General Contractor or Leasehold Improvement Contractor regarding work at the Premises. Landlord shall not deny Tenant’s Early Access provided that the following conditions are satisfied at the time of such request: (i) the construction of the Base Building and the Leasehold Improvements will be completed to a degree which will allow Tenant’s Early Access without undue interference with Landlord’s Substantial Completion of the Work; and (ii) Tenant’s Early Access is permitted by Governmental Authority; and (iii) Tenant has provided to Landlord all applicable insurance certificates of Tenant, and any of its contractors or subcontractors. Tenant will be responsible for all costs of repair or damage to the Base Buildings and the Leasehold Improvements caused by Tenant, its employees, agents, or contractors, including, without limitation, the Leasehold Contractor and any subcontractors thereof, during the period between the date of Tenant’s Early Access and the Term Commencement Date. Notwithstanding the foregoing, Tenant’s Early Access shall be further subject to the provisions set forth in Schedule 3 to this Addendum.
     (c) Tenant may inspect and conduct tests at any reasonable time to determine whether the Work is being performed consistent with the Base Building Plans and the Leasehold Improvement Plans, regardless of whether such inspections or tests are required by the Base Building Plans and the Leasehold Improvement Plans. Should the Tenant’s inspections or tests reveal that the Work is not installed in accordance with the Base Building Plans and the Leasehold Improvement Plans in all material respects, the cost of uncovering and replacement shall be at the Landlord’s expense (which may be deducted from the applicable Contingency, but to the extent it relates to Base Building Work and there is no remaining Base Building Contingency, such cost shall not be included in the calculation of Landlord’s Total Cost of the Work attributable to the Base Building Work pursuant to Section 4.4); provided, however, Landlord shall diligently pursue correction of such defective Work by the Base Building Architect and the General Contractor, as applicable. If the Tenant’s inspections or tests require Work to be uncovered and such inspections or tests reveal that the Work has been installed in accordance with the Base Building Plans and the Leasehold Improvement Plans, the costs of uncovering and replacement shall be at the Tenant’s expense and may be the basis of Tenant Delay. Neither Tenant’s inspections, tests or approvals nor its failure to make any such inspections, tests or approvals shall relieve Landlord of its responsibility to construct the Work in accordance with the Base Building Plans and the Leasehold Improvement Plans.
Tenant shall endeavor to mitigate the cost of correction of any non-conforming Work by performing any inspections and tests in a timely manner so as not to disrupt the flow of the Work. Tenant’s failure to notify Landlord within five (5) business days after Tenant has learned of any non-conforming Work shall constitute a waiver by Tenant of the right to later require the correction of such Work.
     (d) Landlord will not be liable for any injury, loss, or damage to any person (including, but not limited to, death) or property on or about the Premises resulting from the access by the access by Tenant, its employees, agents, contractors and subcontractors to or being on the Premises or in the Base Buildings prior to the Term Commencement Date, including Tenant’s Early Access and the performance of inspections and monitoring, except to the extent caused by the negligence or willful misconduct of Landlord, its agents, employees, or contractors. Tenant indemnifies and agrees to hold harmless Landlord, General Contractor and Leasehold Improvement Contractor from and against any and all liability, and any costs or charges (including, without limitation, reasonable attorneys’ fees and court costs) which Landlord, the General Contractor, the Leasehold Improvement Contractor may incur on account of such injury, loss, or damage claims arising from, or claimed to arise from, any negligence or willful misconduct of Tenant, its employees, agents, contractors and subcontractors, while on the Premises, or in the Base Buildings prior to the Term Commencement Date, or for any other reason whatsoever arising out of the access by Tenant, its employees, agents, contractors and subcontractors to or being on the Premises or in the Base Buildings prior to the Term Commencement Date, including Tenant’s Early Access and the performance of inspections and monitoring, except to the extent caused by the negligence or willful misconduct of Landlord, its agents, employees, or contractors. Tenant’s indemnification obligation pursuant to the provisions of this Section 4.5 will survive and continue in full force and effect after the Term Commencement Date or the termination of the Lease (regardless of how same may occur).
     4.6 Landlord shall cause the General Contractor or Leasehold Improvement Contractor to remove from the Premises all Work reasonably rejected by the Tenant as failing to conform to the Base Building Plans and the Leasehold Improvement Plans, whether incorporated in the Work or not, and the Landlord shall promptly replace and re-execute the Work in accordance with this Addendum.

     4.7 Thirty (30) days following Substantial Completion of the Work, if the Landlord persistently fails or neglects to carry out the completion of any Punchlist Item for the Base Building Work or any Punchlist Item for the Leasehold Improvement Work in accordance with the requirements of this Addendum, Tenant, after ten (10) days’ written notice to the Landlord and without prejudice to any other remedy the Tenant may have, may make good such deficiencies and may deduct the reasonable cost thereof, including Tenant’s expenses and compensation for the Leasehold Improvement Architect’s and Tenant’s Consultant’s services made necessary thereby, from the applicable Contingency.
     4.8 No Assumption of Responsibility. Except as otherwise expressly provided in this Addendum, neither the exercise nor the failure to exercise by Tenant or its representatives of any right afforded Tenant under this Addendum (including specifically, but without limitation, the exercise or the failure to exercise of a right to review, comment upon, approve, or disapprove documents, plans, specifications, drawings, or other matters, or the performance by Landlord) or the failure by Tenant to insist upon the performance by Landlord of any obligation imposed upon Landlord under this Addendum, will (a) impose upon Tenant, or be deemed to be an assumption by Tenant, of any obligation or liability with respect to the construction, operation, or insurance of the Work or the design of the Base Building or (b) constitute or be deemed to constitute acquiescence by Tenant to any act or failure to act on the part of Landlord which is in conflict with any provision of this Addendum.
     4.9 Designated Representatives. Landlord and Tenant each hereby appoint a representative (each a “Designated Representative”), and in the event that a Designated Representative is unavailable for any reason whatsoever, an alternative representative (each an “Alternative Representative”), to make timely binding decisions on design, development, and construction matters (including pricing and scheduling changes) relating to the Work. The Designated Representatives are:

Landlord	Jose Hevia

Tenant	David C. Fannin

The Alternative Representatives are:

Landlord	Kolleen O.P. Cobb

Tenant	Stephen R. Calkins
     At any time and from time to time hereafter, Landlord and Tenant will each have the right to appoint a successor or substitute Designated Representative and/or Alternative Representative to act on behalf of such party, each such appointment to be effected by delivering five (5) days’ prior written notice to the other party hereto in accordance with the notice provisions of the Lease. Any action which may be taken by a Designated Representative may also be taken by an Alternative Representative and any party may rely thereon as if such action had been taken by the Designated Representative and such party will have no duty to inquire why the Designated Representative was unavailable to act.

ARTICLE V
COST OBLIGATIONS
     5.1 Landlord’s Cost. Except as otherwise specifically provided in this Addendum, Landlord will be liable and obligated to pay for all costs of preparation of the Base Building Plans and all costs of developing and constructing the Base Building, including, but not limited to, all permit costs, impact fees, architectural and engineering fees, and costs for labor and materials.
     5.2 Tenant’s Cost. Tenant will be liable for and obligated to pay the cost, as and when due, of the Leasehold Improvement Plans, including, without limitation, labor, materials, all costs of certification of pay requests by the Leasehold Improvement Architect, all costs for development of punch lists for the Leasehold Improvements, and any other costs associated with the Leasehold Improvement Architect and/or its agents. Tenant will be liable for and obligated to pay the cost of any increase in Landlord’s costs of developing and constructing the Building resulting from any Tenant Delay. Tenant also will be liable for and obligated to pay the cost of constructing and completing the Leasehold Improvements, including, without limitation, labor and materials in accordance with this Addendum.
ARTICLE VI
SCHEDULE FOR CONSTRUCTION
     6.1 Time to Complete.
     (a) Time is of the essence to this Addendum. Landlord will cause Substantial Completion of the Work in accordance with this Addendum on or before the applicable Projected Completion Date, as may only be extended by Excusable Delays and/or Tenant Delays and/or agreed-on Tenant’s Building Changes and Tenant’s Leasehold Improvement Changes, in which case the applicable Projected Completion Date, if adversely affected by Excusable Delay and/or Tenant Delay and/or agreed-on Tenant’s Building Changes and Tenant’s Leasehold Improvement Changes, as the case may be, will be extended by one day for each day of such Excusable Delay and/or Tenant Delay and/or agreed-on Tenant’s Building Changes and Tenant’s Leasehold Improvement Changes. If Substantial Completion of the Base Building Work or Leasehold Improvement Work is not achieved by Landlord on or before the date that is fifteen (15) days after the applicable Projected Completion Date, as extended by Tenant Delay and/or Excusable Delay and/or agreed-on Tenant’s Building Changes and Tenant’s Leasehold Improvement Changes (the “Late Date”), Landlord will then be liable to Tenant for damages (“Tenant’s Delay Damages”), as liquidated damages as Tenant’s sole and exclusive remedy for such delay (except as expressly provided below), and not as a penalty, for the number of days between the Late Date and the date that Substantial Completion of the Work is achieved (the “Late Period”), as provided below. Tenant’s Delay Damages will be equal to: (i) Two Thousand Five Hundred and No/100 ($2,500.00) Dollars per day for the first fifteen (15) days of the Late Period, and (ii) Nine Thousand Five Hundred and No/100 ($9,500.00) Dollars per day for each day of the Late Period following the first fifteen (15) calendar days thereof. Tenant’s actual damages for late Substantial Completion of the Base Building are difficult and impractical to ascertain, and the

Tenant’s Delay Damages are intended to be reasonable estimates for the amounts of damages that Tenant will suffer by reason of Landlord’s delay in completing the Base Building. Landlord will credit the amount of unpaid Tenant’s Delay Damages, if any, against the Base Rent due to Landlord; provided, however, that if Landlord contests Tenant’s claim for Tenant’s Delay Damages, then Tenant’s ability to claim such credit will be postponed until a final adjudication is reached with respect to such claim. The payment to Tenant by Landlord of Tenant’s Delay Damages will constitute Tenant’s sole remedy for Landlord’s failure to timely Substantially Complete of the Work, and shall not be deemed to be a default under the Lease, except as expressly provided below.
     (b) If Landlord has not achieved Substantial Completion of the Work on or before the first anniversary of the Projected Completion Date of the Leasehold Improvement Work (the “Outside Completion Date”) (as such Outside Completion Date may be extended by Excusable Delays and/or Tenant Delays and/or agreed-on Tenant’s Building Changes and Tenant’s Leasehold Improvement Changes), then Tenant shall have the right to terminate the Lease subject to the provisions hereof. If Tenant desires to terminate the Lease, then Tenant shall send a written notice to Landlord stating Tenant’s desire to so terminate within ten (10) business days after the Outside Completion Date (“Tenant’s First Termination Notice”). If Landlord achieves Substantial Completion of the Work within thirty (30) days after delivery of Tenant’s First Termination Notice, then Tenant’s First Termination Notice shall be void and of no further force or effect, and the Lease shall continue in full force and effect. If Landlord does not achieve Substantial Completion of the Work within thirty (30) days after delivery of Tenant’s First Termination Notice, and Tenant desires to terminate the Lease, then Tenant shall send a written notice to Landlord stating Tenant’s desire to so terminate within ten (10) business days after the expiration of such thirty (30) day period (“Tenant’s Second Termination Notice”). If Landlord achieves Substantial Completion of the Work within thirty (30) days after delivery of Tenant’s Second Termination Notice, then Tenant’s Second Termination Notice shall be void and of no further force or effect, and the Lease shall continue in full force and effect. If Landlord does not achieve Substantial Completion of the Work within thirty (30) days after delivery of Tenant’s Second Termination Notice, then the Lease shall be deemed to be terminated and the parties shall be relieved of all further obligations under the Lease. Nothing in this subsection is intended to relieve Landlord of its obligations to otherwise meet the Construction Schedule in accordance with this Addendum.
     6.2 Tenant Default. If a Tenant Delay occurs under this Addendum or Tenant otherwise fails to comply with the terms hereof and the same continues uncured for ten (10) business days after Landlord’s delivery of notice thereof to Tenant, then Landlord shall have the following rights and/or remedies, at Landlord’s option: (a) an Event of Default shall be deemed to have occurred under the Lease, giving Landlord all rights and remedies available to Landlord thereunder; provided, however, that Landlord will not seek to terminate the Lease unless (i) Landlord has afforded Tenant the applicable cure period set forth in the Lease, and (ii) the Tenant Delay in question is based on Tenant (A) having failed to (x) deliver the Leasehold Improvement Plans in accordance with the terms and conditions of this Addendum, or (y) provide the insurance required under this Addendum, or (B) having otherwise ceased all performance under this Addendum; and/or (b) Tenant shall be liable for all damages incurred by Landlord which are proximately caused by such Tenant Delay, including, without limitation, any increased construction costs of the Base Building or Leasehold Improvements (e.g., due to

re-pricing of the Construction Contract(s) or any subcontracts as a result of such Tenant Delay) regardless of whether Substantial Completion of the Work is deemed to have occurred; and/or (c) Landlord shall have any other rights and/or remedies expressly provided in this Addendum.
     6.3 Early Completion Bonus. If Landlord achieves Substantial Completion of the Leasehold Improvement Work in accordance with this Addendum prior to the Projected Completion Date for the Leasehold Improvements (or if Substantial Completion of the Leasehold Improvement Work is not achieved solely due to Tenant Delay, then if Landlord would have achieved Substantial Completion of the Leasehold Improvement Work on or before the Projected Completion Date for the Leasehold Improvement Work but for such Tenant Delay), Landlord will be entitled to a bonus (“Landlord’s Early Completion Bonus”) for each day between the date of such Substantial Completion of the Leasehold Improvements (or the date that such Substantial Completion of the Leasehold Improvements would have occurred, but for Tenant Delay) and such Projected Completion Date for the Leasehold Improvements (the “Early Completion Period”). Landlord’s Early Completion Bonus will be equal to Five Thousand and No/100 ($5,000.00) Dollars per day for each day of the Early Completion Period. Landlord’s Early Completion Bonus shall be paid to Landlord solely out of the unused portion, if any, of the Base Building Contingency. If the Base Building Contingency has been depleted, then Landlord is not entitled to Landlord’s Early Completion Bonus regardless of whether it has been earned.
ARTICLE VII
LEASE
     7.1 Term Commencement Date. The Term of the Lease will commence upon the Term Commencement Date (as defined in Section 1.3 of the Lease). Notwithstanding the foregoing, if any Tenant Delay causes a delay in Substantial Completion of the Leasehold Improvements Work, then the Term Commencement Date shall be deemed to be the date that Substantial Completion of the Leasehold Improvements Work would have been achieved, but for such Tenant Delay. On the Term Commencement Date, Landlord agrees that, at Landlord’s expense: (a) Landlord will deliver possession of the Premises and the Leasehold Improvements, free of all leases, tenancies, occupants, construction lien claims not discharged or transferred to security within ten (10) business days of the filing thereof, and defects in material and workmanship, but subject to Punchlist Items for Base Building Work or Leasehold Improvements Work; (b) the Base Building and the Leasehold Improvements will be in compliance with all Legal Requirements other than as may be applied due solely to a special use by Tenant unless the special use is shown on the final approved Base Building Plans or Leasehold Improvement Plans or in an approved Tenant’s Building Change or Tenant’s Leasehold Improvement Changes; (c) Landlord will satisfy all those obligations imposed upon Landlord by the provisions of the Lease which are required to be complied with prior to the commencement of the Term of the Lease, and (d) Landlord shall remove from the Premises all temporary systems, tools, equipment, machinery, surplus materials, waste and rubbish, and replace broken glass, except to the extent that any such items need to remain in order to complete any mutually approved Punchlist Items. Notwithstanding the foregoing, to the extent that the Term Commencement Date occurs and, due to a Tenant Delay or a default by Tenant under the Lease or this Addendum, any of the foregoing requirements set forth in clauses (a) — (d) above have not been met or satisfied by Landlord then such requirements shall be deemed to be waived by Tenant for purposes of determining the date of Substantial Completion of the Work, and the Term Commencement Date shall nevertheless be deemed to occur, but Landlord will complete such requirements when Substantial Completion of the Work actually occurs.
ARTICLE VIII
GENERAL COVENANTS OF LANDLORD
     8.1 Insurance. Landlord will obtain and maintain or will require the General Contractor to obtain and maintain, from the date hereof until the date of Substantial Completion of the Work, at no cost to Tenant, builder’s all-risk insurance (which shall be for the Base Building only), automobile liability insurance, and commercial general liability insurance against liability for bodily injury and death and property damage, in reasonable and customary amounts and forms (at least $2,000,000 general aggregate, which commercial general liability insurance shall name Tenant and Tenant’s Consultant as additional insureds thereunder). Upon approval by Tenant of the Leasehold Improvement Costs, and any Tenant’s Building Change or Tenant’s Leasehold Improvement Change, Landlord will require the General Contractor or the Leasehold Improvement Contractor (in the case of Leasehold Improvements) to increase the amount of builder’s all-risk insurance for this work. The cost of the increased insurance will be included in the cost of the Leasehold Improvement Costs, Tenant’s Building Change or Tenant’s Leasehold Improvement Change. Landlord will also provide or cause to be provided and kept in force workers’ compensation coverage with statutory benefits covering employees of the General Contractor and with such endorsements and employer’s liability coverage as would be maintained by a prudent owner. Landlord will deliver to Tenant, promptly as same are issued, certificates of insurance as are required to be obtained and maintained by Landlord pursuant to the terms hereof. Any insurance required by the terms of this Section 8.1 to be carried by Landlord may be under a blanket policy (or policies) covering other properties of Landlord and/or its affiliates; provided, however that Landlord will procure and deliver to Tenant a statement from the insurer or general agent of the insurer setting forth the coverage maintained and the amounts thereof allocated to the risks intended to be insured hereunder. In addition, the General Contractor shall carry products and completed operations (for at least one (1) year after the date of Substantial Completion of the Base Building or Substantial Completion of the Leasehold Improvement Work, as applicable); and contractual liability specifically covering the indemnification provision in the Construction Contract. The commercial general liability insurance is to include broad form property damage and afford coverage for explosion, collapse and underground hazards, and “personal injury” liability insurance and an endorsement providing that the insurance afforded under the contractor’s policy is primary insurance as respects Landlord and Tenant and that any other insurance maintained by Landlord or Tenant is excess and non-contributing with the insurance required hereunder, provided that such insurance may be written through primary or umbrella insurance policies with policy limits required herein).
     8.2 Base Building Architect’s Insurance. Landlord shall cause the Base Building Architect to carry professional liability insurance in the amount of $1,000,000 per occurrence and $2,000,000 in the aggregate.
     8.3 Leasehold Improvement Architect and Contractor Insurance. Tenant, at no cost to Landlord, shall cause all architects and engineers retained by Tenant in connection with the

Leasehold Improvements to carry liability (including professional liability insurance in the amount of $1,000,000 per occurrence and $2,000,000 in the aggregate) insurance, as described in Section 8.1 above and naming Landlord as an additional insured thereunder.
     8.4 Landlord’s Use of Tenant’s Name. Landlord shall not use Tenant’s name or trademark(s) on any site signs without the prior written consent of Tenant, which consent may be withheld in Tenant’s sole and absolute discretion.
ARTICLE IX
DISPUTE RESOLUTION
     9.1 Mediation. Any dispute as to the Base Building Plans or the Work shall be subject to the provisions of Section 11.12 of the Lease; provided that for any mediation in connection with a dispute under this Addendum, the Mediator shall have had experience in large-scale commercial construction.
     9.2 Excusable Delay. Any delays in Substantial Completion of the Work caused as a result of the lapse of time pending an outcome under the dispute resolution process set forth in Section 11.12 of the Lease or as a result of a court decision shall be deemed to be an Excusable Delay if, as to a court decision, the court judgment provides for same.
ARTICLE X
WARRANTY OF CONSTRUCTION/CORRECTION OF THE WORK
     10.1 For the first (1st) year after the date of Substantial Completion of the Base Building Work (the “Base Building Warranty Period”), Landlord hereby warrants to Tenant that all Base Building Work performed under this Addendum conforms to the requirements of the Base Building Plans, and is free of any defect, and that Landlord agrees to repair or replace (if needed) any defect in the Base Building Work so long as the need for such repair or replacement is not caused by the negligence or willful misconduct of Tenant or its agents, employees, or contractors. The warranty contained herein is not intended to reduce Landlord’s repair and maintenance obligations expressly set forth in the Lease.
     10.2 For the first (1st) year after the date of Substantial Completion of the Leasehold Improvement Work (the “Leasehold Improvements Warranty Period;” and together with the Base Building Warranty Period, the “Warranty Period”), Landlord hereby warrants to Tenant that all Leasehold Improvement Work performed under this Addendum conforms to the requirements of the Leasehold Improvement Plans, and is free of any defect, and that Landlord agrees to repair or replace (if needed) any defect in the Leasehold Improvement Work so long as the need for such repair or replacement is not caused by the negligence or willful misconduct of Tenant or its agents, employees, or contractors. The warranty contained herein is not intended to reduce Landlord’s repair and maintenance obligations expressly set forth in the Lease.
     10.3 Subject to the provisions of Section 4.5(c) hereof, prior to Substantial and Final Completion of the Base Building and the Leasehold Improvement Work and during the applicable Warranty Period, if Tenant notifies Landlord that any of the Work required under the

Base Building Plans or the Leasehold Improvement Plans is found to be not in accordance with the requirements of the Base Building Plans or the Leasehold Improvement Plans, Landlord shall use commercially reasonable efforts to cause the General Contractor and the Leasehold Improvement Contractor to correct such work with reasonable promptness. Under no circumstances shall Landlord have any responsibilities with respect to the Work if Tenant has not given such notice to Landlord within such one-year period.
     10.4 Costs of correcting non-conforming work, including additional testing and inspections and compensation for the Base Building Architect and Leasehold Improvement Architect’s services and expenses made necessary thereby, shall be at the Landlord’s expense, however, such expenses may be paid from any unused Base Building Contingency if related to the Base Building (but any such costs related to the Base Building Work in excess of the Base Building Contingency shall not be included in the calculation of Landlord’s Total Cost of the Work attributable to the Base Building Work pursuant to Section 4.4) and may be paid from any unused Leasehold Improvement Contingency if related to the Leasehold Improvements. Notwithstanding the foregoing or any other provision of this Addendum to the contrary, (i) in the event that the correction of the Work is related to an error or omission in the Leasehold Improvement Plans by the Leasehold Improvement Architect (a “Leasehold Improvement Plan Design Defect”), then the Work necessary to correct the Leasehold Improvement Plan Design Defect shall be made at Tenant’s expense, and (ii) in the event that the correction of the Work is related to an error or omission in the Base Building Plans by the Base Building Architect (a “Base Building Plan Design Defect”), then the Work necessary to correct the Base Building Plan Design Defect shall be made at Landlord’s expense, but such costs may be paid from the Base Building Contingency (but any such costs related to the Base Building Plan Design Defect in excess of the Base Building Contingency shall not be included in the calculation of Landlord’s Total Cost of the Work attributable to the Base Building Work pursuant to Section 4.4). Notwithstanding any provision in this Addendum to the contrary, Tenant’s approval of the proposed or final Base Building Plans or Leasehold Improvement Plans shall not relieve Landlord of its obligations under this Article X.
     10.5 For components of the Base Building and for the Leasehold Improvements that have manufacturer’s warranties that are greater than one year, at Substantial Completion of the Base Building or Substantial Completion of the Leasehold Improvements, as applicable, the Landlord shall assign such warranties to the benefit of the Tenant. Such warranties shall be in a commercially reasonable form. The Landlord shall remain responsible for administering all warranties, including such extended warranties, for one year following the date of Substantial Completion of the Base Building or Substantial Completion of the Leasehold Improvements, as applicable.
     10.6 Notwithstanding the foregoing, the warranty period for all plant material, vegetation and landscaping, including, without limitation, sod, shall be at least ninety (90) days from Substantial Completion of the Work.
     10.7 Subject to Landlord’s obligations above, upon the Term Commencement Date, Landlord shall assign its rights under the Leasehold Improvements Contract to the benefit of the Tenant, which shall have the right to pursue any rights it may have thereunder.

     10.8 Following the end of the Base Building Warranty Period, Landlord shall assign its rights under the Base Building Construction Contract, other than foundation, roof, floor slabs, exterior walls and ceiling slabs and other structural portions of the Base Buildings which Landlord is responsible to maintain under the Lease, to the benefit of the Tenant, which shall have the right to pursue any rights it may have thereunder with respect to latent defects, gross mistakes, or fraud.
ARTICLE XI
AS-BUILT PLANS
     11.1 Within ninety (90) days following Substantial Completion of the Work, Landlord, at its expense as part of the Base Building cost, shall deliver or cause to be delivered to Tenant one (1) complete copy of as-built drawings and specifications of the Base Building Work, in full size sheets, and in electronic format reasonably acceptable to Tenant. As-built drawings and specifications must show all changes incorporated into the Work. The cost of generating such as-built drawings and specifications for the Base Building shall be part of the Base Building cost.
     11.2 Within ninety (90) days following Substantial Completion of the Leasehold Improvement Work, Landlord, as part of the Leasehold Improvement Costs to be paid by Tenant shall deliver or cause to be delivered one (1) complete set of marked up drawings and specifications to the Leasehold Improvement Architect showing all changes incorporated into the Work.

Schedule 1 to Construction Addendum
ISSUED FOR PERMIT PLANS

Schedule 2 to Construction Addendum
CONSTRUCTION SCHEDULE

Schedule 2-A to Construction Addendum
CONSTRUCTION SCHEDULE MILESTONE DATES

Schedule 3 to Construction Addendum
PROVISIONS RELATING TO TENANT’S EARLY ACCESS
FOR CONSTRUCTION OF LEASEHOLD IMPROVEMENTS
     1. The parties agree to cooperate and use good faith efforts to meet the time frames set forth in the Construction Schedule.
     2. Tenant’s Early Access shall not in any way delay or materially interfere with the Work, and Tenant agrees to meet with Landlord as often as requested by Landlord in order to continually coordinate Tenant’s Early Access.
     3. Tenant’s Early Access shall be at Tenant’s sole risk, and if at any time Tenant’s Early Access shall cause material delay, disharmony, impediment, or interference with the Work, then Tenant’s Early Access may be withdrawn by Landlord upon two (2) business days’ written notice to Tenant and failure of Tenant to cease its activities that are the cause of the delay, disharmony, impediment, or interference (which failure shall then be a Tenant Delay). Tenant’s Early Access shall at all times be subject to the Landlord’s reasonable rules and regulations regarding such access.
     4. Landlord makes no representation or warranty that the framework established by the parties for Tenant’s Early Access will comply with Legal Requirements. If at any time a Governmental Authority alleges that Tenant’s Early Access is not in compliance with or permitted by Legal Requirements, then Tenant shall cease all work as may be required by the Governmental Authority, until such time as Tenant, at its expense, has obtained the necessary approvals therefor.
     5. Tenant’s Early Access shall not constitute acceptance of the Premises nor shall it in any way be deemed a waiver of any rights Tenant might have under this Addendum.

Schedule 4 to Construction Addendum
BASE BUILDING BUDGET

Schedule 5 to Construction Addendum
Description of Upgrades

EXHIBIT “B”
LEGAL DESCRIPTION OF PROPERTY
Parcels “B”, “C”, “D”, “E” and “F”, ARVIDA PARK OF COMMERCE PLAT NO. 11, according to the Plat thereof, as recorded in Plat Book 50, Page 151, of the Public Records of Palm Beach County, Florida.
together with the Golf Course Parcel described as follows:
Being a parcel of land situated in Section 1, Township 47 South, Range 42 East, City of Boca Raton, Palm Beach County, Florida and more particularly described as follows:
Commencing at the Southwest corner of the Northwest one-quarter of said Section 1; thence South 89° 06' 49" East, along the South line of the said Northwest one-quarter, a distance of 70.01 feet; thence North 00° 00' 35" West, a distance of 40.00 feet; thence South 89° 06' 49" East, a distance of 105.99 feet to the POINT OF BEGINNING of this description; thence continue South 89° 06' 49" East a distance of 250.00 feet; thence North 00° 00' 35" West, a distance of 258.00 feet; thence North 89° 06' 49" West, a distance of 250.00 feet; thence South 00° 00' 35" East, a distance of 258.00 feet to the POINT OF BEGINNING.
Based on the final site plan and surveying, the legal description of the Property may be updated, and the parties will execute such documentation as may be reasonably requested by Landlord in order to confirm the legal description.

B-1

EXHIBIT “C”
This instrument prepared by:
Eric D. Rapkin, Esq.
Akerman Senterfitt
Las Olas Centre II
350 East Las Olas Boulevard, Suite 1600
Ft. Lauderdale, Florida 33301
MEMORANDUM OF LEASE COMMENCEMENT
          THIS MEMORANDUM OF LEASE COMMENCEMENT is made and entered into as of                                         , 200___, by and between BOCA 54 NORTH LLC, a Delaware limited liability company (the “Landlord”), and OFFICE DEPOT, INC., a Delaware corporation (the “Tenant”), with respect to that certain Lease between Landlord and Tenant dated as of                                         , 2006 (the “Lease”).
     Landlord and Tenant hereby confirm that the Term Commencement Date of the Lease is ___, 200___, the Base Rent Commencement Date is ___, 200___, and that the Term shall expire on ___, 20___, unless the Term is renewed or the Lease is terminated pursuant to the terms of the Lease, and that these dates shall be conclusive for all purposes of the Lease.
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     IN WITNESS WHEREOF, Landlord and Tenant have executed this document as of the first date set forth in the first paragraph above.

WITNESSES:		LANDLORD:

BOCA 54 NORTH LLC, a Delaware limited liability company

		By:	Boca 54 Land Associates LLC, a Delaware limited liability company, its Sole Member

			By:	Flagler Boca 54, LLC, a Florida
limited liability company, its
Managing Member

By:

Name:			Name:

Title:

Name:

STATE OF	)

)
COUNTY OF	)

          The foregoing instrument was acknowledged before me this                                          day of                                         , 200___ by                                         , as                                          of Flagler Boca 54, LLC, a Florida limited liability company, on behalf of the limited liability, which limited liability company is Managing Member of Boca 54 Land Associates LLC, a Delaware limited liability company, on behalf of the limited liability company, which limited liability company is Sole Member of BOCA 54 NORTH LLC, a Delaware limited liability company, on behalf of the limited liability company. He/She is personally known to me or produced a valid driver’s license as identification.

Notary Public
Print Name:

My commission expires:
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TENANT:

OFFICE DEPOT, INC., a Delaware corporation

By:

Name:		Name:

Title:

Name:

STATE OF	)

)
COUNTY OF	)

          The foregoing instrument was acknowledged before me this                                          day of                                         , 200___ by                                          , as                                          of OFFICE DEPOT, INC., a Delaware corporation, on behalf of the corporation. He/She is personally known to me or produced a valid driver’s license as identification.

Notary Public
Print Name:

My commission expires:

        .

EXHIBIT “D”
BASE RENT
     Subject to adjustment as expressly set forth in this Exhibit, commencing on the Base Rent Commencement Date, Base Rent shall be as follows:

		Monthly Base Rent
Year*	Annual Base Rent	(Not Incl. Sales Tax)
1	$14,354,612.01	$1,196,217.67
2	$14,713,477.31	$1,226,123.11
3	$15,081,314.24	$1,256,776.19
4	$15,458,347.10	$1,288,195.59
5	$15,844,805.77	$1,320,400.48
6	$16,240,925.92	$1,353,410.49
7	$16,646,949.07	$1,387,245.76
8	$17,063,122.79	$1,421,926.90
9	$17,489,700.86	$1,457,475.07
10	$17,926,943.38	$1,493,911.95
11	$18,375,116.97	$1,531,259.75
12	$18,834,494.89	$1,569,541.24
13	$19,305,357.26	$1,608,779.77
14	$19,787,991.20	$1,648,999.27
15	$20,282,690.98	$1,690,224.25

*	(commencing on the Base Rent Commencement Date)
The annual Base Rent is based on the Base Building Budget, which amount ($162,658,493) is subject to adjustment in accordance with Section 4.4(b) of the Construction Addendum. Any Credit Amount or Additional Amount amortized over the initial Term of the Lease in accordance with Section 4.4(b) of the Construction Addendum shall be at a rate of 8.825%. The annual Base Rent will be increased by two and one-half (2.5%) percent of the Base Rent for the immediately prior year, on each anniversary of the Base Rent Commencement Date. The Base Rent shall not be determined on the basis of the rentable square feet, gross square feet or other measure of the area of the Premises. The parties agree to execute and deliver an amendment to this Lease reflecting any adjustment in the Base Rent pursuant to Section 4.4 of the Construction Addendum.

D-1

EXHIBIT “E”
This instrument prepared by:
Eric D. Rapkin, Esq.
Akerman Senterfitt
Las Olas Centre II
350 East Las Olas Boulevard, Suite 1600
Ft. Lauderdale, Florida 33301
MEMORANDUM OF LEASE
          THIS MEMORANDUM OF LEASE is entered into and is effective as of the                      day of                     , 2006, by and between BOCA 54 NORTH LLC, a Delaware limited liability company (the “Landlord”), and OFFICE DEPOT, INC., a Delaware corporation (the “Tenant”).
     1. Landlord and Tenant are parties to that certain Lease Agreement dated                     , 2006 (as the same may be amended from time to time, the “Lease”), pursuant to which Landlord has leased to Tenant the premises described therein and located on the real property legally described in Exhibit “A,” attached hereto and made a part hereof (the “Premises”).
     2. The term of the Lease will commence on the Term Commencement Date (as defined in the Lease), and will continue for one hundred eighty (180) calendar months following the Base Rent Commencement Date (as defined in the Lease), unless earlier terminated in accordance with the terms of the Lease. The Lease also contains an option for Tenant to extend the term for two (2) terms of ten (10) years each, subject to the terms and conditions set forth in the Lease.
     3. Tenant has also been granted a right of first offer to purchase the Premises.
     4. The Lease contains substantially the following language:
     “Tenant will have no authority or power, express or implied, to create or cause any construction lien or claim of any kind against the Premises or any portion thereof. Tenant will promptly cause any such liens or claims to be released by payment, bonding or otherwise within thirty (30) days after request by Landlord, and will indemnify Landlord against losses arising out of any such claim including, without limitation, legal fees and court costs. NOTICE IS HEREBY GIVEN THAT LANDLORD WILL NOT BE LIABLE FOR ANY LABOR, SERVICES, OR MATERIAL FURNISHED OR TO BE FURNISHED TO TENANT, OR TO ANYONE HOLDING THE PREMISES THROUGH OR UNDER TENANT, AND THAT NO

CONSTRUCTION OR OTHER LIENS FOR ANY SUCH LABOR, SERVICES, OR MATERIALS WILL ATTACH TO OR AFFECT THE INTEREST OF LANDLORD IN THE PREMISES. TENANT WILL DISCLOSE THE FOREGOING PROVISIONS TO ANY CONTRACTOR ENGAGED BY TENANT PROVIDING LABOR, SERVICES, OR MATERIAL TO THE PREMISES.”
     5. If the term of the Lease expires or is earlier terminated, Landlord shall prepare (in recordable form), and the parties shall promptly execute, a termination of this Memorandum, in form and content reasonably acceptable to both parties hereto. If Tenant fails to execute such termination within thirty (30) days after Landlord’s request, then Landlord may execute such termination on Tenant’s behalf, and Landlord is deemed to be appointed by Tenant as Tenant’s attorney-in-fact for the limited and sole purpose of executing the termination of this Memorandum.
     6. This Memorandum does not set forth the entire Lease but is only intended to give notice thereof. Nothing contained herein shall be deemed to in any way to amend, modify or supersede the terms of the Lease, which terms remain in full force and effect. In the event of any conflict between the terms of the Lease and this Memorandum, the terms of the Lease shall prevail.
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WITNESSES:		LANDLORD:

BOCA 54 NORTH LLC, a Delaware limited liability company

		By:	Boca 54 Land Associates LLC, a Delaware
limited liability company, its Sole Member

			By:	Flagler Boca 54, LLC, a Florida
limited liability company, its
Managing Member

By:

Name:			Name:

Title:

Name:

STATE OF	)
)
COUNTY OF	)

          The foregoing instrument was acknowledged before me this                      day of                     , 200___ by                     , as                      of Flagler Boca 54, LLC, a Florida limited liability company, on behalf of the limited liability, which limited liability company is Managing Member of Boca 54 Land Associates LLC, a Delaware limited liability company, on behalf of the limited liability company, which limited liability company is Sole Member of BOCA 54 NORTH LLC, a Delaware limited liability company, on behalf of the limited liability company. He/She is personally known to me or produced a valid driver’s license as identification.

Notary Public
Print Name:

My commission expires:
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TENANT:

OFFICE DEPOT, INC., a Delaware corporation

By:

Name:		Name:

Title:

Name:

STATE OF	)

)
COUNTY OF	)

          The foregoing instrument was acknowledged before me this                      day of                     , 200___by                     , as                     of OFFICE DEPOT, INC., a Delaware corporation, on behalf of the corporation. He/She is personally known to me or produced a valid driver’s license as identification.

Notary Public
Print Name:

My commission expires:

EXHIBIT “A” TO MEMORANDUM OF LEASE
LEGAL DESCRIPTION
Parcels “B”, “C”, “D”, “E” and “F”, ARVIDA PARK OF COMMERCE PLAT NO. 11, according to the Plat thereof, as recorded in Plat Book 50, Page 151, of the Public Records of Palm Beach County, Florida.

EXHIBIT “F”
PERMITTED EXCEPTIONS

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EXHIBIT “G”
SNDA

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EXHIBIT “H”
QUALIFIED TRANSFEREES
     For purposes of Section 11.21 of the Lease, a “Qualified Transferee” is a person or entity, or an entity that is controlled by a person or entity, that (i) is not a Disqualified Person or Entity (as defined below), and (ii):
     (a) is an institutional or a private real estate investor or an Affiliate thereof, including without limitation, an insurance company, pension fund, investment or hedge fund, real estate investment trust, or real estate operating company, so long as such institutional or a private real estate investor’s real estate equity portfolio aggregates at least $500 million; or
     (b) has a net worth of at least $250 million; or
     (c) has a long term credit rating of Baa3 or higher by Moody’s Investors Service (“Moody’s”) (or its equivalent, if Moody’s revises its credit ratings), or BBB- or higher by Standard & Poor’s Rating Group (“Standard & Poor’s”) (or its equivalent, if Standard & Poor’s revises its credit ratings), or BBB- or higher by Fitch (or its equivalent, if Fitch revises its credit ratings); or
     (d) is a developer or manager of first-class office buildings and has a reputation in the industry comparable to that of Stiles Corporation.
     A “Disqualified Person or Entity” is a person or entity, or an entity that is controlled by a person or entity, that (x) has been convicted of or has pleaded guilty in a criminal proceeding for any felony, or that is an on-going target of a grand jury investigation convened pursuant to Applicable Laws concerning organized crime, money laundering, or unlawful narcotics; or (y) is organized in or controlled from a country, the effects of the activities with respect to which are regulated or controlled pursuant to the following United States laws and the regulations or executive orders promulgated thereunder: (A) the Trading with the Enemy Act of 1917, 50 U.S.C. App. §1, et seq., as amended; (B) the International Emergency Economic Powers Act of 1976, 50 U.S.C. §1701, et seq., as amended; or (C) the Anti-Terrorism and Arms Export Amendments Act of 1989, codified at Section 6(j) of the Export Administration Act of 1979, 50 U.S.C. App. § 2405(j), as amended; or (z) is a national office products retailing company.

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EXHIBIT “I”
LEGAL DESCRIPTION OF RELOCATION PROPERTY
Parcels “A”, “B”, “C” and “D”, ARVIDA PARK OF COMMERCE PLAT NO. 10, according to the Plat thereof, as recorded in Plat Book 50, Page 149, of the Public Records of Palm Beach County, Florida, and Parcel “A”, ARVIDA PARK OF COMMERCE PLAT NO. 11, according to the Plat thereof, as recorded in Plat Book 50, Page 151, of the Public Records of Palm Beach County, Florida.

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RIDER NUMBER 1 TO LEASE
dated                     , 2006
between Boca 54 North LLC, as Landlord,
and Office Depot, Inc., as Tenant
     A. Landlord hereby grants Tenant two (2) consecutive options to renew (individually a “Renewal Option” and collectively, the “Renewal Options”) the original Term, which Renewal Options shall be subject to the covenants and conditions hereinafter set forth in this Rider. The first Renewal Option shall be an option to extend the original Term for a period of ten (10) years (the “First Renewal Term”), commencing as of the date immediately following the expiration of the original Term. The second Renewal Option shall be an option to extend the First Renewal Term for one (1) additional period of ten (10) years (“Second Renewal Term”) commencing as of the date immediately following the expiration of the First Renewal Term (the First Renewal Term and the Second Renewal Term, to the extent so exercised, are collectively referred to as the “Renewal Terms”). All terms not defined herein shall have the meaning ascribed to them in the Lease.
     B. No earlier than eighteen (18) months and no later than fifteen (15) months prior to the expiration of the initial Term of this Lease or the First Renewal Term, as may be applicable, Tenant shall have the right to request, in writing, that Landlord provide the Market Rent Notice (as defined in subsection E(2) below) (the “Request Notice”). Landlord shall provide the Market Rent Notice within thirty (30) days after Tenant has given the Request Notice, provided, however, that regardless of whether Tenant has given a Request Notice, Landlord shall give Tenant the Market Rent Notice no earlier than fifteen (15) months and no later than thirteen (13) months prior to the expiration of the initial Term of this Lease or the First Renewal Term, as may be applicable. Tenant shall give Landlord written notice (the “Renewal Notice”) of Tenant’s election to exercise the applicable Renewal Option not later than twelve (12) months prior to the expiration of the initial Term of this Lease or the First Renewal Term, as may be applicable; provided that Tenant’s failure to give an applicable Renewal Notice by said date, whether due to Tenant’s oversight or failure to cure any existing defaults or otherwise, shall render the Renewal Options null and void. If Tenant fails to exercise a Renewal Option in accordance with the terms and conditions of this Rider on or before the applicable date, then all Renewal Options shall terminate and have no further force or effect, without further notice from Landlord.
     C. Tenant shall not be permitted to exercise the Renewal Option if at the time Tenant delivers its Renewal Notice Tenant is in default under the Lease beyond any applicable notice and cure periods.
     D. Tenant shall be deemed to have accepted the Premises in “as-is” condition as of the commencement of the Renewal Terms, it being understood and agreed that Landlord shall have no obligation to perform any tenant improvements or renovate the Premises or any portion of the Buildings as a result of Tenant’s renewal of the Lease.
     E. The covenants and conditions of the Lease in force during the original Term, as the same may be modified from time to time, shall continue to be in effect during the Renewal Terms, except as follows:

          (1) The Base Rent for the Renewal Terms shall be an amount equal to the then Fair Market Rental Value (defined below) of the Premises. “Fair Market Rental Value” of the Premises shall be an amount, including Base Rent and annual escalations, determined on the basis of the then-prevailing market rental rates for tenants of comparable size and creditworthiness for comparable office buildings in Boca Raton, Florida.
          (2) The Fair Market Rental Value shall be set forth in a written notice from Landlord to Tenant (the “Market Rent Notice”). The Market Rent Notice shall specify the Fair Market Rental Value for each of the ten (10) years contained in such Renewal Term. If Tenant shall disagree with the Fair Market Rental Value set forth in the Market Rent Notice established by Landlord for the Premises, Tenant shall, within twenty-one (21) days after receipt of the Market Rent Notice (the “Tenant’s Notice Deadline”), furnish Landlord with a written notice of its disagreement (the “Tenant’s Notice”), and Landlord and Tenant shall commence negotiations to agree upon the Fair Market Rental Value. If the Tenant’s Notice is not received by Landlord by the Tenant’s Notice Deadline, the Fair Market Rental Value shall be as set forth in the Market Rent Notice to Tenant. If Landlord and Tenant are unable to reach agreement within twenty-one (21) days after the Landlord’s receipt of the Tenant’s Notice (the “Renewal Rent Negotiation Period”), then the Fair Market Rental Value for such Renewal Term shall be determined as follows:
          (a) No later than ten (10) business days following the expiration of the Renewal Rent Negotiation Period, Tenant and Landlord shall select an individual as an appraiser of its choice (the “Tenant’s Appraiser”) and give Landlord written notice of such appraiser’s name, address, and telephone number.
          (b) No later than ten (10) business days following the expiration of the Renewal Rent Negotiation Period, Landlord shall select an appraiser of its choice (the “Landlord’s Appraiser”) and give Tenant written notice of such appraiser’s name, address, and telephone number.
          (c) The two (2) appraisers so selected by Landlord and Tenant shall then select an individual as a third (3rd) appraiser (the “Third Appraiser”) within fifteen (15) days after receipt by Tenant of Landlord’s notification as to its selection of Landlord’s Appraiser, and furnish Landlord and Tenant written notice of such Third Appraiser’s name, address, and telephone number. If the appraisers selected by Landlord and Tenant fail to appoint the Third Appraiser within the time and in the manner herein, then Landlord and/or Tenant shall promptly apply to the local office of the local Appraisal Institute Office for the appointment of the Third Appraiser.
          (d) All appraisers selected pursuant to this Section shall be M.A.I. appraisers, unless Landlord and Tenant otherwise agree in writing, each having at least ten (10) years’ experience with commercial office property in Palm Beach County, Florida. Landlord’s Appraiser and Tenant’s Appraiser shall each have thirty (30) days after the selection of the Third Appraiser to submit to the Third Appraiser their respective appraisals for Fair Market Rental Value. Each appraisal shall set forth the assumptions made therein by the appraiser with respect to brokerage fees and tenant allowance and all other concessions and relevant market factors in determining Fair Market Rental Value. The Third Appraiser shall have thirty (30) days thereafter to select one appraisal or the other and the selection by the Third Appraiser shall be final and binding upon the parties.
          (e) If Tenant fails to select Tenant’s Appraiser in the manner and within the time specified above for the applicable Renewal Term, then the Fair Market Rental Value for the applicable Renewal Term shall be the amount set forth in the Market Rent Notice. If Landlord fails to select Landlord’s Appraiser in the manner and within the time specified above for the applicable Renewal Term, then Landlord shall not have the right to select an appraiser to determine Fair Market Rental Value, so long as Tenant shall have timely selected Tenant’s Appraiser, and, in such event, Tenant’s Appraiser shall determine Fair Market Rental Value in accordance with the provisions of subsection (d) above.
          (f) Landlord and Tenant shall share equally all fees, costs, and expenses incurred in connection with retaining the Third Appraiser. Landlord and Tenant shall each bear their own attorneys’ fees incurred with respect to the procedure set forth in this subsection E.
     F. Following expiration of the Second Renewal Term as provided herein, Tenant shall have no further right to renew or extend the Lease.
     G. The Renewal Option shall not be transferable by Tenant, except in conjunction with a permissible assignment (including, without limitation, an assignment in an Exempt Transfer) in accordance with the applicable provisions of the Lease.